Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269369

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On December 9, 2022, Summit Financial Group, Inc., which is referred to as Summit, and PSB Holding Corp., which is referred to as PSB, entered into a strategic business combination in which PSB will merge with and into Summit. The combined company, which will retain the Summit name, will have approximately $4.5 billion in assets and operate 54 full-service branches across the states of West Virginia, Virginia, Kentucky, Maryland and Delaware. PSB is sending you this prospectus and proxy statement to invite you to attend a special meeting of PSB shareholders to allow you to vote on the merger. The special meeting will be held on March 16, 2023 at 4:00 p.m., local time, at 312 Main Street, Preston, Maryland 21655.

If the merger is completed, holders of PSB common stock will receive 1.2347 shares of Summit common stock, par value $2.50 per share, in exchange for each share of PSB common stock, par value $10.00 per share, held immediately prior to the merger, which is referred to as the merger consideration, pursuant to the Agreement and Plan of Merger, dated as of December 9, 2022, between Summit and PSB, which is referred to as the merger agreement.

The number of shares of Summit common stock that PSB shareholders will receive in the merger for each share of PSB common stock is fixed. The implied value of the merger consideration that PSB shareholders will receive in the merger will change depending on changes in the market price of Summit common stock and will not be known at the time you vote on the merger.

The market value of the merger consideration will fluctuate with the market price of Summit common stock. The following table presents the closing prices of Summit common stock on December 9, 2022, the last trading day before public announcement of the merger, and on February 2, 2023, the last practicable trading day before the distribution of this prospectus and proxy statement. The table also presents the implied value of the merger consideration proposed for each share of PSB common stock converted into the merger consideration on those dates, as determined by multiplying the closing price of Summit common stock on those dates by the exchange ratio of 1.2347 provided for in the merger agreement.

	Summit Common Stock (NASDAQ: SMMF)	Implied Value of One Share of PSB Common Stock
At December 9, 2022	$27.14	$33.51
At February 2, 2023	$26.21	$32.36

The common stock of Summit is listed on the NASDAQ Global Select Market. PSB common stock is currently quoted on the OTCQX. Summit and PSB urge you to obtain current market quotations for Summit (trading symbol “SMMF”) and PSB (trading symbol “PSBP”).

The merger of PSB into Summit will be followed by the merger of Provident State Bank with and into Summit’s wholly owned subsidiary, Summit Community Bank, Inc., which is referred to as the bank merger.

The merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, and holders of PSB common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of PSB common stock for shares of Summit common stock in the merger, except to the extent of cash in lieu of any fractional shares of Summit common stock.

At the special meeting of PSB shareholders to be held on March 16, 2023, holders of PSB common stock will be asked to vote to (1) approve the merger and the merger agreement and (2) approve the adjournment of the special meeting, if necessary or appropriate, in order to further solicit proxies in favor of approval of the merger and the merger agreement. Approval of the merger and the merger agreement requires the affirmative vote of at least two-thirds of all votes entitled to be cast at a meeting in which a quorum exists.

The PSB board of directors unanimously recommends that holders of PSB common stock vote “FOR” the approval of the merger and the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, in order to further solicit proxies in favor of the merger agreement.

This prospectus and proxy statement describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 14 for a discussion of the risks relating to the merger and owning Summit common stock after the merger. You also can obtain information about Summit from documents that it has filed with the Securities and Exchange Commission.

Sincerely,

Melissa A. Quirk

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the Summit common stock to be issued in the merger or passed upon the adequacy or accuracy of this prospectus and proxy statement. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not deposit accounts of any bank or non-bank subsidiary of Summit or of PSB and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus and proxy statement is February 7, 2023 and it is first being mailed or otherwise delivered to PSB shareholders on or about February 8, 2023.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On March 16, 2023

Notice is hereby given that a special meeting of shareholders of PSB Holding Corp., a Maryland corporation, which is referred to as PSB, will be held at 312 Main Street, Preston, Maryland 21655, on March 16, 2023, at 4:00 p.m., local time, to consider and vote upon the following matters described in the accompanying prospectus and proxy statement:

1. A proposal to approve the Agreement and Plan of Merger, dated as of December 9, 2022, by and between Summit Financial Group, Inc., a West Virginia corporation, which is referred to as Summit, and PSB, which is referred to as the merger agreement, and the merger of PSB with and into Summit as contemplated by the merger agreement, which is referred to as the merger; and

2. A proposal to approve the adjournment of the PSB special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement and the merger.

The merger agreement is more completely described in the accompanying prospectus and proxy statement, and a copy of the merger agreement is attached as Appendix A to the prospectus and proxy statement. Please review these materials carefully and consider fully the information set forth therein.

Only holders of record of PSB common stock at the close of business on February 3, 2023 will be entitled to notice of, and to vote at, the PSB special meeting and any adjournment thereof. Provided that a quorum exists for the special meeting, approval of the merger and the merger agreement requires the affirmative vote of at least two-thirds of all votes entitled to be cast at a meeting in which a quorum exists. Approval of the adjournment proposal to be voted on at the PSB special meeting requires the affirmative vote of a majority of the votes cast at a meeting in which a quorum exists.

The PSB board of directors has carefully considered the terms of the merger agreement and believes that the merger is in the best interests of PSB and its shareholders. The PSB board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that shareholders vote: “FOR” the approval of the merger agreement and the merger and “FOR” the approval of the adjournment of the PSB special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the PSB special meeting to approve the proposal to approve the merger and the merger agreement.

Each director of PSB has entered into a voting agreement with Summit in which the director has each agreed to vote the shares of PSB common stock that he or she controls and beneficially owns in favor of approval of the merger agreement and the merger.

Under Sections 3-201 through 3-213 of the Maryland General Corporate Laws, which is referred to as the MGCL, PSB has concluded that its shareholders will have appraisal rights in connection with the merger. To exercise appraisal rights, PSB shareholders must strictly follow the procedures prescribed by the laws of Maryland. These procedures are summarized under the section entitled “The Merger—Dissenters’ or Appraisal Rights” beginning on page 49 of the accompanying prospectus and proxy statement, and Sections 3-201 through 3-213 of the MGCL, which are attached in the accompanying prospectus and proxy statement as Appendix C.

Your vote is important. Whether or not you plan on attending the PSB special meeting, we urge you to read the prospectus and proxy statement carefully and to please vote your shares as promptly as possible. You may vote your shares by completing and sending in the enclosed proxy card by mail, by accessing the Internet site listed on the proxy card, by voting telephonically using the phone number listed on the proxy card or by attending the PSB special meeting and voting in person. You may revoke your proxy at any time before it is voted by signing and returning a properly executed proxy card with a later date with respect to the same shares, by delivering written notice that you wish to revoke your proxy to Melissa A. Quirk at 312 Main Street, Preston, Maryland 21655, before the PSB special meeting, at the special meeting, or by attending the PSB special meeting and voting in person.

If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.

By Order of the Board of Directors,

Melissa A. Quirk

President and Chief Executive Officer

Preston, Maryland

February 7, 2023

YOUR VOTE IS VERY IMPORTANT TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD PRIOR TO THE PSB SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus and proxy statement incorporates by reference important business and financial information about Summit from documents filed with or furnished to the Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this prospectus and proxy statement.

You can obtain documents incorporated by reference in this prospectus and proxy statement with respect to Summit free of charge through the SEC’s website (http://www.sec.gov), by requesting them in writing, or by telephone by contacting Summit or PSB, as the case may be, at the following addresses:

Summit Financial Group, Inc. 300 North Main Street Moorefield, West Virginia 26836 Attention: Robert S. Tissue Telephone: (304) 530-1000	PSB Holding Corp. 312 Main Street Preston, Maryland 21655 Attention: Melissa A. Quirk Telephone: (410) 673-2401

You will not be charged for any of these documents that you request. PSB shareholders must request any of these documents no later than five business days before the PSB special meeting, or by March 9, 2023, in order to receive them before the PSB special meeting.

In addition, if you have questions about the merger or the PSB special meeting, need additional copies of this prospectus and proxy statement, or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Melissa A. Quirk, President and Chief Executive Officer of PSB, at the following address and telephone number:

PSB Holding Corp.

312 Main Street

Preston, Maryland 21655

Attention: Melissa A. Quirk

Telephone: (410) 673-2401

ABOUT THIS PROSPECTUS AND PROXY STATEMENT

This prospectus and proxy statement, which forms part of a registration statement on Form S-4 filed with the SEC by Summit, constitutes a prospectus of Summit under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the shares of Summit common stock to be issued to the PSB shareholders pursuant to the merger. This prospectus and proxy statement also constitutes a proxy statement for PSB. It also constitutes a notice of meeting with respect to the special meeting of PSB shareholders.

PSB does not have a class of securities registered under Section 12 of the Securities and Exchange Act of 1934, as amended, referred to as the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.

You should rely only on the information contained or incorporated by reference into this prospectus and proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus and proxy statement. This prospectus and proxy statement is dated February 7, 2023, and you should assume that the information in this prospectus and proxy statement is accurate only as of such date. You should assume that the information incorporated by reference into this prospectus and proxy statement is accurate as of the date of such document. Neither the mailing of this prospectus and proxy statement to PSB shareholders nor the issuance by Summit of shares of Summit common stock in connection with the merger will create any implication to the contrary.

Information on the websites of Summit or PSB, or any subsidiary of Summit or PSB, is not part of this prospectus and proxy statement. You should not rely on that information in deciding how to vote.

This prospectus and proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this prospectus and proxy statement regarding PSB has been provided by PSB and information contained in this prospectus and proxy statement regarding Summit has been provided by Summit.

See “Where You Can Find More Information” on page 92.

TABLE OF CONTENTS	Page
QUESTIONS AND ANSWERS	1
SUMMARY	6
RISK FACTORS	14
EQUIVALENT PRO FORMA MARKET VALUE OF COMMON STOCK	20
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	21
THE PSB SPECIAL MEETING	23
Matters to be Considered	23
Other Business	23
Proxies	23
Solicitation of Proxies	24
Record Date	24
Quorum and Voting Rights	24
Voting Agreement Executed by Directors of PSB	25
Attending the Special Meeting	25
PROPOSALS TO BE CONSIDERED AT THE PSB SPECIAL MEETING	26
PROPOSAL NO. 1 APPROVE THE MERGER AND THE MERGER AGREEMENT	26
Required Vote	26
Recommendation of the PSB Board of Directors	26
PROPOSAL NO. 2 APPROVE GRANTING THE BOARD OF DIRECTORS AUTHORITY TO ADJOURN THE PSB SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES	27
Required Vote	27
Recommendation of the PSB Board of Directors	27
THE MERGER	28
Background and Negotiation of the Merger	28
PSB’s Reasons for the Merger; Recommendation of the PSB Board of Directors	29
Summit’s Reasons for the Merger	33
Opinion of PSB’s Financial Advisor	34
Certain PSB Unaudited Prospective Financial Information	45
Certain Summit Unaudited Prospective Financial Information	47
Public Trading Markets	49
Dissenters’ or Appraisal Rights	49
Interests of Certain Directors and Executive Officers in the Merger	50
Accounting Treatment of the Merger	54
THE MERGER AGREEMENT	55
Terms of the Merger	55
Merger Consideration	55
Surrender of PSB Stock Certificates and Book Entry Shares	56
Conditions to Completion of the Merger	57
Representations and Warranties	58
Waiver and Amendment	60
Indemnification; Directors’ and Officers’ Insurance	60
Acquisition Proposals	61
Closing Date; Effective Time	62
Regulatory Approvals	62
Conduct of Business Pending the Merger	64
Regulatory Matters	67
NASDAQ Listing	68
Employee Matters	68
Expenses	68

i

ii

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the PSB special meeting and the merger. Summit and PSB urge you to read carefully the remainder of this prospectus and proxy statement because the information in this section may not provide all the information that might be important to you with respect to the merger or the PSB special meeting or in determining how to vote, including the risk factors beginning on page 14. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this prospectus and proxy statement. Unless the context requires otherwise, references in this prospectus and proxy statement to Summit refer to Summit Financial Group, Inc., a West Virginia corporation, and/or its consolidated subsidiaries, references in this prospectus and proxy statement to PSB refer to PSB Holding Corp., a Maryland corporation, and/or its consolidated subsidiaries, and references in this prospectus and proxy statement to “we,” “our” and “us” refer to Summit and PSB collectively.

Q: What are holders of PSB common stock being asked to vote on?

A: Holders of PSB common stock are being asked to vote to approve the Agreement and Plan of Merger, dated as of December 9, 2022, between Summit and PSB, as it may be amended from time to time, which is referred to as the merger agreement, and the merger of PSB with and into Summit contemplated in the merger agreement, which is referred to as the merger, such proposal is referred to as the PSB merger proposal, and to approve the adjournment of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies in favor of the PSB merger proposal, which is referred to as the PSB adjournment proposal.

Q: How does the PSB board of directors recommend I vote at the PSB special meeting?

A: The PSB board of directors unanimously recommends that you vote “FOR” the PSB merger proposal and “FOR” the PSB adjournment proposal.

Q: When and where is the special meeting of PSB shareholders?

A: The special meeting of PSB shareholders will be held on March 16, 2023, at 4:00 p.m., local time, at 312 Main Street, Preston, Maryland 21655.

Q: What do holders of PSB common stock need to do now?

A: After you have carefully read this prospectus and proxy statement and have decided how you wish to vote your shares, please vote your shares as soon as possible. If you are a shareholder of record, to vote by proxy card, indicate on your proxy card how you want your shares to be voted with respect to each of the matters indicated. Alternatively, you may vote by telephone or through the Internet by following the voting instructions found on your proxy card. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.

Submitting your proxy by Internet, telephone or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the PSB special meeting. If you would like to attend the PSB special meeting to vote your shares in person, see “The PSB Special Meeting—Attending the Special Meeting” beginning on page 25.

Q: What votes are required to pass each proposal at the PSB special meeting?

A: The approval of the PSB merger proposal requires the affirmative vote of at least two-thirds of all votes entitled to be cast at a meeting in which a quorum exists. The approval of the PSB adjournment proposal requires the affirmative vote of a majority of the votes cast at the PSB special meeting. Abstentions, broker non-votes and any shares that are not voted will have the effect of a vote “AGAINST” the PSB merger proposal and will have no effect on the outcome of the PSB adjournment proposal.

Q: What constitutes a quorum for the PSB special meeting?

A: The presence at the PSB special meeting, in person or by proxy, of the holders of a majority of the PSB common stock issued and outstanding and entitled to vote will constitute a quorum for the transaction of business. If a quorum is not present, the PSB special meeting will be postponed until the holders of the number of shares of PSB common stock required to constitute a quorum is present. If you submit a properly executed proxy card, even if you abstain from voting, your shares of PSB common stock will be counted for purposes of determining whether a quorum is present at the PSB special meeting. If additional votes must be solicited to approve the PSB merger proposal and the PSB adjournment proposal is approved, it is expected that the PSB special meeting will be adjourned to solicit additional proxies.

Q: Who may solicit proxies on PSB’s behalf?

A: In addition to solicitation of proxies by PSB by mail, proxies may also be solicited by PSB’s directors and employees personally and by telephone, facsimile or other means. For more information on solicitation of proxies in connection with the special meeting of PSB shareholders, see “The PSB Special Meeting-Solicitation of Proxies” beginning on page 23.

Q: Why is my vote as a holder of PSB common stock important?

A: If you do not vote by proxy card, telephone or Internet or vote in person at the PSB special meeting, it will be more difficult for PSB to obtain the necessary quorum to hold its special meeting. In addition, approval of the PSB merger proposal requires the affirmative vote of at least two-thirds of the votes entitled to be cast at the PSB special meeting at which a quorum is present. The PSB board of directors recommends that you vote to approve the PSB merger proposal. Further, due to the importance of the vote to approve PSB merger proposal, PSB is also seeking authority from shareholders through the PSB adjournment proposal to adjourn the special meeting to a later date, if necessary or appropriate, in order to further solicit proxies in favor of approval of the PSB merger proposal.

Q: If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A: No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effect described below.

Q: What if I abstain from voting or fail to vote or fail to instruct my broker or other holder of record how to vote?

A: If you are a record holder of PSB common stock and you submit a proxy card in which you abstain from voting, the abstention will be counted toward a quorum at the PSB special meeting and will have the effect of a vote “AGAINST” the PSB merger proposal and no effect on the outcome of the PSB adjournment proposal.

If you are a record holder of PSB common stock and you fail to vote, it will have the effect of a vote “AGAINST” the PSB merger proposal and no effect on the outcome of the PSB adjournment proposal.

If your bank, broker, nominee or other holder of record holds your shares of PSB common stock in “street name,” for each proposal your bank, broker, nominee or other holder of record generally will vote such shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record with this prospectus and proxy statement. Your shares held in “street name” generally will not be voted on any proposal with respect to which you do not provide voting instructions (referred to as broker non-votes). Broker non-votes will have the effect of a vote “AGAINST” the PSB merger proposal and no effect on the outcome of the PSB adjournment proposal or any other proposal at the PSB special meeting.

Q: Can I attend the PSB special meeting and vote my shares in person?

A: Yes. All holders of PSB common stock, including shareholders of record and shareholders who beneficially own their shares through banks, brokers, nominees or any other holder of record, at the close of business on February 3, 2023, which is the record date for the special meeting, are invited to attend the PSB special meeting. Holders of record of PSB common stock as of the record date can vote in person at the PSB special meeting. If you wish to vote in person at the special meeting and if you are a shareholder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, through your broker or beneficially own your shares through another holder of record, you will need to bring with you proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date (a “written proxy” from your holder of record). At the appropriate time during the special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting distributed at the meeting.

Even if you plan to attend the special meeting, you are encouraged to vote your shares as soon as possible by submitting a properly executed proxy card in the enclosed prepaid envelope.

Q: Will PSB be required to submit the PSB merger proposal to its shareholders even if the PSB board of directors has withdrawn or modified its recommendation?

A: Yes. Unless the merger agreement is terminated before the PSB special meeting, PSB is required to submit the PSB merger proposal to its shareholders even if the PSB board of directors has withdrawn or modified its recommendation, consistent with the terms of the merger agreement.

Q: If I am a holder of PSB common stock, can I change or revoke my vote?

A: Yes. If you are a shareholder of record of PSB common stock on the record date, you may change your vote and revoke your proxy:

•	before the meeting, voting by telephone or the Internet at a later time;

•	before the meeting, by submitting a properly executed proxy card with a later date;

•	by voting in person at the PSB special meeting; or

•	by delivering written notice that you wish to revoke your proxy to Melissa A. Quirk, at 312 Main Street, Preston, Maryland 21655, at or before the PSB special meeting.

If you hold shares in street name, you must follow your broker’s instructions to change your vote. Any record holder of PSB common stock, or street name holder with a written proxy from the record holder, entitled to vote in person at the PSB special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a PSB shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q: If I am a PSB shareholder, do I have appraisal or dissenters’ rights?

A: Yes. Under Maryland law, holders of PSB common stock will be entitled to exercise appraisal or dissenters’ rights in connection with the PSB merger proposal. To exercise appraisal rights, PSB shareholders must strictly follow the procedures prescribed by the laws of Maryland. These procedures are summarized under the section entitled “The Merger—Dissenters’ or Appraisal Rights” beginning on page 49, and Sections 3-201 through 3-213 of the MGCL, which are attached to this prospectus and proxy statement as Appendix C.

Q: If I am a holder of PSB common stock with shares represented by stock certificates, should I send in my PSB stock certificates now?

A: No. You should not send in your PSB stock certificates at this time. After completion of the merger, Summit will send you instructions for exchanging PSB stock certificates for the merger consideration. The shares of Summit common stock that PSB shareholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q: Who can I contact if I cannot locate my PSB stock certificate(s)?

A: If you are unable to locate your original PSB stock certificate(s), you should contact Melissa A. Quirk, President and Chief Executive Officer of PSB at 312 Main Street, Preston, Maryland 21655, (410) 673-2401.

Q: What will I receive for my PSB common stock?

A: In exchange for each of your shares of PSB common stock, you will receive 1.2347 shares of Summit common stock for each share of PSB common stock held immediately prior to the merger, which is referred to as the merger consideration.

Q: Is the merger consideration subject to adjustment?

A: Yes.

There may be an adjustment to the fixed number of shares of Summit common stock that will be issued to PSB shareholders based upon changes in the market price of Summit common stock and the NASDAQ Bank Index prior to the closing. However, any changes to the fixed number of shares of Summit common stock will not increase the per share value that PSB shareholders will receive in the merger from the value calculated using the pre-announcement market price of Summit common stock. Furthermore, the PSB board of directors may terminate the merger agreement if the average closing price of Summit common stock falls more than 15% on an actual basis and 15% on a relative basis to the NASDAQ Bank Index prior to the effective time, in which case the merger will not occur, unless Summit agrees to increase the number of shares of Summit common stock to be issued or makes an additional cash payment to holders of PSB common stock.

Q: How will I receive the merger consideration to which I am entitled?

A: The exchange agent will forward to you the merger consideration to which you are entitled. See “The Merger Agreement—Surrender of PSB Stock Certificates and Book Entry Shares” beginning on page 70. PSB shareholders will not receive any fractional shares of Summit common stock in the merger. Instead, they will receive an amount in cash equal to the fractional share interest multiplied by the average volume weighted price per share of the Summit common stock over the 20 consecutive trading days ending on the trading day immediately prior to the determination date which is the fifth calendar day immediately prior to the effective time, or if such calendar day is not a trading day, then the trading day immediately preceding such calendar day.

Q: When do you expect to complete the merger?

A: Summit and PSB currently expect to complete the merger during the second quarter of 2023. However, they cannot assure you when or if the merger will occur. Summit and PSB must, among other things, obtain the approval of PSB shareholders at its special meeting and satisfy the other conditions described below in “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 57.

Q: What happens if the merger is not completed?

A: If the merger is not completed, holders of PSB common stock will not receive any consideration for their shares in connection with the merger. Instead, PSB will remain an independent private company. In addition, in certain circumstances, a termination fee may be required to be paid by PSB. See “The Merger Agreement—Effect of Termination; Termination Fee” beginning on page 69 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q: What are the U.S. federal income tax consequences of the merger to PSB shareholders?

A: The merger will qualify, and the obligation of Summit and PSB to consummate the merger is conditioned upon, the receipt of an opinion from their respective legal counsel to the effect that the merger will qualify, as a “reorganization” within the meaning of Section 368(a) of the Code and that PSB and Summit will each be treated as a party to such reorganization within the meaning of Section 368(b) of the Code. Neither Summit nor PSB currently intends to waive this opinion condition to its obligation to consummate the merger. If either Summit or PSB waives this opinion condition after this prospectus and proxy statement is declared effective by the SEC, and if the tax consequences of the merger to PSB shareholders have materially changed, Summit and PSB will recirculate appropriate soliciting materials to resolicit the votes of PSB shareholders. Accordingly, in general, for U.S. federal income tax purposes: Holders of PSB common stock generally will not recognize any gain or loss as a result of the exchange of shares of PSB common stock for shares of Summit common stock in the merger (other than for cash received in lieu of any fractional share of Summit common stock).

For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 72.

The U.S. federal income tax consequences described above may not apply to all holders of PSB common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q: Whom should I call with questions?

A: PSB shareholders should contact Melissa A. Quirk at PSB by telephone at (410) 673-2401.

SUMMARY

This summary highlights selected information from this prospectus and proxy statement. It does not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and proxy statement and the other documents to which this prospectus and proxy statement refers to fully understand the merger and the other matters to be considered at the special meeting. See “Where You Can Find More Information” on page 92 to obtain the information incorporated by reference into this prospectus and proxy statement without charge. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (pages 75)

Summit Financial Group, Inc.

300 North Main Street

Moorefield, West Virginia 26836

(304) 530-1000

Summit is a West Virginia corporation registered as a financial holding company pursuant to the Bank Holding Company Act of 1956, as amended, which is referred to as the BHCA. Summit was incorporated and organized on March 5, 1987. Through Summit’s banking subsidiary, Summit Community Bank, Inc., which is referred to as Summit Community Bank, Summit offers a full range of commercial and retail banking services and products, with 44 full-service offices located throughout West Virginia, Virginia and Kentucky.

As of September 30, 2022, Summit had total assets of $3.9 billion, total liabilities of $3.5 billion, and shareholders’ equity of $342 million.

PSB Holding Corp.

312 Main Street

Preston, Maryland 21655

(410) 673-2401

PSB is a Maryland corporation registered as a bank holding company pursuant to the BHCA. PSB was incorporated in 1996. Through Provident State Bank, Inc., which is referred to as Provident State Bank, a Maryland banking corporation, PSB offers a full line of business-related loan, deposit and cash management products through experienced professionals. PSB operates 10 branch locations in Preston, Federalsburg, Ridgely, Denton, Easton-Elliot Road, Easton-Harrison Street, Secretary, Cambridge, Salisbury, Maryland and one branch in Lewes, Delaware.

As of September 30, 2022, PSB had total assets of $594 million, total liabilities of $556 million, and shareholders’ equity of $37.8 million.

The Merger (page 28)

We have attached the merger agreement to this prospectus and proxy statement as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger. All descriptions in this summary and elsewhere in this prospectus and proxy statement of the terms and conditions of the merger are qualified by reference to the merger agreement.

In the merger, Summit will acquire PSB by means of the merger of PSB into Summit with Summit being the surviving entity in the merger. Immediately following the merger, Provident State Bank will be merged with and into Summit Community Bank, which is referred to as the bank merger, with Summit Community Bank surviving as the surviving bank in the bank merger.

Each share of PSB common stock outstanding will be converted in the merger into the merger consideration as further described below. We expect to complete the merger in the second quarter of 2023, although there can be no assurance in this regard.

Merger Consideration (page 55)

Upon completion of the merger, each PSB shareholder will receive 1.2347 shares of Summit common stock in exchange for each share of PSB common stock held immediately prior to the merger, which is referred to as the merger consideration.

Summit will not issue any fractional shares. A PSB shareholder entitled to a fractional share of Summit common stock will instead receive cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Summit common stock multiplied by (ii) the average volume weighted price per share of the Summit common stock over the 20 consecutive trading days ending on the trading day immediately prior to the determination date which is the fifth calendar day immediately prior to the effective time, or if such calendar day is not a trading day, then the trading day immediately preceding such calendar day.

The exchange ratio may be adjusted if the outstanding shares of Summit common stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization.

Upon completion of the merger, we expect that Summit shareholders (other than former PSB shareholders) will own approximately 87.2% of the combined company and former PSB shareholders will own approximately 12.8% of the combined company.

Stock Options

Each outstanding option to purchase a share or shares of PSB common stock, which is referred to as a PSB option, shall be entitled to receive cash in an amount equal to the product obtained by multiplying (1) the difference between (a) $35.00 and (b) the exercise price (rounded to the nearest cent) for each outstanding PSB option by (2) the number of shares of PSB common stock subject to such PSB option. As of the effective time, each holder of a PSB option shall cease to have any rights with respect thereto, except the right to receive such cash consideration, without interest.

The market price of Summit common stock will fluctuate prior to the merger. Summit and PSB urge you to obtain current market quotations for Summit (trading symbol “SMMF”).

PSB’s Reasons for the Merger (page 29)

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the PSB board of directors evaluated the merger and the merger agreement in consultation with executive management, Piper Sandler & Co., which is referred to as Piper Sandler, its financial advisor, and Holland & Knight LLP, which is referred to as Holland & Knight, its legal counsel. The PSB board of directors carefully considered the terms of the merger agreement and the value of the merger consideration to be received by PSB shareholders and ultimately determined that it was in the best interests of PSB and its shareholders for PSB to enter into the merger agreement with Summit. For more detail concerning the factors considered by the PSB board of directors in reaching its decision to approve the merger and the merger agreement, see the section entitled “The Merger—PSB’s Reasons for the Merger; Recommendation of the PSB Board of Directors” on page 29.

PSB’s Recommendation (page 29)

The PSB board of directors believes that the merger is fair to and in the best interests of the PSB shareholders. PSB’s board of directors unanimously recommends that PSB shareholders vote “FOR” the PSB merger proposal. For the factors considered by the PSB board of directors in reaching its decision to approve the merger and the merger agreement, see the section entitled “The Merger—PSB’s Reasons for the Merger; Recommendation of the PSB Board of Directors” on page 29.

Opinion of PSB’s Financial Advisor (page 34 and Appendix B)

In connection with the merger, PSB’s financial advisor, Piper Sandler, delivered a written opinion, dated December 9, 2022, to the PSB board of directors to the effect that, as of the date thereof, the exchange ratio was fair from a financial point of view to the holders of PSB common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached as Appendix B to this prospectus and proxy statement. The opinion was for the information of, and was directed to, the PSB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of PSB to engage in the merger or enter into the merger agreement or constitute a recommendation to the PSB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of PSB common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Dissenters’ or Appraisal Rights (page 49)

Under Sections 3-201 through 3-213 of the Maryland General Corporation Law, which is referred to as the MGCL, PSB shareholders will have appraisal rights in connection with the merger. To exercise appraisal rights, PSB shareholders must strictly follow the procedures prescribed by the laws of Maryland. These procedures are summarized under the section entitled “The Merger—Dissenters’ or Appraisal Rights” beginning on page 49, and Sections 3-201 through 3-213 of the MGCL, which are attached to this prospectus and proxy statement as Appendix C.

Accounting Treatment (page 54)

Summit will account for the merger using acquisition accounting in accordance with U.S. generally accepted accounting principles.

Material U.S. Federal Income Tax Consequences of the Merger (page 72)

As structured, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and, as a condition to the respective obligations of Summit and PSB to complete the merger, each of Summit and PSB shall receive an opinion from its legal counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the merger generally will be tax-free to a holder of PSB common stock for U.S. federal income tax purposes who receives the merger consideration for all of his, her or its shares, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Summit common stock that such holder of PSB common stock would otherwise be entitled to receive.

The U.S. federal income tax consequences described above may not apply to all holders of PSB common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 72.

The PSB Special Meeting (page 23)

The PSB special meeting will be held on March 16, 2023, at 4:00 p.m., local time, at 312 Main Street, Preston, Maryland 21655. At the special meeting, PSB shareholders will be asked:

•	To approve the PSB merger proposal; and

•	To approve the PSB adjournment proposal.

Record Date; Vote Required (page 24)

PSB shareholders can vote at the special meeting if they owned shares of PSB common stock at the close of business on February 3, 2023, which is the record date for the special meeting. On the record date, PSB had 1,523,404 shares of common stock outstanding and entitled to vote at the PSB special meeting. Each PSB shareholder can cast one vote for each share of PSB common stock owned on that date.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of PSB common stock entitled to vote at the PSB special meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares of PSB common stock with respect to routine matters, they do not have discretionary power to vote your shares of PSB common stock on non-routine matters. All proposals for consideration at the PSB special meeting are non-routine and therefore your broker will not be able to vote your shares of PSB common stock with respect to these proposals unless the broker received appropriate instructions from you.

The approval of the merger agreement requires the affirmative vote of at least two-thirds of all votes entitled to be cast at a meeting in which a quorum exists. Abstentions, broker non-votes and any shares that are not voted have the effect of a vote “AGAINST” the PSB merger proposal.

The approval of the PSB adjournment proposal requires that the number of votes cast favoring approval of the adjournment proposal exceeds the number of votes cast opposing the adjournment proposal at the PSB special meeting. Abstentions, broker non-votes and any shares that are not voted will have no effect on the outcome of either the PSB merger proposal or the PSB adjournment proposal.

As of the record date, PSB directors and executive officers, and their affiliates, beneficially owned 225,944 shares of PSB common stock, representing approximately 14.83% of the outstanding shares of PSB common stock entitled to vote at the special meeting. PSB directors have entered into a voting agreement, a form of which is included as an exhibit to Appendix A attached to this prospectus and proxy statement, to vote 223,379 shares of PSB common stock over which they have full voting power, representing approximately 14.66% of the outstanding shares of PSB common stock, in favor of the approval of the merger agreement.

Conditions to Completion of the Merger (page 57)

The obligations of Summit and PSB to complete the merger depend on a number of conditions being satisfied or waived. These conditions include:

•	PSB shareholders’ approval of the merger agreement;

•	Approval of the merger by the necessary federal and state regulatory authorities;

•

The effectiveness of the registration statement filed on Form S-4 of which this prospectus and proxy statement is a part and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission, which is referred to as the SEC;

•	Authorization for the listing on the NASDAQ Global Select Market, which is referred to as NASDAQ, of the shares of Summit common stock to be issued in the merger;

•	Absence of any law or court order prohibiting the merger;

•	Receipt of opinions from the respective counsel to PSB and Summit that the merger shall qualify as a “reorganization” under Section 368(a) of the Code;

•	The accuracy of the other party’s representations and warranties subject to the material adverse effect standard in the merger agreement;

•	The performance in all material respects of all obligations of the other party contained in the merger agreement;

•	Continued effectiveness of the employment contract executed by the key employee referenced in the merger agreement;

•	Less than 7.5% of the outstanding shares of PSB common stock exercising dissenters’ rights;

•	Continued effectiveness of the voting agreement executed by each PSB director; and

•	Continued effectiveness of the director support agreement executed by each PSB director.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 62)

In addition to the approval of the PSB shareholders, the merger is subject to the approval of the Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve System (unless a waiver is granted), the West Virginia Board of Banking and Financial Institutions and the Maryland Commissioner of Financial Regulation. On December 29, 2022, Summit requested a waiver of a Section 3 application under the Bank Holding Company Act of 1956 from the Federal Reserve Bank of Richmond, and Summit Community Bank filed an application to obtain approval from the Federal Deposit Insurance Corporation to acquire Provident State Bank under the Bank Merger Act and filed applications with the West Virginia Board of Banking and Financial Institutions and the Maryland Commissioner of Financial Regulation to approve the bank merger.

These governmental authorities may impose conditions for granting approval of the merger or the bank merger. Neither Summit nor PSB can offer any assurance that all necessary approvals will be obtained or the date when any such approvals will be obtained. As of the date of this prospectus and proxy statement, we have not yet received the required regulatory approvals.

See “The Merger Agreement—Regulatory Matters” on page 67 for further explanation.

Termination of the Merger Agreement (page 68)

PSB and Summit may mutually agree to terminate the merger agreement at any time.

Either PSB or Summit may terminate the merger agreement if the merger is not completed by December 1, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate.

Summit may terminate the merger agreement if any of the following occurs:

•

The approval of any governmental entity required for consummation of the merger is denied by a final non-appealable action of such governmental entity, any such regulatory approval contains a burdensome condition on Summit, or the PSB shareholders do not approve the merger agreement;

•	PSB materially breaches any of its representations or obligations under the merger agreement, and does not cure the breach within 30 days of written notice of the breach;

•

PSB is not able to confirm, as of the effective time of the merger, (i) the continued accuracy of its representations and warranties in the merger agreement as of the effective time of the merger or (ii) the performance in all material respects of all of its obligations in the merger agreement;

•	PSB experiences a material adverse effect since the date of the merger agreement; or

•

PSB’s board of directors fails to recommend approval of the merger agreement, withdraws its recommendation or modifies its recommendation in a manner adverse to Summit; PSB enters into an acquisition agreement in the limited contexts set forth in the merger agreement; or PSB breaches its obligations to call the PSB shareholder meeting or its obligations not to solicit alternative acquisition proposals under the terms of the merger agreement.

PSB may terminate the merger agreement if any of the following occurs:

•

The approval of any governmental entity required for consummation of the merger is denied by a final non-appealable action of such governmental entity or the PSB shareholders do not approve the merger agreement;

•	Summit materially breaches any of its representations or obligations under the merger agreement, and does not cure the breach within 30 days of written notice;

•

Summit is not able to confirm, as of the effective time of the merger, (i) the continued accuracy of its representations and warranties in the merger agreement as of the effective time of the merger or (ii) the performance in all material respects of all of its obligations in the merger agreement;

•	Summit experiences a material adverse effect since the date of the merger agreement; or

•

The average closing price of Summit common stock declines by more than 15% from $28.35 and underperforms an index of banking companies by more than 15% over a designated measurement period, unless Summit agrees to increase the number of shares of Summit common stock to be issued or make an additional cash payment to holders of PSB common stock.

Additionally, PSB may terminate the merger agreement in order to enter into an agreement with respect to an unsolicited acquisition proposal that if consummated would result in a transaction more favorable to PSB shareholders from a financial point of view, provided that Summit does not make a counteroffer that is at least as favorable to the other proposal (as determined by the PSB board of directors) and PSB pays the termination fee described below.

Termination Fee (page 69)

In the event that the merger agreement is terminated (i) by PSB because it has received an unsolicited acquisition proposal that is more favorable to PSB shareholders from a financial point of view than the merger with Summit and Summit does not make a counteroffer that the PSB board of directors determines is at least as favorable to the unsolicited acquisition proposal or (ii) by Summit because the PSB board of directors fails to recommend, withdraws, modifies or changes its recommendation of the merger in a manner adverse in any respect to the interests of Summit and within 12 months after the date of termination of the merger agreement, PSB enters into an agreement with respect to another acquisition proposal or consummates another acquisition proposal, then PSB must pay Summit a termination fee of $2,200,000.

Waiver and Amendment (page 60)

Summit and PSB may jointly amend the merger agreement and each may waive its right to require the other party to adhere to the terms and conditions of the merger agreement. However, Summit and PSB may not do so after PSB shareholders approve the merger agreement if the amendment or waiver would violate the MGCL, require further approval from PSB’s shareholders or such amendment changes the form or amount of merger consideration in a manner that is adverse in any respect to PSB’s shareholders.

Interests of Certain PSB Directors and Executive Officers in the Merger (page 50)

Some of the directors and executive officers of PSB have interests in the merger that differ from, or are in addition to, their interests as shareholders of PSB. These interests exist because of, among other things, rights that these executive officers and directors have under PSB’s benefit plans, arrangements to continue as employees and/or directors of Summit or its subsidiaries, including Summit Community Bank, following the merger, and rights to indemnification and directors’ and officers’ insurance following the merger.

Upon the effective time, one director of the PSB board will join the Summit and Summit Community Bank boards of directors until the next annual meeting of shareholders of Summit and Summit Community Bank. Subject to compliance by the boards of directors of their fiduciary duties, Summit and Summit Community Bank have agreed to nominate such director for reelection to the boards of directors at the first annual meeting of shareholders following the effective time. The aggregate compensation that certain PSB directors and named executive officers may receive as a result of the merger is described in greater detail under “The Merger—Interests of Certain PSB Directors and Executive Officers in the Merger” beginning on page 50.

The members of the PSB board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

Material Differences in the Rights of Summit Shareholders and PSB Shareholders (page 82)

The rights of Summit shareholders are governed by West Virginia law and by Summit’s articles of incorporation and bylaws. The rights of PSB shareholders are governed by Maryland law and by PSB’s articles of incorporation and bylaws. Upon completion of the merger, the rights of the Summit shareholders, including former shareholders of PSB, will be governed by West Virginia law and the articles of incorporation and bylaws of Summit.

This prospectus and proxy statement contains descriptions of the material differences in shareholder rights under each of the Summit and PSB governing documents.

Risk Factors (page 14)

Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this document, including the risk factors set forth in the section entitled “Risk Factors” or described in Summit’s Annual Report on Form 10-K for the year ended on December 31, 2021 and other reports filed with the SEC, which are incorporated by reference into this document. Please see “Where You Can Find More Information” beginning on page 92.

Market Prices of Securities (page 20)

Summit common stock is listed on the NASDAQ under the symbol “SMMF.” PSB common stock is listed on the OTCQX under the symbol “PSBP”.

The market value of the merger consideration will fluctuate with the market price of Summit common stock. The following table presents the closing prices of Summit common stock on December 9, 2022, the last trading day before public announcement of the merger, and on February 2, 2023, the last practicable trading day before the distribution of this prospectus and proxy statement. The table also presents the implied value of the stock consideration proposed for each share of PSB common stock converted into the merger consideration on those dates, as determined by multiplying the closing price of Summit common stock on those dates by the exchange ratio of 1.2347 provided for in the merger agreement.

We urge you to obtain current market quotations for shares of Summit common stock.

	Summit Common Stock (NASDAQ: SMMF)	Implied Value of One Share of PSB Common Stock
At December 9, 2022	$27.14	$33.51
At February 2, 2023	$26.21	$32.36

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this prospectus and proxy statement, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 21 and the matters described under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Summit for the year ended December 31, 2021, PSB shareholders should consider the matters described below in determining whether to approve the merger and the merger agreement.

Because the exchange ratio is fixed, fluctuations in the trading price of Summit common stock will change the value of the shares of Summit common stock you receive in the merger.

The exchange ratio is set at 1.2347 for each share of PSB common stock. As a result, the market value of the Summit common stock that PSB shareholders receive in the merger will depend on the market price of Summit common stock at the time the shares are issued. Because the exchange ratio is fixed, the value of the shares of Summit common stock that will be issued to PSB shareholders in the merger will depend on the market price of Summit common stock at the time the shares are issued. After the merger, the market value of Summit common stock may decrease and be lower than the market value of Summit common stock that was used in calculating the exchange ratio in the merger. Except as described in this prospectus and proxy statement, there will be no adjustment to the fixed number of shares of Summit common stock that will be issued to PSB shareholders based upon changes in the market price of Summit common stock or PSB common stock prior to the closing.

There may be an adjustment to the fixed number of shares of Summit common stock that will be issued to PSB shareholders based upon changes in the market price of Summit common stock and the NASDAQ Bank Index prior to the closing. However, any changes to the fixed number of shares of Summit common stock will not increase the per share value that PSB shareholders will receive in the merger from the value calculated using the pre-announcement market price of Summit common stock. Furthermore, the PSB board of directors may terminate the merger agreement if the average closing price of Summit common stock falls more than 15% on an actual basis and 15% on a relative basis to the NASDAQ Bank Index prior to the closing, in which case the merger will not occur, unless Summit agrees to increase the number of shares of Summit common stock to be issued or makes an additional cash payment to holders of PSB common stock.

The market price of Summit common stock at the time the merger is completed may vary from the price of Summit common stock on the date the merger agreement was executed, on the date of this prospectus and proxy statement and on the date of the PSB special meeting as a result of various factors that are beyond the control of Summit and PSB, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the approval of the merger agreement by PSB shareholders, completion of the merger is subject to satisfaction of certain conditions that may not occur until after the PSB special meeting. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 57 for further explanation. Therefore, at the time of the PSB special meeting PSB shareholders will not know the precise value of the merger consideration they will receive at the effective time of the merger. PSB shareholders should obtain current market quotations for shares of Summit common stock.

The market price of Summit common stock after the merger may be affected by factors different from those affecting the shares of PSB or Summit currently.

Upon completion of the merger, holders of PSB common stock will become holders of Summit common stock. Summit’s business differs from that of PSB, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Summit and PSB. For a discussion of the businesses of Summit and PSB and of certain factors to consider in connection with those businesses, see the documents incorporated by reference or described elsewhere in this prospectus and proxy statement.

The integration of the operations of Summit and PSB may be more difficult, costly or time-consuming than anticipated.

The success of the merger will depend, in part, on Summit’s ability to realize the anticipated benefits and cost savings from successfully combining the businesses of Summit and PSB and to combine the businesses of Summit and PSB in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of PSB or decreasing revenues due to loss of customers. If Summit is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Summit’s ability to successfully conduct its business in the markets in which PSB now operates, which could have an adverse effect on Summit’s financial results and the value of its common stock. If Summit experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause PSB to lose customers or cause customers to remove their accounts from PSB and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of PSB and Summit during this transition period and for an undetermined period after consummation of the merger.

The success of the merger will also depend on Summit’s ability to:

•	Retain and attract qualified personnel to Summit;

•	Maintain existing relationships with depositors of PSB to minimize withdrawals of deposits prior to and subsequent to the merger;

•	Maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of PSB;

•	Control the incremental non-interest expense from Summit to maintain overall operating efficiencies; and

•	Compete effectively in the communities served by Summit and PSB and in nearby communities. Summit may not be able to manage effectively its growth resulting from the merger.

Summit may fail to realize the cost savings estimated for the merger.

Although Summit estimates that it will realize cost savings of approximately $4 million (pre-tax) annually (excluding one-time costs and expenses associated with the merger with PSB) from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, future business developments may require Summit to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Summit’s ability to combine the businesses of Summit and PSB in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Summit is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all or may take longer to realize than expected.

The merger with PSB may distract management of Summit from its other responsibilities.

The acquisition of PSB could cause the management of Summit to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Summit. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Summit.

If the merger is not completed, Summit and PSB will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Summit and PSB has incurred and will continue to incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this prospectus and proxy statement and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Summit and PSB would have to recognize these expenses without realizing the expected benefits of the merger.

PSB shareholders will have less influence as shareholders of Summit than as shareholders of PSB.

PSB shareholders currently have the right to vote in the election of the board of directors of PSB and on other matters affecting PSB. Following the merger, the shareholders of PSB as a group will own approximately 12.8% of the combined organization. When the merger occurs, each PSB shareholder that receives shares of Summit common stock will become a shareholder of Summit with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of PSB. Because of this, PSB shareholders will have less influence on the management and policies of Summit than they now have on the management and policies of PSB.

Some of the directors and executive officers of PSB may have interests in the merger that differ from the interests of non-director or non-management shareholders.

The interests of some of the directors and executive officers of PSB may be different from those of holders of PSB common stock, and directors and executive officers of PSB may be participants in arrangements that are different from, or in addition to, those of holders of PSB common stock. These interests are described in more detail in the section entitled “The Merger—Interests of Certain PSB Directors and Executive Officers in the Merger” beginning on page 50.

The opinion delivered to the PSB board of directors by PSB’s financial advisor prior to the signing of the merger agreement will not reflect changes in circumstances occurring after the date of such opinion.

Piper Sandler, PSB’s financial advisor, delivered its opinion to the PSB board of directors on December 9, 2022 to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler, as set forth therein, the exchange ratio in the merger agreement was fair, from a financial point of view, to the holders of PSB common stock. Changes in the operations and prospects of PSB or Summit, general market and economic conditions and other factors that may be beyond the control of PSB and Summit may alter the value of PSB or Summit or the prices of shares of PSB common stock or Summit common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The opinion is included as Appendix B to this prospectus and proxy statement. For a description of the opinion, please refer to “The Merger—Opinion of PSB’s Financial Advisor” on page 34. For a description of the other factors considered by PSB’s board of directors in determining to approve the merger, please refer to “The Merger—PSB’s Reasons for the Merger; Recommendation of the PSB Board of Directors” on page 29.

The merger agreement limits PSB’s ability to pursue an alternative acquisition proposal and requires PSB to pay a termination fee of $2,200,000 under limited circumstances relating to alternative acquisition proposals.

The merger agreement prohibits PSB from soliciting, initiating, or encouraging certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement—Acquisition Proposals” on page 61. The merger agreement also provides for the payment by PSB of a termination fee in the amount of $2,200,000 in the event that the other party terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of PSB from considering or proposing such an acquisition. See “Merger Agreement—Termination Fee” on page 69.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of Summit and PSB may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Summit and PSB are obligated to complete the merger:

•	The merger agreement and merger must be duly approved by the requisite vote of the shareholders of PSB;

•	All required regulatory approvals must be obtained;

•	The absence of any law or order by a court or regulatory authority that prohibits, restricts or makes illegal the merger;

•	The registration statement shall become effective under the Securities Act and no stop order shall have been issued or threatened by the SEC; and

•	To the extent required, the shares of Summit common stock to be issued in the merger must be approved for listing on NASDAQ.

The required regulatory approvals may not be obtained, or may impose burdensome conditions, or may not be received in a timely fashion.

Completion of the merger is conditioned upon the receipt of certain regulatory approvals, including the expiration or termination of the applicable waiting periods. The initial filings with the FDIC, WVDFI, MCFR and the Federal Reserve were made on December 29, 2022. Although Summit and PSB have agreed in the merger agreement to use their reasonable best efforts to obtain the required regulatory approvals, there can be no assurance that these approvals will be obtained or will be obtained in a timely fashion. In addition, the governmental entities from which these approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger. While Summit and PSB do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of jeopardizing or delaying completion of the merger or reducing the anticipated benefits of the merger. If Summit agrees to any material conditions in order to obtain any approvals required to complete the merger, the business and results of operations of the combined company may be adversely affected.

Some of the conditions to the merger may be waived by Summit or PSB without resoliciting shareholder approval of the merger agreement.

Some of the conditions set forth in the merger agreement may be waived by Summit or PSB, subject to the agreement of the other party in specific cases. See “The Merger Agreement—Conditions to Completion of the Merger” on page 57. If any conditions are waived, PSB will evaluate whether an amendment of this prospectus and proxy statement and resolicitation of proxies is warranted. In the event that the board of directors of PSB determines that resolicitation of shareholders is not warranted, Summit and PSB will have the discretion to complete the transaction without seeking further PSB shareholder approval.

Termination of the merger agreement could negatively impact PSB.

If the merger agreement is terminated, there may be various consequences. For example, PSB’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and the PSB board of directors seeks another merger or business combination, PSB shareholders cannot be certain that PSB will be able to find a party willing to pay the equivalent or greater consideration than that which Summit has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by PSB’s board of directors, PSB may be required to pay Summit a termination fee of $2,200,000, which could have an adverse effect on PSB’s financial condition.

Failure to complete the merger could negatively affect the market price of PSB common stock.

If the merger is not completed for any reason, PSB will be subject to a number of material risks, including the following:

•	The market price of its common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

•	Costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed;

•

The diversion of management’s attention from the day-to-day business operations and the potential disruption to PSB’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and

•

If PSB’s board of directors seeks another merger or business combination, PSB shareholders cannot be certain that PSB will be able to find a party willing to pay an equivalent or greater consideration than that which Summit has agreed to pay in the merger.

The shares of Summit common stock to be received by PSB shareholders as a result of the merger will have different rights from the shares of PSB common stock.

Upon completion of the merger, PSB shareholders who receive Summit common stock will become Summit shareholders and their rights as shareholders will be governed by Summit’s articles of incorporation and Summit’s bylaws. The rights associated with PSB common stock are different from the rights associated with Summit common stock, and, in some cases may be less favorable. Upon completion of the merger, PSB shareholders will hold Summit common stock that provides that the members of only one of three classes of directors are elected at each annual meeting of Summit shareholders, which could have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change in control of Summit. Please see “Comparative Rights of Shareholders” beginning on page 82 for a discussion of the different rights associated with Summit common stock.

PSB will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on PSB. These uncertainties may impair PSB’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with PSB to seek to change existing business relationships with PSB. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of PSB may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If strategic PSB employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, PSB’s business following the merger could be harmed. In addition, the merger agreement restricts PSB from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Summit. These restrictions may prevent PSB from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Conduct of Business Pending the Merger” on page 64.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then each PSB shareholder may be responsible for payment of U.S. income taxes related to the merger.

As structured, PSB believes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, the United States Internal Revenue Service, which is referred to as the

IRS, may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each PSB shareholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of Summit common stock and the amount of cash consideration, if any, received by the PSB shareholder in the merger (or as a result of validly exercising that shareholder’s appraisal rights) and (ii) the PSB shareholder’s adjusted tax basis in the shares of PSB common stock exchanged therefor. In addition, PSB would also recognize gain or loss on the transfer of its assets in connection with the merger.

EQUIVALENT PRO FORMA MARKET VALUE OF COMMON STOCK

Summit common stock is traded on NASDAQ under the symbol “SMMF.” PSB common stock is currently quoted on the OTC US Marketplace, which is referred to as the OTCQX under the symbol “PSBP”. The following table sets forth historical per share market values for Summit common stock and PSB common stock (i) on December 9, 2022, the last trading day prior to public announcement of the merger agreement, and (ii) on February 2, 2023, the most recent practicable date before the printing and mailing of this prospectus and proxy statement. The table also shows the equivalent pro forma market value of PSB common stock on those dates.

The equivalent pro forma market value of PSB common stock is obtained by multiplying the historical market price of Summit common stock by the applicable exchange ratio. For purposes of determining the equivalent pro forma market value and the applicable exchange ratio, we have assumed that the average closing price of a share of Summit common stock is equal to the historical market price on December 9, 2022 and February 2, 2023. Accordingly, the pro forma market value (i) on December 9, 2022 is determined by multiplying $27.14 by the exchange ratio and (ii) on February 2, 2023 is determined by multiplying $26.21 by the exchange ratio.

The historical market prices represent the last sale prices on or before the dates indicated. The average closing price of Summit common stock used to determine the exchange ratio and the market price may be higher or lower than the closing prices of Summit common stock on the dates shown in the table and, therefore, the market value of the Summit common stock that you receive may be higher or lower than the equivalent pro forma market value shown in the table.

Comparative Per Share Historical Market Prices and Equivalent Pro Forma Market Value

	Summit Financial Group, Inc.	PSB Holding Corp.	PSB Equivalent Pro Forma Market Value
December 9, 2022	$27.14	$24.86	$33.51
February 2, 2023	$26.21	$29.75	$32.36

The market price of Summit common stock will fluctuate between the date of this prospectus and proxy statement and the effective time of the merger. PSB shareholders should obtain current stock price quotations for Summit common stock. No assurance can be given concerning the market price of Summit common stock before or after the effective time of the merger. Any change in the market price of Summit common stock prior to the effective time of the merger will affect the market value of the merger consideration that PSB’s shareholders will receive upon the effective time of the merger. Once the merger is completed, there will be no further private or public market for PSB common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and proxy statement contains or incorporates by reference a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the financial conditions, results of operations, earnings outlook and prospects of Summit, PSB and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions which identify these forward-looking statements and appear in a number of places in this prospectus and proxy statement (and the documents to which you are referred in this prospectus and proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this prospectus and proxy statement relates, the timing and amount of growth and cost savings realized, following the merger, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition, potential effects of not approving proposals discussed in this prospectus and proxy statement or not completing the merger, and all other statements regarding the intent, plans, beliefs or expectations of Summit, PSB, or those of their respective directors or officers.

The forward-looking statements involve certain risks and uncertainties. The ability of either Summit or PSB to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on page 14 under “Risk Factors,” as well as, among others, the following:

•	Those discussed and identified in public filings with the SEC made by Summit;

•	Fluctuations in the market price of Summit common stock and the related effect on the market value of the merger consideration that PSB common shareholders will receive upon completion of the merger;

•	Changes in goals and targets and statements of the assumptions underlying or relating to any such statements;

•	Business uncertainties and contractual restrictions while the merger is pending;

•

The possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals and conditions to closing are not received or satisfied on a timely basis or at all;

•	The terms of the proposed merger may need to be modified to satisfy such approvals or conditions;

•

The anticipated benefits from the proposed merger such as it being accretive to earnings and expanding Summit’s geographic presence and synergies are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations (including changes to capital requirements) and their enforcement, and the degree of competition in the geographic and business areas in which the companies operate;

•	The ability to promptly and effectively integrate the businesses of Summit and PSB;

•	Reputational risks and the reaction of the companies’ customers to the merger;

•	Diversion of management time on merger related issues;

•	Changes in asset quality and credit risk;

•	The inability to sustain revenue and earnings;

•	Changes in interest rates and capital markets;

•	Inflation;

•	Customer acceptance of Summit products and services;

•	Customer borrowing, repayment, investment and deposit practices;

•	Customer disintermediation;

•	The introduction, withdrawal, success and timing of business initiatives;

•	Competitive conditions;

•	The impact, extent and timing of technological changes;

•	Changes in fiscal and monetary policies, including changes in tax laws, and their effects on markets and customers; and

•	Changes in regulations and other actions of the Federal Reserve Board and federal and state banking regulators, and legislative and regulatory actions and reforms.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus and proxy statement or the date of any document incorporated by reference in this prospectus and proxy statement.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this prospectus and proxy statement and attributable to Summit or PSB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus and proxy statement. Except to the extent required by applicable law or regulation, Summit and PSB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus and proxy statement or to reflect the occurrence of unanticipated events.

THE PSB SPECIAL MEETING

This section contains information about the special meeting of PSB shareholders that has been called to consider and approve the merger agreement.

Together with this prospectus and proxy statement, PSB is also sending you a notice of the special meeting and a proxy card that is solicited by the PSB board of directors. The special meeting will be held on March 16, 2023, at 4:00 p.m., local time, at 312 Main Street, Preston, Maryland 21655.

Matters to Be Considered

At the PSB special meeting, you will be asked to consider and vote upon the following matters:

(1)

a proposal to approve the Agreement and Plan of Merger, dated as of December 9, 2022, by and between Summit and PSB, which is referred to as the merger agreement, and the merger of PSB into Summit contemplated by the merger agreement, which is referred to as the PSB merger proposal; and

(2)

a proposal to approve adjournment of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement, which is referred to as the PSB adjournment proposal.

Other Business

We do not expect that any matter other than the PSB merger proposal and the PSB adjournment proposal will be brought before the PSB special meeting. If, however, any other matter shall be properly brought before the PSB special meeting, the shares represented by a valid proxy will be voted by the named proxies, to the extent entitled, in accordance with their best judgment.

Proxies

Each copy of this prospectus and proxy statement mailed to record holders of PSB common stock is accompanied by a proxy card with instructions for voting. The PSB board of directors requests that you submit your proxy promptly, whether or not you plan to attend the meeting. If you hold your shares of PSB common stock under your own name (also known as “record ownership”), you can vote your shares in one of the following manners:

•	By proxy via mail by signing and returning the enclosed proxy card in the postage-paid envelope;

•	By proxy via the Internet at www.proxyvote.com and following the instructions;

•	By proxy via telephone at 1-800-690-6903 on a touch-tone phone and following the instructions; or

•	By attending the meeting and voting your shares in person.

Any vote by proxy card, Internet or telephone may be revoked by you at any time before the meeting by giving written notice of such revocation to the corporate secretary, executing another proxy or using the Internet or telephone voting procedures as of a date subsequent to the prior proxy card or Internet or telephone vote. If you are a shareholder of record or have a legal proxy from a shareholder of record, you may also revoke your proxy by voting in person at the special meeting. Shareholders who vote via the Internet or by telephone need not mail their proxy cards and doing so will revoke any prior vote or proxy. Instructions on how to vote by telephone or by the Internet are included with your proxy card.

If you hold your shares in “street name” through a bank, broker, nominee or other holder of record, you will receive a voting instruction form directly from them. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a written proxy, executed in your favor, from the bank, broker, nominee or other holder of record to do so.

All shares represented by valid proxies that PSB receives through this solicitation and that are not revoked will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone, or with respect to shares beneficially held in “street name,” in accordance with the voting instructions received from the appropriate bank, broker, nominee or other holder of record. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” each of the proposals described above.

PSB shareholders with shares represented by stock certificates should not send PSB stock certificates with their proxy cards. Prior to the effective time, holders of PSB common stock with shares represented by stock certificates or held in book-entry form will be mailed a transmittal letter with instructions on how to exchange their PSB stock certificates or book-entry shares for the merger consideration.

Solicitation of Proxies

PSB will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, proxies may also be solicited by PSB’s directors and employees personally and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost. PSB may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of PSB common stock held of record by them and to obtain authorization for the execution of proxies. PSB expects to reimburse these institutional holders for their reasonable expenses in connection with these activities.

Record Date

The close of business on February 3, 2023 has been fixed as the record date for determining the PSB shareholders entitled to receive notice of and to vote at the special meeting. At that time, 1,523,404 shares of PSB common stock were outstanding and entitled to vote at the special meeting, held by approximately 430 holders of record.

Quorum and Voting Rights

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of PSB common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. If a quorum exists, the approval of the PSB merger proposal requires the affirmative vote of at least two-thirds of all votes entitled to be cast and the PSB adjournment proposal requires the affirmative vote of a majority of the votes cast at the PSB special meeting.

As of the record date, PSB directors and executive officers, and their affiliates, beneficially owned 225,944 shares of PSB common stock, representing approximately 14.83% of the outstanding shares of PSB common stock entitled to vote at the special meeting. PSB directors have entered into a voting agreement, a form of which is included as an exhibit to Appendix A attached to this prospectus and proxy statement, to vote 223,379 shares of PSB common stock over which they have full voting power, representing approximately 14.66% of the outstanding shares of PSB common stock, in favor of the approval of the merger agreement.

If you are a holder of PSB common stock and you submit a proxy in which you abstain from voting, the abstention will be counted toward a quorum at the PSB special meeting. Abstentions will have the effect of a vote against the PSB merger proposal and will have no effect on the PSB adjournment proposal.

Brokers, banks, nominees and other holders of record holding shares of PSB common stock in “street name” may only vote your shares of PSB common stock on the PSB merger proposal and the PSB adjournment proposal if you provide instructions on how to vote. If you do not provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record, your shares will not be voted on any proposal with respect to which you did not provide instructions. Broker non-votes will have the effect of a vote against the PSB merger proposal and will have no effect on the PSB adjournment proposal.

Voting Agreements Executed by Directors of PSB

Concurrently with execution of the merger agreement, each of the directors of PSB, in their capacities as shareholders of PSB, entered into a voting agreement, a form of which is included as an exhibit to Appendix A attached to this prospectus and proxy statement, with Summit, under which such individuals agreed to vote their shares of PSB common stock in favor of the merger agreement at the PSB special meeting. As of the record date, PSB directors and executive officers, and their affiliates, beneficially owned 225,944 shares of PSB common stock, representing approximately 14.83% of the outstanding shares of PSB common stock entitled to vote at the special meeting. PSB directors must vote 223,379 shares of PSB common stock over which they have full voting power, representing approximately 14.66% of the outstanding shares of PSB common stock, in favor of the approval of the merger agreement.

Attending the Special Meeting

All holders of PSB common stock, including holders of record and shareholders who beneficially hold their stock through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record on the record date can vote in person at the special meeting. If you beneficially hold your shares in “street name,” you must obtain a written proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must either hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

PROPOSALS TO BE CONSIDERED AT THE PSB SPECIAL MEETING

PROPOSAL NO. 1

APPROVE THE MERGER AGREEMENT AND THE MERGER

PSB is asking its shareholders to approve the merger agreement and the merger. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page 55. As discussed in detail in the sections entitled “The Merger—PSB’s Reasons for the Merger; Recommendation of the PSB Board of Directors” beginning on page 29, after careful consideration, the PSB board of directors determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of PSB and the board unanimously approved the merger and the merger agreement. Accordingly, PSB’s board of directors unanimously recommends that PSB shareholders vote “FOR” the PSB merger proposal.

Required Vote

Approval of the PSB merger proposal requires the affirmative vote of at least two-thirds of all votes entitled to be cast at a meeting in which a quorum exists. You are entitled to one vote for each share of PSB common stock you held as of the record date.

The affirmative vote of at least two-thirds of all votes entitled to be cast on the matter, assuming a quorum is present at the special meeting, is needed in order to proceed with the merger. An abstention will have the effect of a vote against the PSB merger proposal and no effect on the PSB adjournment proposal. The PSB board of directors urges PSB shareholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, calling the toll-free number listed on the proxy card, accessing the Internet site listed on the proxy card, or, if you hold your stock in “street name” through a bank, broker, nominee or other holder of record, by following the voting instructions of your bank, broker, nominee or other holder of record. If you hold stock in your name as a shareholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope or vote in person at the PSB special meeting. If you hold your stock in “street name” through a bank, broker, nominee or other holder of record, you must direct your bank or broker to vote in accordance with the instruction form forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail.

Recommendation of the PSB Board of Directors

The PSB board of directors recommends that you vote “FOR” approval of the PSB merger proposal. See “The Merger—PSB’s Reasons for the Merger; Recommendation of the PSB Board of Directors” on page 29 for a more detailed discussion of the PSB board of directors’ recommendation.

PROPOSAL NO. 2

APPROVE GRANTING THE BOARD OF DIRECTORS AUTHORITY TO ADJOURN

THE PSB SPECIAL MEETING, IF NECESSARY OR APPROPRIATE,

TO PERMIT FURTHER SOLICITATION OF PROXIES

If at the PSB special meeting the number of shares of common stock present in person or represented by proxy and voting in favor of the PSB merger proposal is insufficient to approve such proposal, management may move to adjourn the special meeting on one or more occasions in order to enable the board of directors to continue to solicit additional proxies in favor of such proposal; however, the special meeting may not be adjourned, postponed or continued to a date later than June 3, 2023. In that event, you will be asked to vote only upon the PSB adjournment proposal and will not be asked to vote on the PSB merger proposal at the special meeting.

In this proposal, PSB is asking the PSB shareholders to authorize the holder of any proxy solicited by its board of directors to grant to the PSB board of directors the authority to adjourn the special meeting and any later adjournments. If the PSB shareholders approve this proposal, PSB could adjourn the special meeting, and any adjourned session of the special meeting on one or more occasions, to use the additional time to solicit proxies in favor of the PSB merger proposal, including the solicitation of proxies from the shareholders that have previously voted against such proposal. Among other effects, approval of this proposal could mean that, even if proxies representing a sufficient number of votes against the approval of the PSB merger proposal have been received, PSB could adjourn the special meeting without a further shareholder vote on such proposal and seek to convince the holders of those shares to change their votes to vote in favor of such proposal.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the PSB special meeting of the place, date and time to which the meeting is adjourned.

Required Vote

Approval of the PSB adjournment proposal requires the affirmative vote of a majority of the votes cast at the PSB special meeting. An abstention will have the no effect on the outcome of either the PSB merger proposal or the PSB adjournment proposal.

Recommendation of the PSB Board of Directors

The PSB board of directors believes that if the number of shares of its common shares present in person or represented by proxy at the PSB special meeting and voting in favor of the approval of the merger and the merger agreement is insufficient to approve such proposal, it is in the best interests of the PSB shareholders to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the merger proposal. The PSB board of directors unanimously recommends that shareholders vote “FOR” the approval of the PSB adjournment proposal.

THE MERGER

The following summary describes certain aspects of the merger, including all the terms of the merger agreement that the respective managements of PSB and Summit believe are material. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this prospectus and proxy statement as Appendix A and is incorporated by reference in this prospectus and proxy statement. You are urged to read the merger agreement carefully, and in its entirety, as it is the legal document governing the merger.

Background and Negotiation of the Merger

The board of directors and executive management of PSB and Provident State Bank have regularly reviewed and assessed various business strategies, business objectives and considered various options to enhance shareholder value and enhance the liquidity of PSB stock, as well as expand product and service offerings to align more closely with the changing demographic and economy in the markets that it serves.

On May 4, 2022, Melissa A. Quirk, president and chief executive officer, and John A. Scaldara, chief financial officer met with the PSB board of directors for its annual strategic planning session to discuss business strategies and objectives. A representative of Piper Sandler was present to discuss the then current banking market and industry trends. After considering the information presented during the strategic planning session, the board concluded that it should spend more time reviewing the potential universe of acquirors and a potential sale of PSB.

The PSB board of directors had further discussions with representatives of Piper Sandler on May 11, 2022 regarding the market for bank and thrift mergers and acquisitions, after which the PSB board decided to pursue bid proposals from interested parties. The PSB board discussed independence as a viable option if the bids received were not satisfactory.

On May 25, 2022, the PSB board of directors authorized its Strategic Options Committee to review, assess and negotiate the terms of a potential transaction for consideration and approval by the full board of directors.

In early June 2022, the Strategic Options Committee approved the retention of Piper Sandler as financial advisor to PSB and negotiated and executed an engagement letter with Piper Sandler. The Strategic Options Committee directed management of PSB to prepare for the bid process.

Following its engagement, Piper Sandler assisted PSB in preparing an electronic data room with a variety of diligence materials that were provided to interested parties upon execution of a nondisclosure agreement in favor of PSB. The electronic data room was made available on September 12, 2022.

At the direction of the PSB board of directors, Piper Sandler commenced the marketing process on September 12, 2022. Ultimately, Piper Sandler contacted 45 potential acquirors, with 26 parties signing a nondisclosure agreement. Potential acquirors were required to submit letters of interest by October 19, 2022. Seven potential acquirors submitted letters. On October 21, 2022, one of the interested parties withdrew its letter due to a sudden decline in its stock price on October 20, 2022.

The Strategic Options Committee met on October 21, 2022 to review the indication of interest letters. The PSB board of directors met on October 26, 2022 to consider the terms of each proposal. A representative of Piper Sandler was present at the meeting and outlined the details for each of the seven proposals (including the terms of the indication of interest that was withdrawn due to a sudden decline in the interested party’s stock price). Following a thorough review of the seven proposals, during which representatives of Piper Sandler responded to questions raised by members of the board, the PSB board of directors authorized Ms. Quirk to execute and deliver the indication of interest provided by Summit, which included a 30-day exclusivity period for Summit and for PSB to pursue the completion of a definitive agreement with respect to the proposed transaction. The PSB board also authorized management of PSB to negotiate a definitive agreement with Summit. On October 31, 2022, Ms. Quirk executed and delivered the indication of interest letter to Summit.

On November 4, 2022, counsel for Summit, provided an initial draft of the merger agreement to PSB’s legal counsel. After consultation with PSB’s management, PSB’s legal counsel provided initial comments to Summit’s counsel on the merger agreement on November 17, 2022.

From November 4, 2022, through December 7, 2022, PSB and Summit, with assistance of their respective legal advisors, negotiated the terms of the definitive merger agreement and related documents, including a bank merger agreement, a voting agreement and a support agreement to be signed by each director. In addition, PSB and Summit and their respective legal advisors continued to discuss various matters related to the proposed combination of Summit and PSB. PSB and its representatives conducted reverse due diligence on Summit in November and completed the review in early December.

From November 8, 2022, through December 8, 2022, Piper Sandler and Summit discussed the methodology for calculating the exchange ratio for the common stock to be paid by Summit in the transaction as merger consideration. On December 8, 2022, Piper Sandler, at the direction of PSB, and Summit negotiated and agreed upon the exchange ratio.

On December 9, 2022, the Summit board of directors approved the merger.

On December 9, 2022, the PSB board of directors held a special meeting to review the terms of the merger agreement, the merger consideration, the various related agreements contemplated by the merger agreement, and the transactions contemplated by the merger agreement, including the merger. The PSB board of directors received presentations regarding the proposed merger and merger agreement from PSB’s counsel.

PSB’s counsel reviewed the terms of the merger agreement and related agreements, including the bank merger agreement, voting agreement and director support agreements. PSB’s counsel reviewed the legal duties of directors. Piper Sandler reviewed the financial aspects of the proposed merger and rendered its opinion to the PSB board of directors to the effect that (as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler, as set forth in the opinion) the exchange ratio was fair, from a financial point of view to the holders of PSB’s common stock. See “The Merger—Opinion of PSB’s Financial Advisor” on page 34 for more information.

The PSB board of directors deliberated and carefully considered the presentations by its financial advisor and legal counsel, as well as the factors described under “PSB’s Reasons for the Merger; Recommendation of the PSB Board of Directors” on page 29. The board of directors also considered the interests of PSB shareholders, employees and the communities served by PSB. The board of directors determined that the proposed merger with Summit and the related transactions, as reflected in the merger agreement, were in the best interest of PSB and its shareholders. The board of directors unanimously approved the merger agreement and related agreements and documents. The board of directors also approved the submission of the merger agreement to PSB shareholders and recommended that PSB shareholders approve the merger agreement.

Summit and PSB issued a press release announcing the proposed merger the morning of December 12, 2022.

PSB’s Reasons for the Merger; Recommendation of the PSB Board of Directors

The PSB board of directors believes that the merger is in the best interest of PSB and its shareholders. Accordingly, the board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that PSB’s shareholders vote “FOR” the PSB merger proposal.

In reaching its decision to approve the merger and the merger agreement and to recommend the approval of the merger agreement and the merger to PSB’s shareholders, the PSB board of directors evaluated the merger and the merger agreement in consultation with executive management, its financial advisor, and Holland & Knight, its legal counsel. The PSB board of directors carefully considered the terms of the merger agreement and the value of the merger consideration to be received by PSB’s shareholders and ultimately determined that it was in the best interest of PSB and its shareholders for PSB to enter into the merger agreement with Summit. The PSB board of directors believes that partnering with Summit will maximize the long-term value of its shareholders’ investment in PSB, and that the merger will provide the combined company with additional resources necessary to compete more effectively in eastern Maryland and Delaware. The PSB board of directors believes that Summit common stock is publicly traded rendering it more easily tradeable and is more liquid than PSB’s common stock. In addition, the PSB board of directors believes that the customers and communities served by PSB will benefit from the combined company’s enhanced abilities to meet their banking needs.

In reaching its unanimous decision to approve the merger and the merger agreement and to recommend that PSB shareholders vote “FOR” the PSB merger proposal, the PSB board of directors considered many factors, including, without limitation, the following:

•	The extensive review undertaken by the PSB board of directors with respect to the strategic alternatives available to PSB;

•	The consideration being offered to PSB shareholders in relation to the book value per share, tangible book value per share, earnings per share and projected earnings per share of PSB;

•

The results that could be expected to be obtained by PSB if it continued to operate independently and the potential future value of PSB common stock compared to the value of the merger consideration offered by Summit;

•	The value of the merger consideration offered by Summit and the uncertainty whether or when the PSB common stock would attain a value equal to value of the merger consideration;

•	The limited prospects for PSB to grow its franchise through acquisitions given PSB’s relatively small size, corporate structure and lack of liquidity in PSB common stock;

•

Its understanding of the current and prospective environment in which PSB operates, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, the increased regulatory burdens on financial institutions, the uncertainties of the regulatory environment in the future and the likely effect of these factors on PSB both with and without the merger;

•	The expected future receipt by PSB shareholders of dividends after completion of the merger as Summit shareholders, based on Summit’s current and forecasted dividend yield;

•

The feasibility and prospects of PSB continuing to operate independently, including PSB’s ability to compete with much larger regionally-based banks, and the potential future trading value of PSB common stock compared to the value of the merger consideration offered by Summit;

•	The anticipated future earnings growth of PSB compared to the potential future earnings growth of Summit and the combined entity;

•	The common stock consideration offered by Summit, including the opportunity for PSB shareholders to receive shares of Summit common stock on a tax-free basis for their shares of PSB common stock;

•

The market capitalization and trading liquidity of Summit common stock in the event PSB shareholders desired to sell the shares of Summit common stock to be received by them upon completion of the merger;

•	The addition of one of PSB’s directors to the Summit and Summit Community Bank boards of directors;

•	The complementary geographic locations of the PSB and Summit branch networks;

•	Summit’s significantly greater asset size compared to PSB;

•	The absence of any trading market for PSB common stock;

•

The fact that the merger consideration would be in the form of Summit common stock based upon a fixed exchange ratio, which will permit PSB shareholders with the ability to participate in the future performance of the combined company;

•

The financial analysis of the merger and the opinion of Piper Sandler which was addressed to the PSB board of directors (in its capacity as such), dated December 9, 2022, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler, as set forth therein, the exchange ratio was fair, from a financial point of view, to the holders of PSB common stock, as more fully described below under “The Merger—Opinion of PSB’s Financial Advisor” on page 34;

•

The analyses presented by Holland & Knight, PSB’s legal counsel, as to the structure of the merger, including the condition that the merger must qualify as a transaction that will permit PSB shareholders to receive Summit shares in exchange for their shares of PSB common stock on a tax-free basis for federal income tax purposes, the merger agreement, duties of the board of directors under applicable law, and the process that PSB (including its board of directors) employed in considering strategic transactions including the merger with Summit;

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining PSB with Summit;

•

The additional products offered by Summit to its customers, the ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company;

•	The potential value of an expansion of the Summit branch network adding PSB branch locations to Summit’s existing branch network in Virginia, West Virginia and Kentucky;

•	The earnings prospects of the combined company after completion of the merger;

•	The demonstrated ability of Summit to successfully integrate the operations of acquired companies and the high level of customer service delivered by Summit to its customers;

•	The shared community banking philosophies of PSB and Summit, and each entity’s commitment to community service and support of community-based non-profit organizations and causes;

•	The operations, financial condition and prospects of Summit and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and capital ratios;

•	The likelihood of successful integration and operation of the combined company;

•	The likelihood of obtaining the regulatory approvals needed to complete the transaction;

•	The potential cost-saving opportunities resulting from the merger; and

•	The effects of the merger on PSB employees, including the prospects for continued employment and the severance or other benefits agreed to be provided to PSB employees.

The PSB board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, but not limited to, the following:

•	The challenges of integrating PSB’s businesses, operations and employees with those of Summit;

•	The need to obtain approval by shareholders of PSB, as well as regulatory approvals in order to complete the transaction;

•	The risks associated with the operations of the combined company, including the ability to achieve the anticipated cost savings;

•

The fact that PSB directors and executive officers have interests in the merger that are different from, or in addition to, those of other PSB shareholders, as more fully discussed under “The Merger —Interests of Certain PSB Directors and Executive Officers in the Merger” on page 50; and

•

The risks associated with entry into the merger agreement and conduct of PSB’s business before the merger is completed, and the impact that provisions of the merger agreement relating to payment of a termination fee by PSB may have on PSB receiving superior acquisition offers.

The PSB board of directors also considered the structural protections included in the merger agreement, such as the ability of PSB to terminate the merger agreement under certain circumstances, including, without limitation:

•

The average closing price of Summit common stock declines by more than 15% from $28.35, and Summit common stock underperforms the NASDAQ Bank Index by more than 15%, all as calculated pursuant to the merger agreement, unless Summit agrees to increase the number of shares of Summit common stock to be issued to holders of PSB common stock or pay an additional cash payment with respect to each share of PSB common stock as part of the merger consideration;

•

Summit materially breaches any of its covenants or agreements under the merger agreement, which material breach cannot be or has not been cured within 30 days after written notice of the breach to Summit; or

•

Any required approval of any government authority is denied by final non-appealable action of such government authority, or the shareholders of PSB do not approve the merger at the PSB special meeting.

The PSB board of directors also noted that it could terminate the merger agreement in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that was received and considered by PSB in compliance with the non-solicitation provisions of the merger agreement and that would, if consummated, result in a transaction that is more favorable to PSB shareholders than the merger. This termination right is conditioned on PSB providing notice of the unsolicited acquisition proposal to Summit, Summit not making a revised offer to PSB that is at least as favorable as the unsolicited acquisition proposal and PSB paying a $2,200,000 break-up fee to Summit. The amount of this potential fee was negotiated at arm’s-length and was deemed by PSB board of directors to be reasonable based upon the break-up fees paid in comparable transactions and the fact that multiple institutions had already been given an opportunity to bid prior to the merger agreement being approved. As of the date of this prospectus and proxy statement, no unsolicited acquisition proposals have been received. See “The Merger Agreement—Acquisition Proposals” on page 61 for more information.

The foregoing discussion of the information and factors considered by the PSB board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the wide variety and complexity of factors considered in connection with its evaluation of the merger, the PSB board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The PSB board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The PSB board of directors based its recommendation on the totality of the information presented.

The PSB board of directors unanimously recommends that you vote “FOR” the PSB merger proposal. In considering the recommendation of the PSB board of directors with respect to the PSB merger proposal, PSB shareholders should be aware that PSB directors and executive officers may have interests in the merger that are different from, or in addition to, those of other shareholders. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending that the merger and the merger agreement be approved by the shareholders of PSB. See “The Merger—Interests of Certain PSB Directors and Executive Officers in the Merger” on page 50.

This summary of the reasoning of PSB’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 21.

Summit’s Reasons for the Merger

In reaching its decision to adopt and approve the merger agreement, the merger, the issuance of Summit common stock in connection with the merger and the other transactions contemplated by the merger agreement, the Summit board of directors consulted with Summit management, as well as its legal advisors, and considered a number of factors, including the following material factors:

•

Summit’s, PSB’s and the combined entity’s business, operations, financial condition, risk profile, asset quality, earnings and prospects. In reviewing these factors, the Summit board of directors considered its view that PSB’s business and operations complement those of Summit and that the merger would result in a combined company with a well-balanced loan portfolio and an attractive funding base;

•	The fact that the core deposits made up a significant majority of PSB’s funding mix;

•	The potential of enhancing a regional banking franchise with additional scale and access to a broader base of middle market and small business prospects;

•	PSB’s familiarity with Maryland and Delaware markets;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company given its larger size, asset base, capital, and footprint;

•

Management’s understanding of the current and prospective environment in which Summit and PSB operate, including national and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Summit both with and without the proposed transaction;

•	Management’s expectation regarding cost synergies, earnings accretion, tangible book value dilution and internal rate of return;

•	Management’s due diligence examination of PSB;

•

Sensitivity of the proposed transaction’s economic returns to a variety of factors, including changes to the amount of cost synergies, PSB’s pro forma earnings, PSB’s rates of growth and estimated mark-to-market of the associated loan portfolio;

•	The market for alternative merger or acquisition transactions in the banking industry and the likelihood and timing of other material strategic transactions;

•	The complementary nature of the cultures and product mix of the two companies, which management believes should facilitate integration and implementation of the transaction;

•

Management’s expectation that the strong capital position maintained by each separate company prior to the completion of the merger will contribute to a strong capital position for the combined entity upon completion of the merger;

•

The financial and other terms of the merger agreement, including the fixed exchange ratio, tax treatment and mutual deal protection and termination fee provisions, which it reviewed with its outside legal advisors;

•

The potential risks associated with and management’s recent experience in achieving anticipated cost synergies and savings and successfully integrating PSB’s business, operations and workforce with those of Summit;

•	The nature and amount of the merger-related costs and restructuring charges that will be incurred in connection with the merger;

•	The potential risk of diverting management attention and resources from the operation of Summit’s business and towards the completion of the merger; and

•	The regulatory and other approvals required in connection with the merger.

The foregoing discussion of the information and factors considered by the Summit board of directors is not intended to be exhaustive, but includes the material factors considered by the Summit board of directors. In reaching its decision to approve the merger agreement, the merger, the issuance of Summit common stock to PSB shareholders in connection with the merger, and the other transactions contemplated by the merger agreement, the Summit board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Summit board of directors considered all these factors as a whole, including discussions with, and questioning of, Summit management, and overall considered the factors to be favorable to, and to support, its determination.

Opinion of PSB’s Financial Advisor

PSB retained Piper Sandler to act as financial advisor to the PSB board of directors in connection with PSB’s consideration of a possible business combination. PSB selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to the PSB board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 9, 2022 meeting at which PSB’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the exchange ratio was fair to the holders of PSB’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Appendix B to this prospectus and proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of PSB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the board of directors of PSB in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of PSB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of PSB common stock and did not address the underlying business decision of PSB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for PSB or the effect of any other transaction in which PSB might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of PSB or Summit, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated December 8, 2022;

•	certain publicly available financial statements and other historical financial information of PSB and its banking subsidiary, Provident State Bank, that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Summit and its banking subsidiary, Summit Community Bank, that Piper Sandler deemed relevant;

•

certain internal financial projections for PSB for the years ending December 31, 2022 and December 31, 2023 with a long-term annual growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for PSB for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of PSB;

•

internal net income estimates for Summit for the years ending December 31, 2022 through December 31, 2026, as well as estimated dividends per share for Summit for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Summit;

•	the pro forma financial impact of the merger on Summit based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, certain adjustments for current

•

expected credit losses, which is referred to as CECL, accounting standards and estimated net income for PSB for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Summit;

•

the publicly reported historical price and trading activity for PSB common stock and Summit common stock, including a comparison of certain stock trading information for PSB common stock, Summit common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial information for PSB and Summit with similar financial institutions for which information was publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of PSB and its representatives the business, financial condition, results of operations and prospects of PSB and held similar discussions with certain members of the senior management of Summit and its representatives regarding the business, financial condition, results of operations and prospects of Summit.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by PSB or Summit or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of PSB and Summit that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PSB or Summit, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of PSB or Summit. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of PSB or Summit, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to PSB or Summit. Piper Sandler assumed, with PSB’s consent, that the respective allowances for loan losses for both PSB and Summit were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for PSB for the years ending December 31, 2022 and December 31, 2023 with a long-term annual growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for PSB for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of PSB. In addition, Piper Sandler used internal net income estimates for Summit for the years ending December 31, 2022 through December 31, 2026, as well as estimated dividends per share for Summit for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Summit. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, certain adjustments for CECL accounting standards and estimated net income for PSB for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Summit. With respect to the foregoing information, the respective senior managements of PSB and Summit confirmed to Piper Sandler that such information reflected the best currently available projections, estimates and judgements of senior management as to the future financial performance of PSB and Summit, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of PSB or Summit since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that PSB and Summit would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with PSB’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on PSB, Summit, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with PSB’s consent, Piper Sandler relied upon the advice that PSB received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of PSB common stock or Summit common stock at any time or what the value of Summit common stock will be once it is actually received by the holders of PSB common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by

Piper Sandler to PSB’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to PSB or Summit and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of PSB and Summit and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of PSB common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of PSB, Summit, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the PSB board of directors at its December 9, 2022 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of PSB common stock or Summit common stock or the prices at which PSB or Summit common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the PSB board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the PSB board of directors with respect to the fairness of the exchange ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of PSB common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 1.2347 shares of Summit common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $53.9 million and an implied purchase price per share of $35.00 consisting of the implied value of 1,523,404 shares of PSB common stock and 75,700 options with a weighted average exercise price of $27.12, and based on the 20-day average stock price of Summit common stock ending on December 8, 2022. Based upon financial information for PSB as of or for the last twelve months, which is referred to as LTM, ended September 30, 2022, Piper Sandler calculated the following implied transaction metrics:

Price / LTM Earnings Per Share	12.6x
Price / 2022 Est. Earnings Per Share[1]	11.7x
Price / Tangible Book Value	141%
Tangible Book Value Premium / Core Deposits (CDs >$100K)[2]	3.4%
Tangible Book Value Premium / Core Deposits (CDs >$250K)[3]	3.2%
Market Premium as of December 8, 2022	40.8%

1	Based on estimated net income for PSB as provided by PSB management
2	Core deposits equal to total deposits less CDs greater than $100k
3	Core deposits equal to total deposits less CDs greater than $250k

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading prices of PSB common stock and Summit common stock for the one-year and three-year periods ended December 8, 2022. Piper Sandler then compared the relationship between the movements in the price of PSB common stock and Summit common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

PSB’s One-Year Stock Performance

	Beginning Value December 8, 2021	Ending Value December 8, 2022
PSB	100%	86.5%
PSB Peer Group	100%	95.3%
S&P 500 Index	100%	84.3%
NASDAQ Bank Index	100%	83.4%

PSB’s Three-Year Stock Performance

	Beginning Value December 8, 2019	Ending Value December 8, 2022
PSB	100%	89.7%
PSB Peer Group	100%	105.3%
S&P 500 Index	100%	126.0%
NASDAQ Bank Index	100%	106.7%

Summit’s One-Year Stock Performance

	Beginning Value December 8, 2021	Ending Value December 8, 2022
Summit	100%	101.6%
Summit Peer Group	100%	93.7%
S&P 500 Index	100%	84.3%
NASDAQ Bank Index	100%	83.4%

Summit’s Three-Year Stock Performance

	Beginning Value December 8, 2019	Ending Value December 8, 2022
Summit	100%	104.4%
Summit Peer Group	100%	105.8%
S&P 500 Index	100%	126.0%
NASDAQ Bank Index	100%	106.7%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for PSB with a group of financial institutions selected by Piper Sandler. The PSB peer group included banks and thrifts headquartered in the District of Columbia, Delaware, Maryland and Virginia whose securities are publicly traded with total assets between $300 million and $900 million, but excluded targets of announced merger transactions and banks that did not report most recent quarter, which is referred to as MRQ, shares outstanding, which is referred to as the PSB Peer Group. The PSB Peer Group consisted of the following companies:

New Peoples Bankshares, Inc.	Touchstone Bankshares, Inc.
Village Bank and Trust Financial Corp.	Citizens Bancorp of Virginia, Inc.
Farmers and Merchants Bancshares, Inc.	Oak View Bankshares, Inc.
Bank of Botetourt	Glen Burnie Bancorp
National Capital Bancorp, Inc.	Peoples Bancorp, Inc.
Hartford Bank	The Farmers Bank of Appomattox

The analysis compared publicly available financial information for PSB with corresponding data for the PSB Peer Group as of or for the year ended September 30, 2022 (unless otherwise noted) with pricing data as of December 8, 2022. The table below sets forth the data for PSB and the median, mean, low and high data for the PSB Peer Group.

PSB Comparable Company Analysis

	PSB	PSB Peer Group Median	PSB Peer Group Mean	PSB Peer Group Low	PSB Peer Group High
Total assets ($mm)	594	625	587	313	847
Loans / Deposits (%)	73.4	71.4	69.9	41.2	86.0
Non-performing assets / Total assets (%)[1]	0.50	0.46	0.45	0.00	1.17
Tangible common equity/Tangible assets (%)	6.37	6.91	6.96	3.45	9.20
Tier 1 Leverage Ratio (%)[2]	9.66	9.62	9.83	8.50	12.73
Total RBC Ratio (%)[3]	14.59	16.23	16.09	12.82	18.83
CRE / Total RBC Ratio (%)[4]	273	160	181	45	383
LTM Return on average assets (%)	0.73	0.87	0.85	0.34	1.18
LTM Return on average equity (%)	9.3	9.6	10.3	5.0	15.3
LTM Net interest margin (%)	3.21	3.23	3.21	2.61	3.61
LTM Efficiency ratio (%)	71.6	69.3	70.9	58.2	87.6
Price/Tangible book value (%)	100	105	118	75	192
Price/LTM Earnings per share (x)	9.0	9.3	9.8	7.5	18.9
Current Dividend Yield (%)	0.8	2.6	2.4	0.0	4.2
Market value ($mm)	38	49	46	21	79

1

Bank level financial data used for New Peoples Bankshares, Inc, Village Bank and Trust Financial Corp., Farmers and Merchants Bancshares, Inc., National Capital Bancorp, Inc., Touchstone Bankshares, Inc., Citizens Bancorp of Virginia, Inc., Oak View Bankshares, Inc., Glen Burnie Bancorp and PSB.

2

Bank level financial data used for New Peoples Bankshares, Inc, Village Bank and Trust Financial Corp., Farmers and Merchants Bancshares, Inc., National Capital Bancorp, Inc., Touchstone Bankshares, Inc., Oak View Bankshares, Inc. and PSB.

3

Bank level financial data used for New Peoples Bankshares, Inc, Village Bank and Trust Financial Corp., Farmers and Merchants Bancshares, Inc., National Capital Bancorp, Inc., Oak View Bankshares, Inc. and PSB.

4

Bank level financial data used for New Peoples Bankshares, Inc, Village Bank and Trust Financial Corp., Farmers and Merchants Bancshares, Inc., National Capital Bancorp, Inc., Touchstone Bankshares, Inc., Citizens Bancorp of Virginia, Inc., Oak View Bankshares, Inc., Glen Burnie Bancorp , Peoples Bancorp, Inc. and PSB.

Piper Sandler used publicly available information to perform a similar analysis for Summit by comparing selected financial information for Summit with a group of financial institutions selected by Piper Sandler. The Summit peer group included banks and thrifts headquartered in the Southeast region of the U.S. whose securities are traded on a major exchange (NASDAQ, NYSE, NYSEAM) with total assets between $2.5 billion and $7.5 billion, but excluded targets of announced merger transactions, which is referred to as the Summit Peer Group. The Summit Peer Group consisted of the following companies:

The First Bancshares, Inc.	MetroCity Bankshares, Inc.
City Holding Company	CapStar Financial Holdings, Inc.
SmartFinancial, Inc.	First Community Bankshares, Inc.
Capital City Bank Group, Inc.	MVB Financial Corp.
Carter Bankshares, Inc.	American National Bankshares Inc.
HomeTrust Bancshares, Inc.	Blue Ridge Bankshares, Inc.
Southern First Bancshares, Inc.	Colony Bankcorp, Inc.
Primis Financial Corp.

The analysis compared publicly available financial information for Summit with corresponding data for the Summit Peer Group as of or for the year ended September 30, 2022 (unless otherwise noted) with pricing data as of December 8, 2022. The table below sets forth the data for Summit and the median, mean, low and high data for the Summit Peer Group.

Summit Comparable Company Analysis

	Summit	Summit Peer Group Median	Summit Peer Group Mean	Summit Peer Group Low	Summit Peer Group High
Total assets ($mm)	3,887	3,357	3,837	2,806	6,455
Loans / Deposits (%)	98.9	87.0	84.5	62.4	115.8
Non-performing assets / Total assets (%)[1]	0.84	0.42	0.49	0.10	1.15
Tangible common equity/Tangible assets (%)	6.91	7.61	8.02	6.22	10.50
Tier 1 Leverage Ratio (%)[2]	8.41	9.53	9.61	7.40	11.22
Total RBC Ratio (%)[3]	13.11	14.47	14.51	11.44	16.94
CRE / Total RBC Ratio (%)[4]	287	258	242	37	403
LTM Return on average assets (%)	1.38	1.03	1.11	0.61	2.27
LTM Return on average equity (%)	15.3	10.5	10.9	5.5	23.1
LTM Net interest margin (%)	3.65	3.21	3.34	2.84	4.10
LTM Efficiency ratio (%)	48.4	61.8	62.0	34.8	84.0
Price/Tangible book value (%)	133	139	162	105	329
Price/LTM Earnings per share (x)	7.1	11.5	12.0	7.4	16.2
Price/2022E Earnings per share (x)[5]	6.6	11.2	12.0	8.3	20.7
Price/2023E Earnings per share (x)[5]	6.5	9.5	9.7	7.4	14.2
Current Dividend Yield (%)	2.9	2.7	2.3	0.0	3.6
Market value ($mm)	351	395	499	237	1,423

1	Bank level financial data shown for SmartFinancial, Inc.
2	Bank level financial data shown for Blue Ridge Bankshares, Inc.
3	Bank level financial data shown for Blue Ridge Bankshares, Inc.
4	Bank level financial data shown for MetroCity Bankshares, Inc., Blue Ridge Bankshares, Inc. and Colony Bankcorp, Inc.
5	Based on publicly available median consensus analyst estimates

Analysis of Precedent Transactions.

Piper Sandler reviewed a group of recent merger and acquisition transactions. The group consisted of nationwide transactions involving bank and thrift targets that were announced between January 1, 2021 and December 8, 2022 where the target’s total assets at the time of announcement was between $400 million and $650 million; but excluded transactions with non-disclosed deal values and transactions with private investors, private equity buyers or credit union buyers, which is referred to as the Nationwide Precedent Transactions.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
First Community Bankshares, Inc.	Surrey Bancorp
Citizens Financial Services, Inc.	HV Bancorp, Inc.
TowneBank	Farmers Bankshares Inc.
MVB Financial Corp	Integrated Financial Holdings, Inc.
Bank First Corporation	Hometown Bancorp, Ltd.
Somerset Savings Bank, SLA	Regal Bancorp, Inc.
CrossFirst Bankshares, Inc.	Farmers & Stockmens Bank
Middlefield Banc Corp.	Liberty Bancshares, Inc.
Cambridge Bancorp	Northmark Bank
The First Bancshares, Inc.	Beach Bancorp, Inc.
BAWAG Group AG	Peak Bancorp Inc.

Acquiror	Target
Home Bancorp, Inc.	Friendswood Capital Corporation
Alerus Financial Corporation	MPB BHC, INC.
InBankshares, Corp	Legacy Bank
BancFirst Corporation	Worthington National Bank
MidWestOne Financial Group, Inc.	Iowa First Bancshares Corp.
Business First Bancshares, Inc.	Texas Citizens Bancorp, Inc.
Community Bank System, Inc.	Elmira Savings Bank
BayCom Corp	Pacific Enterprise Bancorp
Seacoast Banking Corporation of Florida	Sabal Palm Bancorp, Inc.
Arbor Bancorp Inc.	FNBH Bancorp, Inc.
Finward Bancorp	Royal Financial, Inc.
First Western Financial, Inc.	Teton Financial Services, Inc.
Spencer Savings Bank, Savings and Loan Association	Mariner’s Bank
Southern California Bancorp	Bank of Santa Clarita
SmartFinancial, Inc.	Sevier County Bancshares, Inc.
Seacoast Banking Corporation of Florida	Legacy Bank of Florida

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and one-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	Summit/ PSB	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	12.6	16.6	17.2	8.8	50.9
Transaction Price / Tangible Book Value Per Share (%)	141	153	153	88	211
Tangible Book Value Premium to Core Deposits (%)	3.4	5.8	6.8	(3.0)	16.2
1-Day Market Premium (%)	40.8	21.0	24.9	(43.1)	83.4

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of a share of PSB common stock assuming PSB performed in accordance certain internal financial projections for PSB for the years ending December 31, 2022 and December 31, 2023 with a long-term annual growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for PSB for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of PSB. To approximate the terminal value of a share of PSB common stock at December 31, 2026, Piper Sandler applied price to 2026 earnings multiples ranging from 8.0x to 11.0x and multiples of 2026 tangible book value ranging from 90% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PSB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of PSB common stock of $19.06 to $30.10 when applying multiples of earnings and $20.85 to $37.19 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	8.0x	8.8x	9.5x	10.3x	11.0x
10.0%	$22.12	$24.11	$26.11	$28.11	$30.10
11.0%	$21.30	$23.22	$25.14	$27.06	$28.98
12.0%	$20.52	$22.37	$24.22	$26.07	$27.92
13.0%	$19.77	$21.55	$23.33	$25.11	$26.90
14.0%	$19.06	$20.77	$22.49	$24.21	$25.92

Tangible Book Value Per Share Multiples

Discount Rate	90%	103%	115%	128%	140%
10.0%	$24.20	$27.45	$30.69	$33.94	$37.19
11.0%	$23.30	$26.43	$29.55	$32.68	$35.80
12.0%	$22.44	$25.45	$28.46	$31.47	$34.48
13.0%	$21.63	$24.52	$27.42	$30.32	$33.22
14.0%	$20.85	$23.64	$26.43	$29.22	$32.01

Piper Sandler also considered and discussed with the PSB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming PSB’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for PSB’s common stock, applying the price to 2026 earnings multiples range of 8.0x to 11.0x referred to above and a discount rate of 12.04%.

Earnings Per Share Multiples

Annual Estimate Variance	8.0x	8.8x	9.5x	10.3x	11.0x
(20.0%)	$16.55	$18.02	$19.50	$20.98	$22.46
(10.0%)	$18.52	$20.18	$21.84	$23.50	$25.16
0.0%	$20.49	$22.33	$24.18	$26.03	$27.87
10.0%	$22.46	$24.49	$26.52	$28.55	$30.58
20.0%	$24.43	$26.64	$28.86	$31.07	$33.29

Piper Sandler also performed an analysis that estimated the net present value per share of Summit common stock, assuming Summit performed in accordance with internal net income estimates for Summit for the years ending December 31, 2022 through December 31, 2026, as well as estimated dividends per share for Summit for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Summit. To approximate the terminal value of a share of Summit common stock at December 31, 2026, Piper Sandler applied price to 2026 earnings multiples ranging from 8.0x to 13.0x and multiples of 2026 tangible book value ranging from 125% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Summit common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Summit common stock of $24.74 to $44.63 when applying multiples of earnings and $28.64 to $51.26 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
10.0%	$28.60	$31.81	$35.01	$38.22	$41.43	$44.63
11.0%	$27.57	$30.65	$33.74	$36.82	$39.91	$42.99
12.0%	$26.58	$29.55	$32.52	$35.49	$38.46	$41.43
13.0%	$25.64	$28.50	$31.36	$34.22	$37.08	$39.94
14.0%	$24.74	$27.49	$30.25	$33.00	$35.76	$38.51

Tangible Book Value Per Share Multiples

Discount Rate	125%	140%	155%	170%	185%	200%
10.0%	$33.15	$36.77	$40.39	$44.02	$47.64	$51.26
11.0%	$31.94	$35.43	$38.91	$42.40	$45.89	$49.37
12.0%	$30.79	$34.15	$37.50	$40.86	$44.21	$47.57
13.0%	$29.69	$32.92	$36.15	$39.39	$42.62	$45.85
14.0%	$28.64	$31.75	$34.87	$37.98	$41.09	$44.20

Piper Sandler also considered and discussed with the PSB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Summit’s earnings varied from 20.0% above estimates to 20.0% below estimates. This analysis resulted in the following range of per share values for Summit common stock, applying the price to 2026 earnings multiples range of 8.0x to 13.0x referred to above and a discount rate of 12.04%.

Earnings Per Share Multiples

Annual Estimate Variance	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
(20.0%)	$21.79	$24.17	$26.54	$28.91	$31.28	$33.66
(10.0%)	$24.17	$26.84	$29.51	$32.17	$34.84	$37.51
0.0%	$26.54	$29.51	$32.47	$35.44	$38.40	$41.37
10.0%	$28.91	$32.17	$35.44	$38.70	$41.96	$45.22
20.0%	$31.28	$34.84	$38.40	$41.96	$45.52	$49.08

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis

Piper Sandler analyzed certain potential pro forma effects of the merger on Summit assuming the transaction closes on June 30, 2023. Piper Sandler utilized certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, certain adjustments for CECL, accounting standards and estimated net income for PSB for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Summit. The analysis indicated that the transaction could be accretive to Summit’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2023 through December 31, 2026 and dilutive to Summit’s estimated tangible book value per share in the years ending December 31, 2023 through December 31, 2025 and accretive to Summit’s estimated tangible book value per share in the year ending December 31, 2026.

In connection with this analysis, Piper Sandler considered and discussed with the PSB board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as PSB’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.35% of the aggregate purchase price, subject to a minimum advisory fee of $600,000, which fee is contingent upon the closing of the merger. At the time of announcement of the merger Piper Sandler’s fee was approximately $728,000. Piper Sandler also received a $150,000 fee from PSB upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee that will become payable to Piper Sandler upon closing of the merger. PSB has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler did not provide any other investment banking services to PSB in the two years preceding the date of its opinion. Piper Sandler informed the PSB board of directors that Piper Sandler acted as placement agent in connection with Summit’s offer and sale of subordinated debt, which transaction occurred in November 2021 and for which Piper Sandler received compensation of approximately $1,500,000. Except for the foregoing, Piper Sandler did not provide any investment banking services to Summit in the two years preceding the date of Piper Sandler’s opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to PSB and Summit and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of PSB and Summit for Piper Sandler’s own account and for the accounts of Piper Sandler’s customers.

Certain PSB Unaudited Prospective Financial Information

PSB does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, PSB is including in this prospectus and proxy statement certain unaudited internal financial forecasts that were made available to Piper Sandler, as PSB’s financial advisor, for purposes of net present value analysis of PSB performed by Piper Sandler in connection with its opinion to the PSB board of directors. The inclusion of these financial forecasts should not be regarded as an indication that any of PSB, Summit or Piper Sandler, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or that it should be construed as financial guidance, and it should not be relied on as such.

The unaudited internal financial forecasts included below were prepared solely for the internal use of PSB and were provided to Piper Sandler for purposes of its net present value analysis of PSB are subjective in many respects. The unaudited internal financial forecasts reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to PSB’s business, all of which are difficult to predict and many of which are beyond PSB’s control. The unaudited internal financial forecasts reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. PSB can give no assurance that the unaudited internal financial forecasts and the underlying estimates and assumptions will be realized. In addition, since the unaudited internal financial forecasts cover multiple years, such forecasts by their nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited internal financial forecasts to be inaccurate include, but are not limited to, risks and uncertainties relating to PSB’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 14 and page 21, respectively, of this prospectus and proxy statement.

The unaudited internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited internal financial forecasts require significant estimates and assumptions that make them inherently less comparable to the similarly titled GAAP measures in PSB’s historical GAAP financial statements. Neither PSB’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited internal financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited internal financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. PSB can give no assurance that, had the unaudited internal financial forecasts been prepared either as of the date of the merger agreement or as of the date of this prospectus and proxy statement, similar estimates and assumptions would be used. PSB does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited internal financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited internal financial forecasts do not take into account the possible financial and other effects on either PSB or Summit, as applicable, of the merger and do not attempt to predict or suggest future results of the combined company. The unaudited internal financial forecasts do not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on either PSB or Summit, as applicable, of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited internal financial forecasts do not take into account the effect on either Summit or PSB, as applicable, of any possible failure of the merger to occur. None of PSB, Summit or Piper Sandler or their affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of PSB, shareholder of Summit or other person regarding PSB’s ultimate performance compared to the information contained in the unaudited internal financial forecasts or that the projected results will be achieved.

The inclusion of the unaudited internal financial forecasts herein should not be deemed an admission or representation by Summit or PSB that such forecasts are viewed as material information of PSB, particularly in light of the inherent risks and uncertainties associated with such forecasts. The unaudited internal financial forecasts included below are not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided solely because they were made available to PSB’s financial advisor, Piper Sandler, and Summit in connection with the merger.

In light of the foregoing, and considering that the PSB special meeting will be held several months after unaudited internal financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, PSB shareholders are cautioned not to place unwarranted reliance on such information.

The following unaudited internal financial forecasts were prepared by PSB’s management and were reviewed and used by Piper Sandler for purposes of the net present value analysis of PSB performed in connection with its opinion to the PSB board of directors:

•	Net income for PSB in the year ending December 31, 2022 of $4,560,000

•	Net income for PSB in the year ending December 31, 2023 of $5,010,000

•	Balance sheet growth rate of 5.0% for the years ending December 31, 2024 through December 31, 2026

•	Estimated dividends per share of PSB common stock for the years ending December 31, 2022 through December 31, 2026 of $0.20.

Certain Summit Unaudited Prospective Financial Information

Summit does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, solely in connection with the merger, Summit is including in this prospectus and proxy statement certain unaudited internal financial information that was made available to PSB and also to Piper Sandler, as PSB’s financial advisor, for purposes of performing the net present value analysis of Summit and the pro forma financial information reflecting the effect of the merger on Summit in connection with Piper Sandler’s opinion to the PSB board of directors. This financial information is included to provide PSB shareholders access to certain non-public information provided to PSB board of directors and Piper Sandler in connection with the merger. The inclusion of this financial information should not be regarded as an indication that any of Summit, PSB or Piper Sandler, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or that it should be construed as financial guidance, and it should not be relied on as such by the PSB shareholders or any other person.

The financial information included below was prepared solely for the internal use of Summit and is subjective in many respects. The unaudited internal financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Summit’s business, PSB’s business and the effect of the merger, all of which are difficult to predict and many of which are beyond Summit’s control. The unaudited internal financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial information constitutes forward-looking information. Summit can give no assurance that the unaudited internal financial information and the underlying estimates and assumptions will be realized. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited internal financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Summit’s business, industry performance, general business and economic conditions, customer requirements, competition, litigation, and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 14 and page 21, respectively, of this prospectus and proxy statement and in Summit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other reports filed by Summit with the SEC.

The unaudited internal financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Summit’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited internal financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited internal financial information does not take into account any circumstances or events occurring after the date they were prepared. Summit can give no assurance that, had the unaudited internal financial information been prepared either as of the date of the merger agreement or as of the date of this prospectus and proxy statement, similar estimates and assumptions would be used. Summit does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited internal financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited internal financial information may not take into account all possible financial and other effects on either Summit or PSB, as applicable, of the merger and does not attempt to predict or suggest future results of the combined company. Further, the unaudited internal financial information does not take into account the effect on either Summit or PSB, as applicable, of any possible failure of the merger to occur. None of PSB, Summit or Piper Sandler or their affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of PSB, shareholder of Summit or other person regarding Summit’s ultimate performance compared to the information contained in the unaudited internal financial information or that the projected results will be achieved.

The inclusion of the unaudited internal financial information herein should not be deemed an admission or representation by Summit or PSB that such forecasts are viewed as material information of Summit, particularly in light of the inherent risks and uncertainties associated with such forecasts. The unaudited internal financial information included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided because they were made available to PSB and Piper Sandler in connection with the merger.

In light of the foregoing, and considering that the PSB special meeting will be held several months after the unaudited internal financial information was prepared, as well as the uncertainties inherent in any forecasted information, PSB shareholders are cautioned not to place unwarranted reliance on such information, and Summit urges all PSB shareholders to review Summit’s most recent SEC filings for a description of Summit’s reported financial results. See “Where You Can Find More Information” on page 92 of this prospectus and proxy statement.

The following unaudited internal financial forecasts were prepared by Summit’s management and were reviewed and used by Piper Sandler for purposes of the net present value analysis of Summit performed in connection with its opinion to the PSB board of directors:

Year Ending December 31 (in thousands)	2023	2024	2025	2026	2027
Estimated Summit income available for common shareholders	$53,463	$53,417	$57,549	$61,642	$65,702
Estimated Summit dividends	$10,649	$11,241	$11,752	$12,263	$12,774

The following unaudited pro forma financial information reflecting the effect of the merger was provided by Summit senior management and used by Piper Sandler in its pro forma transaction analysis:

•	Estimated net income of PSB reflecting the effect of the merger for the years ending December 31, 2023 through December 31, 2027:

Year Ending December 31 (in thousands)	2023	2024	2025	2026	2027
Estimated net income of PSB reflecting effect of the merger	$8,711	$13,721	$14,106	$14,518	$14,952

•	Cost savings equal to 25% of PSB’s projected non-interest expense (50% realized in 2023; 100% thereafter);

•	Total pre-tax transaction expenses of $3.9 million;

•	Loan portfolio credit mark of -1.25% outstanding loan balances;

•	Loan portfolio interest rate mark of -3.00% of outstanding loan balances; and

•	Total resulting intangibles of $29 million (core deposit intangible of $13.2 million amortized over a 10-year period based on a straight-line methodology; goodwill of $15.8 million).

Public Trading Markets

Summit common stock trades on NASDAQ under the symbol “SMMF.” PSB common stock trades on the OTCQX under the symbol “PSBP.” Before the effective time of the merger, Summit has agreed to use its reasonable best efforts to cause the shares of Summit common stock to be issued in the merger to be approved for listing on NASDAQ. The listing of the shares of Summit common stock is also a condition to the consummation of the merger.

Dissenters’ or Appraisal Rights

If the merger is consummated, holders of record of PSB common stock who follow the procedures specified by Sections 3-201 through 3-213 of the Maryland General Corporation Law, which is referred to as the MGCL, will be entitled to determination and payment in cash of the “fair value” of their stock (as determined immediately before the effective time of the merger), plus accrued interest from the effective time of the merger until the date of payment. PSB shareholders who elect to follow these procedures are referred to as dissenting shareholders.

The following summary of the provisions of Sections 3-201 through 3-213 of the MGCL is not intended to be a complete statement of such provisions, the full text of which is attached as Appendix C to this prospectus and proxy statement, and is qualified in its entirety by reference thereto.

A holder of PSB common stock who desires to exercise its dissenters’ rights (i) must file with PSB, at or before the PSB shareholder meeting to vote on the PSB merger proposal, a written objection to the merger which shall be delivered to Melissa A. Quirk at 312 Main Street, Preston, Maryland 21655, (ii) must not vote in favor of the PSB merger proposal, and (iii) within 20 days after acceptance of the articles of merger by the Maryland State Department of Assessments and Taxation, must make a written demand on Summit for payment of the stock that states the number and class of shares for which payment is demanded. All written demands for payment of the fair value of PSB common stock should be delivered or addressed to Summit.

Summit will promptly notify each objecting shareholder in writing of the date the articles of merger are accepted for record by the Maryland State Department of Assessments and Taxation. Summit may also send a written offer to pay the objecting shareholder what it considers to be the fair value of the shareholders stock, and each offer shall be accompanied by the following information relating to PSB: (i) a balance sheet as of a date not more than six months before the date of the offer; (ii) a profit and loss statement for the 12 months ending on the date of the balance sheet; and (iii) any other information Summit considers pertinent. Summit will deliver the notice and offer to each objecting shareholder personally or mail them to the shareholder by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address the shareholder gives Summit in writing, or, if none, at his address as it appears on the records of PSB.

Within 50 days after the Maryland State Department of Assessments and Taxation accepts the articles of merger for record, Summit or the objecting shareholder who has not received payment for the shareholder’s stock, and who has complied with the statutory requirements above, may petition a court of equity in Baltimore County, Maryland, for an appraisal to determine the fair value of the stock. Summit is not obligated to, and has no present intention to, file a petition with respect to an appraisal of the fair value of PSB common stock. Accordingly, it is the obligation of objecting holders of PSB common stock to initiate all necessary action to perfect their dissenters’ rights within the time period prescribed by Section 3-208 of the MGCL.

If a petition for an appraisal is timely filed, after a hearing on the petition, the court will determine the holders of PSB common stock that are entitled to dissenters’ rights and will appoint three disinterested appraisers to determine the fair value of the PSB common stock on terms and conditions the court considers proper. Within 60 days after appointment (or such longer period as the court may direct), the appraisers will file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the stock.

Within 15 days after the filing of this report, any party may object to such report and request a hearing. The court shall, upon motion of any party, enter an order confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment directing the time within which payment for the fair value shall be made by Summit. If the appraisers’ report is rejected, the court may determine the fair value of the stock of the objecting shareholder or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the PSB shareholders’ vote on the merger. The cost of the appraisal proceedings, including compensation and expenses of the appraisers, will be Summit’s responsibility, except that all or any part of the expenses may be assessed against any and all of the objecting shareholders to whom an offer to pay for common stock has been made, if the court finds the failure to accept the offer was arbitrary and vexatious or not in good faith. Costs of the proceedings will not include fees and expenses of counsel. Costs of the proceedings may include fees and expenses of experts only if Summit did not make an offer of payment for the objecting shareholder’s common stock or if the value of the common stock as determined in the appraisal proceeding materially exceeds the amount offered by Summit. The court’s judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity.

The fair value of the objecting shareholder’s PSB common stock as determined under Sections 3-201 through 3-213 of the MGCL could be more than, the same as or less than the value of the Summit stock the objecting shareholder would receive in the merger if the objecting shareholder did not seek appraisal of the PSB common stock. If the objecting shareholder has duly demanded the payment of the fair value of its PSB common stock in compliance with Section 3-203 of the MGCL, the objecting shareholder will not, after making such demand, be entitled to vote the PSB common stock subject to the demand for any purpose or be entitled to, with respect to such shares of stock, the payment of dividends or other distributions payable to holders of record on a record date occurring after the close of business on the date the shareholders approved the merger agreement and the merger. Fair value may not include any appreciation or depreciation that directly or indirectly results from the transaction objected to or from its proposal.

If an objecting shareholder fails to comply strictly with these procedures the objecting shareholder will lose its dissenters’ rights. Consequently, if an objecting shareholder wishes to exercise its dissenters’ rights, it is strongly urged that an objecting shareholder consult a legal advisor before attempting to exercise its dissenters’ rights.

If you are a holder of shares and you wish to seek appraisal rights, you are urged to review the applicable Maryland statutes attached to this prospectus and proxy statement as Appendix C.

Interests of Certain Directors and Executive Officers in the Merger

In considering the recommendations of the PSB board of directors that PSB shareholders vote in favor of the PSB merger proposal, PSB shareholders should be aware that PSB directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of PSB. The PSB board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

PSB Director to Join Summit and Summit Community Bank Boards of Directors

The merger agreement provides that the Summit Board and Summit Community Bank board shall appoint one director to the Summit and Summit Community Bank boards of directors, which director shall be mutually agreed upon by the parties. Upon the effective time, David H. Wilson, Sr., a current director of the PSB board will join the Summit and Summit Community Bank boards of directors until the next annual meeting of shareholders of Summit and Summit Community Bank. Subject to compliance by the boards of directors of their fiduciary duties, Summit and Summit Community Bank have agreed to nominate such director for reelection to the boards of directors at the first annual meeting of shareholders following the effective time.

Members of the Summit board and the Summit Community Bank board are expected to receive compensation consistent with the compensation paid to current non-employee directors of Summit and Summit Community Bank, as described in the definitive proxy statement for Summit’s 2022 annual meeting of shareholders, which is incorporated by reference to this proxy statement/prospectus. For 2022, directors of Summit received $500 per board meeting attended. Non-employee directors of Summit who served on Summit’s Audit and Compliance Committee and Compensation and Nominating Committee received $750 for each meeting attended. Non-employee directors of Summit who served on Summit’s Executive Committee received $500 for each meeting attended. Non-employee directors who served on other committees received $300 per committee meeting attended.

Members of the board of directors of Summit Community Bank are paid an annual retainer fee based on the asset size of the subsidiary bank as of December 31st of the prior year and receive $500 for each meeting attended. For 2022, the annual retainer paid to the members of the board of directors of Summit Community Bank was $15,000. Non-employee directors of Summit Community Bank who served on Summit Community Bank’s Executive Committee received $500 for each meeting attended. Non-employee directors who served on other committees received $300 for each committee meeting attended.

Employment Agreements for PSB Executive Officers

Melissa A. Quirk

Provident State Bank has a written employment agreement with its president and chief executive officer, Melissa A. Quirk. Under the employment agreement, Ms. Quirk also serves as president and chief executive officer of PSB. Ms. Quirk’s current salary is $200,000, and she is eligible to receive an annual bonus of up to 3% of Provident State Bank’s adjusted net income as determined by audit, and a discretionary bonus each year up to $55,000 for 2022, with such maximum increasing in $5,000 increments each year. Ms. Quirk also participates in customary benefit plans made available to other employees of Provident State Bank, as well as payment by Provident State Bank of monthly charges for a cell phone and iPad, and annual dues in community-service type organizations. Ms. Quirk’s employment agreement provides that, in the event of involuntary termination of Ms. Quirk, or good reason resignation by Ms. Quirk, within one year after a change-in-control transaction for PSB or Provident State Bank and subject to her execution and delivery of an irrevocable release prior to the date payments are scheduled to begin, Ms. Quirk is entitled to receive aggregate payments equal to the excess of (i) 2.99 times her average annual compensation, calculated with respect to the previous five years in the manner set forth in her employment agreement, over (ii) all other amounts treated under Section 280G of the Code, and the Treasury Regulations thereunder, which is referred to as Section 280G, as payments in the nature of compensation which are contingent on the change of control, which aggregate amount is to be paid in 36 equal monthly installments, subject to applicable tax withholdings, beginning on the first day of the month following the effective date of such post change in control termination of employment. In addition, Ms. Quirk is entitled to a lump sum payment of $250,000, payable within 5 days after such termination of employment after a change in control, as consideration for non-solicitation, non-compete and non-piracy covenants, for three years after such termination. If Ms. Quirk is treated as receiving a “parachute payment” within the meaning of Section 280G, then such installment payments are subject to reduction by the smallest amount necessary so that Ms. Quirk does not receive a parachute payment, provided that such reduction increases the after-tax amount received by Ms. Quirk.

Additionally, Ms. Quirk has a participant account in Provident State Bank’s non-qualified deferred compensation plan that is 100% vested and which will pay out in a lump sum on the last business day of the month during which a change in control takes place.

Ms. Quirk also has been awarded non-qualified stock options that vest upon a change in control unless such options are replaced by the acquiring corporation. As contemplated by the merger agreement, Ms. Quirk shall be entitled to receive cash for these stock options in an amount equal to the product obtained by multiplying (1) the difference between (a) $35.00 and (b) the exercise price (rounded to the nearest cent) for each outstanding option by (2) the number of shares of PSB common stock subject to such option.

John A. Scaldara

Provident State Bank has a written employment agreement with its chief financial officer, John A. Scaldara. Under the employment agreement, Mr. Scaldara also serves as chief financial officer of PSB. Mr. Scaldara’s current salary is $208,884, and he is eligible to receive an annual bonus of up to 1% of Provident State Bank’s adjusted net income as determined by audit. Mr. Scaldara also participates in customary benefit plans made available to other employees of Provident State Bank, as well as payment by Provident State Bank of monthly charges for a cell phone and iPad, annual dues in professional and community-service type organizations, and registration fees associated with educational courses required to maintain certification from licensing and professional associations for Mr. Scaldara. Mr. Scaldara’s employment agreement provides that, in the event of involuntary termination of Mr. Scaldara, or good reason resignation by Mr. Scaldara, concurrent with or within twelve months after a change-in-control transaction for PSB or Provident State Bank and subject to his execution and delivery of an irrevocable release prior to the date payments are scheduled to begin, an aggregate amount equal to two times the sum of (i) his base salary at his annual base rate then in effect plus (ii) his average annual bonus for the three (or fewer) most recent years during which he has been employed, paid in regular bi-weekly installments for a period of 24 months from the date of termination, plus a lump sum amount which, after reduction for anticipated federal and state income taxes, is equal to 24 times the monthly contribution by Provident State Bank for medical, dental, and vision insurance for Mr. Scaldara. If Mr. Scaldara is treated as receiving a “parachute payment” within the meaning of Section 280G, then such installment payments are subject to reduction by the smallest amount necessary so that Mr. Scaldara does not receive a parachute payment, provided that such reduction increases the after-tax amount received by Mr. Scaldara. In addition, Mr. Scaldara is subject to non-piracy and non-solicitation covenants for a period of one-year after termination of his employment. In the event of Mr. Scaldara’s involuntary termination, with or without cause, or his resignation for good reason, within 12 months of a change in control, Mr. Scaldara is also subject to a non-compete covenant for a period of one year.

Additionally, Mr. Scaldara has a participant account in Provident State Bank’s non-qualified deferred compensation plan that is 100% vested and which will pay out in a lump sum on the last business day of the month during which a change in control takes place.

Mr. Scaldara also has been awarded non-qualified stock options that vest upon a change in control unless such options are replaced by the acquiring corporation. As contemplated by the merger agreement, Mr. Scaldara shall be entitled to receive cash for these stock options in an amount equal to the product obtained by multiplying (1) the difference between (a) $35.00 and (b) the exercise price (rounded to the nearest cent) for each outstanding option by (2) the number of shares of PSB common stock subject to such option.

Billie Jo Newman

Provident State Bank has a written change in control agreement with an executive officer, Billie Jo Newman. Ms. Newman’s change in control agreement provides that, in the event of a change of control of PSB or Provident State Bank followed within 6 months by the termination by Provident State Bank of Ms. Newman’s employment for any reason other than for cause, provided she signs and delivers an irrevocable release, Ms. Newman is entitled to receive a lump sum cash payment equal to 1 times the sum of (i) her then base salary and (ii) the highest annual bonus paid to Ms. Newman during the 5 years prior to termination, subject to applicable withholding taxes, payable within 10 calendar days following such termination of employment. In addition, Provident State Bank will continue to provide Ms. Newman and her dependents with life insurance, and non-taxable medical and dental coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by Provident State Bank for Ms. Newman prior to such termination of employment. Such coverage shall cease upon the expiration of 12 full calendar months after such termination. Such payments are subject to a reduction, if it is determined that any payment in the nature of compensation by Provident State Bank to or for the benefit of Ms. Newman is a “parachute payment” subject to the limitations of Section 280G, to an amount, the present value of which maximizes the aggregate present value of parachute payments without causing such parachute payments to exceed the Section 280G limit. In addition, under the change in control agreement, Ms. Newman is subject to non-solicitation and non-piracy covenants for a period of twelve months after such termination after a change in control.

Ms. Newman also has been awarded non-qualified stock options that vest upon a change in control unless such options are replaced by the acquiring corporation. As contemplated by the merger agreement, Ms. Newman shall be entitled to receive cash for these stock options in an amount equal to the product obtained by multiplying (1) the difference between (a) $35.00 and (b) the exercise price (rounded to the nearest cent) for each outstanding option by (2) the number of shares of PSB common stock subject to such option.

Summit and/or Summit Community Bank plan to offer an employment arrangement to Ms. Newman, contingent upon the merger taking place, pursuant to which Ms. Newman’s current change in control agreement would terminate at the effective time, and Ms. Newman would have an opportunity, if her employment continued, to vest in a retention bonus or bonuses after a period or periods of service with Summit and/or Summit Community Bank. Such employment and retention arrangement will include reasonable and customary non-compete, non-piracy and non-solicitation covenants.

Lauren Kimlel

Provident State Bank has a written change in control agreement with an executive officer, Lauren Kimlel. Ms. Kimlel’s change in control agreement provides that, in the event of a change of control of PSB or Provident State Bank followed within 6 months by the termination by Provident State Bank of Ms. Kimlel’s employment for any reason other than for cause, provided she signs and delivers an irrevocable release, Ms. Kimlel is entitled to receive a lump sum cash payment equal to one (1) times the sum of (i) her then base salary and (ii) the highest annual bonus paid to Ms. Kimlel during the 5 years prior to termination, subject to applicable withholding taxes, payable within 10 calendar days following such termination of employment. In addition, Provident State Bank will continue to provide Ms. Kimlel and her dependents with life insurance, and non-taxable medical and dental coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by Provident State Bank for Ms. Kimlel prior to such termination of employment. Such coverage shall cease upon the expiration of 12 full calendar months after such termination. Such payments are subject to a reduction, if it is determined that any payment in the nature of compensation by Provident State Bank to or for the benefit of Ms. Kimlel is a “parachute payment” subject to the limitations of Section 280G, to an amount, the present value of which maximizes the aggregate present value of parachute payments without causing such parachute payments to exceed the Section 280G limit. In addition, under the change in control agreement, Ms. Kimlel is subject to non-solicitation and non-piracy covenants for a period of twelve months after such termination after a change in control.

Ms. Kimlel also has been awarded non-qualified stock options that vest upon a change in control unless such options are replaced by the acquiring corporation. As contemplated by the merger agreement, Ms. Kimlel shall be entitled to receive cash for these stock options in an amount equal to the product obtained by multiplying (1) the difference between (a) $35.00 and (b) the exercise price (rounded to the nearest cent) for each outstanding option by (2) the number of shares of PSB common stock subject to such option.

Indemnification and Insurance

Following the effective time of the merger and for a period of six years thereafter, (so long as Summit can obtain directors and officers liability coverage for PSB officers and directors for such period) Summit must indemnify, defend and hold harmless the present directors, officers and employees of PSB and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the effective time of the merger (including, without limitation, the transactions contemplated by the merger agreement) to the fullest extent that PSB is currently permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of Maryland, PSB and its subsidiaries respective articles, bylaws, similar constituent documents and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Maryland law, PSB and its subsidiaries respective articles, bylaws, similar constituent documents and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director.

For a period of six years from the effective time of the merger, Summit shall maintain director’s and officer’s liability insurance (determined as of the effective time of the merger) with respect to claims against present and former directors and officers of PSB and its subsidiaries arising from facts or events that occurred before the effective time of the merger, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by PSB and its subsidiaries; provided, that in no event shall Summit be required to expend, on an annual basis, more than 150% of the current amount expended by PSB or its subsidiaries, which is referred to as the insurance amount, to maintain or procure such directors and officers insurance coverage; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the insurance amount, Summit must use its reasonable best efforts to obtain the most advantageous coverage available for an annual premium equal to the insurance amount; and provided, further, that officers and directors of PSB or its subsidiaries may be required to make application and provide customary representations and warranties to Summit’s insurance carrier for the purpose of obtaining such insurance. Summit shall provide proof of such coverage to PSB no later than 10 days prior to the effective time.

Summit has agreed that it will not consolidate with or merge with any other corporation or entity where it is not the continuing or surviving corporation, or transfer all or substantially all of its property or assets, unless proper provision is made so that the successors and assigns of Summit and its subsidiaries assume the obligations of indemnification (for a period of four years from the effective time of the merger) under the merger agreement.

These provisions shall survive the effective time of the merger and are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

Accounting Treatment of the Merger

The merger will be accounted for using acquisition accounting in accordance with U.S. generally accepted accounting principles, for accounting and financial reporting purposes. Under acquisition accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of PSB as of the effective time of the merger will be recorded at their respective fair values and added to those of Summit. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of Summit issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of PSB.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this prospectus and proxy statement and is incorporated herein by reference. This summary may not contain all of the information about the merger agreement that may be important to you. You should read the merger agreement carefully, and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

Each of the Summit board of directors and the PSB board of directors has approved the merger agreement, which provides for the merger of PSB with and into Summit, with Summit as the surviving entity in the merger. Immediately following the merger, PSB’s wholly owned banking subsidiary, Provident State Bank, will be merged with and into Summit Community Bank, which is referred to as the bank merger, with Summit Community Bank surviving as the surviving bank in the bank merger.

The Summit Community Bank articles of incorporation and the Summit Community Bank bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and bylaws of the surviving corporation.

Merger Consideration

Under the terms of the merger agreement, each share of PSB common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive 1.2347 shares of Summit common stock, which is referred to as the merger consideration.

Based upon the closing sale price of the Summit common stock on NASDAQ of $26.21 on February 2, 2023 the most current date available prior to the printing of this prospectus and proxy statement, each common share of PSB will be entitled to be exchanged for the merger consideration with a value equal to $32.36 per share.

No fractional shares of Summit common stock will be issued in connection with the merger. Instead, each holder of shares of common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Summit common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Summit common stock multiplied by (ii) the average volume weighted price per share of the Summit common stock over the 20 consecutive trading days ending on the trading day immediately prior to the determination date which is the fifth calendar day immediately prior to the effective time, or if such calendar day is not a trading day, then the trading day immediately preceding such calendar day. A PSB shareholder whose direct shareholdings are represented by multiple PSB stock certificates will have all shares associated with those stock certificates aggregated for purposes of calculating whole shares and cash in lieu of fractional shares to be received upon completion of the merger.

A PSB shareholder also has the right to obtain the fair value of his, her or its shares of PSB common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the MGCL. Shares of PSB common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who votes against the merger proposal and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the MGCL are referred to as “dissenting shares.” See “The Merger—Dissenters’ or Appraisal Rights” on page 49.

If Summit changes the number of shares of Summit common stock outstanding prior to the effective time of the merger as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to the Summit common stock and the record date for such corporate action is prior to the effective time of the merger, then the per share stock consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to Summit and PSB.

The value of the shares of Summit common stock to be issued to PSB shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Summit common stock. See “Risk Factors—Because the sale price of the Summit common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger.”

Surrender of PSB Stock Certificates and Book Entry Shares

Customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificate(s) representing shares of PSB common stock, shall pass, only upon proper delivery of such certificates to Summit or the exchange agent or transfer of book entry shares to Summit or the exchange agent) shall be mailed at least 10 days prior to the anticipated closing date to each holder of record of PSB common stock.

Upon surrender to the exchange agent of the certificate(s) representing his, her or its shares of PSB common stock or any book entry shares of PSB common stock, a PSB shareholder will be entitled to receive after the effective time of the merger the merger consideration (including any cash in lieu of fractional shares). Until surrendered, each such certificate or book entry shares will represent after the effective time of the merger, for all purposes, only the right to receive the merger consideration (including any cash in lieu of fractional shares without interest) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement.

No dividends or other distributions with respect to Summit common stock after completion of the merger will be paid to the holder of any unsurrendered PSB stock certificates or book entry shares with respect to the shares of Summit common stock represented by those certificates or book entry shares until those certificates or book entry shares have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered PSB stock certificate, the holder of the certificate will be entitled to receive, without interest: (i) any cash payable with respect to a fractional share of Summit common stock to which such holder is entitled to pursuant to the merger agreement, if applicable, and the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Summit common stock represented by that certificate; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Summit common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of Summit common stock issuable in exchange for that certificate.

Shares of Summit common stock and cash in lieu of any fractional shares may be issued or paid in a name other than the name in which the surrendered PSB stock certificate is registered if: (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer; and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not applicable.

None of Summit, the exchange agent or any other person will be liable to any former PSB shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any PSB stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by the exchange agent, post a bond in such amount as the exchange agent determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of Summit and PSB to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by PSB shareholders;

•	the authorization for listing on NASDAQ of the shares of Summit common stock to be issued in the merger;

•

(a) all authorizations, consents, orders or approvals of, or declarations, notices, filings or registrations with, and all expirations and terminations of waiting periods required from, any governmental entity that are necessary to obtain the requisite regulatory approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations, filings or registrations shall be in full force and effect, and (b) any other consents or approvals from any governmental entity or other third party relating to the merger, the bank merger or any of the other transactions provided for in the merger agreement, except in the case of clause (b) for those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Summit Community Bank shall have been obtained, and all such consents or approvals shall be in full force and effect;

•

the effectiveness of the Registration Statement on Form S-4, of which this prospectus and proxy statement is a part, under the Securities Act, and the absence of a stop order suspending the effectiveness of the Registration Statement on Form S-4 or any proceeding initiated or threatened by the SEC for that purpose;

•

the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•

no requisite regulatory approval shall have been granted subject to any condition or conditions that, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the merger or bank merger by any governmental entity of competent jurisdiction that, in connection with the grant of a requisite regulatory approval or otherwise,

(a)	requires any of the parties to pay any amounts that would be material to any of the parties or to divest any banking office, line of business or operations or to increase its regulatory capital, or

(b)

imposes any condition, requirement or restriction upon Summit or its subsidiaries, that, in the case of either (i) or (ii), would, individually or in the aggregate, reasonably be expected to create a burdensome condition on Summit or its subsidiaries;

•

the accuracy of such party’s representations and warranties, as of the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement), other than, in most cases, inaccuracies that would not reasonably be expected to have a material adverse effect on such parties;

•	the performance in all material respects by the other party of its respective obligations under the merger agreement;

•

the receipt by each party of an officer’s certificate executed by the chief executive officer and chief financial officer of the other party certifying that the previous two conditions listed above have been satisfied; and

•	the receipt by each party of its counsel’s opinion that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of Summit. In addition to the mutual closing conditions, Summit’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

as of the effective time, the number of issued and outstanding shares of PSB common stock shall not exceed 1,599,104 and all representations by PSB regarding its capital structure shall be true and correct in all respects as of the date of the merger agreement and as of the effective time as though made on and as of the effective time;

•	the Dissenting Shares must constitute less than 7.5% of the outstanding shares of PSB common stock;

•

simultaneously with the execution of the merger agreement, Summit received from each of the individuals set forth on the disclosure schedules, the voting agreement, a form of which is included as an exhibit to Appendix A attached to this prospectus and proxy statement; and

•

simultaneously with the execution of the merger agreement, Summit received from each of the directors of PSB, a director support agreement, a form of which is included as an exhibit to Appendix A attached to this prospectus and proxy statement.

Representations and Warranties

The merger agreement contains customary representations and warranties of Summit and PSB relating to their respective businesses, which were made solely for the purposes of the merger agreement. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. In addition, these representations and warranties:

•

may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those qualifications set forth in confidential disclosure schedules in connection with signing the merger agreement;

•

will not survive consummation of the merger, except for those representations and warranties that by their terms apply or are to be performed in whole or in part after the effective time of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger.

Summit will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosures as required by federal securities laws.

The representations and warranties made by Summit and PSB to each other primarily relate to:

•	corporate organization, existence and power;

•	capitalization;

•	ownership of subsidiaries;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with governmental entities, including, in the case of Summit, the SEC;

•	absence of material adverse effect on each party since December 31, 2021 through the date of the merger agreement;

•	compliance with laws and the absence of regulatory agreements;

•	accounting methods and internal controls;

•	litigation;

•	agreements with regulators;

•	derivative instruments and transactions;

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this prospectus and proxy statement;

•	fees paid to financial advisors;

•	employee benefit plans; and

•	IT systems.

PSB has also made representations and warranties to Summit with respect to:

•	financial statements;

•	undisclosed liabilities;

•	tax matters;

•	material contracts;

•	labor matters;

•	the inapplicability to the merger of state takeover laws;

•	the vote required by PSB shareholders to approve the merger;

•	ownership and other property rights;

•	condition of assets;

•	intellectual property;

•	loan matters;

•	deposits;

•	investment securities and commodities;

•	maintenance of insurance policies;

•	absence of actions or omissions by present or former directors, advisory directors, officers, employees or agents that would give rise to a material claim for indemnification;

•	transactions with affiliates;

•	absence of certain gifting practices;

•	environmental matters;

•	accuracy of books and records;

•	employee relationships;

•	forms of lending and security instruments;

•	administration of fiduciary accounts;

•	the opinion of PSB’s financial advisor; and

•	no other representations or warranties, express or implied having been made.

Summit also has represented to PSB that no vote of its shareholders is required to consummate the merger and it has, and at the closing of the merger will have, access to sufficient funds available to make all cash payments required to consummate the transactions contemplated by the merger agreement. Summit further represented that no other representations or warranties, express or implied have been made.

Waiver and Amendment

Summit and PSB may jointly amend the merger agreement and each may waive its right to require the other party to adhere to the terms and conditions of the merger agreement. However, Summit and PSB may not do so after PSB shareholders approve the merger agreement if the amendment or waiver would violate the MGCL, require further approval from PSB’s shareholders or such amendment changes the form or amount of merger consideration in a manner that is adverse in any respect to PSB’s shareholders.

Indemnification; Directors and Officers Insurance

Following the effective time of the merger and for a period of six years thereafter (so long as Summit can obtain directors and officers liability coverage for PSB officers and directors for such period), Summit must indemnify, defend and hold harmless the present directors, officers and employees of PSB and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the effective time of the merger (including, without limitation, the transactions contemplated by the merger agreement) to the fullest extent that PSB is currently permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of Maryland, PSB and its subsidiaries respective articles, bylaws, similar constituent documents and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Maryland law, PSB and its subsidiaries respective articles, bylaws, similar constituent documents and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director.

For a period of six years from the effective time of the merger, Summit shall maintain director’s and officer’s liability insurance (determined as of the effective time of the merger) with respect to claims against present and former directors and officers of PSB and its subsidiaries arising from facts or events that occurred before the effective time of the merger, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by PSB and its subsidiaries; provided, that in no event shall Summit be required to expend, on an annual basis, more than 150% of the current amount expended by PSB or its subsidiaries, which is referred to as the insurance amount, to maintain or procure such directors and officers insurance coverage; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the insurance amount, Summit must use its reasonable best efforts to obtain the most advantageous coverage available for an annual premium equal to the insurance amount; and provided, further, that officers and directors of PSB or its subsidiaries may be required to make application and provide customary representations and warranties to Summit’s insurance carrier for the purpose of obtaining such insurance. Summit shall provide proof of such coverage to PSB no later than 10 days prior to the effective time.

Summit has agreed that it will not consolidate with or merge with any other corporation or entity where it is not the continuing or surviving corporation, or transfer all or substantially all of its property or assets, unless proper provision is made so that the successors and assigns of Summit and its subsidiaries assume the obligations of indemnification (for a period of four years from the effective time of the merger) under the merger agreement.

These provisions shall survive the effective time of the merger and are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

Acquisition Proposals

PSB has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries and their officers, directors, agents, advisors and affiliates not to: solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any acquisition proposal (as defined below); disclose to any third party any information concerning the business, properties, books or records of PSB or any PSB subsidiary or otherwise relating to an acquisition proposal, other than as provided in the merger agreement or as compelled by law; release any person from a confidentiality agreement or standstill agreement; or cooperate with any third party to make any acquisition proposal, other than the sale by Provident State Bank of assets in the ordinary course of business. However, none of the foregoing prohibits PSB or its subsidiaries’ officers, directors, agents, advisors, and affiliates from informing any person of the terms of this provision or from contacting any person (or such person’s representatives) who has made, after the date of the merger agreement, an acquisition proposal solely to request clarification of the terms and conditions thereof so as to determine whether the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below). PSB must immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the merger agreement with any persons other than Summit with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an acquisition proposal. Within 2 days of receipt of any unsolicited offer, PSB will communicate to Summit the terms of any proposal or request for information and the identity of the parties involved.

Notwithstanding this agreement, at any time prior to the approval of the merger agreement by the PSB shareholders, if PSB receives an unsolicited acquisition proposal that the PSB board of directors determines in good faith is reasonably likely to constitute or result in a superior proposal, then PSB may: (i) negotiate and enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to PSB than the confidentiality agreement entered into by PSB and Summit prior to the execution of the merger agreement; (ii) furnish PSB confidential information to the third party making the acquisition proposal pursuant to such confidentiality agreement; and (iii) negotiate with the third party making the acquisition proposal regarding such proposal, if the PSB board of directors determines in good faith (following consultation with counsel) that failure to take such actions would, or would be reasonably likely to result in, a violation of its fiduciary duties under applicable law. Provident State Bank will promptly, and in any event within 2 days of receipt of any unsolicited, bona fide written acquisition proposal, (x) notify Summit in writing of the receipt of such acquisition proposal or any request for nonpublic information relating to Provident State Bank or for access to the properties, assets, books or records of Provident State Bank by any person that has made, or to the knowledge of Provident State Bank may be considering making, an acquisition proposal and (y) communicate the name of such person and the material terms of such acquisition proposal to Summit, including as they may change upon any modification or amendment to the terms thereof. Provident State Bank will keep Summit fully apprised of the status of and other matters relating in any material respect to any such Acquisition Proposal on a reasonably timely basis.

An “acquisition proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving PSB or any of its subsidiaries or any proposal or offer to acquire equity interests representing 15.0% or more of the voting power of, or at least 10.0% of the assets or deposits of, PSB or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

A “superior proposal” means a written acquisition proposal that the PSB board (or any committee thereof) concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger (a) after consulting with its financial advisors (who shall be a nationally recognized investment banking firm), (b)

after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (c) after taking into account all legal (following consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; however, for purposes of the definition of “superior proposal,” the references to “15.0% or more” and “at least 10.0%” in the definition of acquisition proposal shall be deemed to be references to “a majority”.

The merger agreement generally prohibits the PSB board of directors making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to Summit the recommendation of the PSB board of directors’ set forth in this prospectus and proxy statement that the PSB shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to Summit such recommendation). At any time prior to the approval of the merger agreement by the PSB shareholders, however, the PSB board of directors may effect a change in recommendation or terminate the merger agreement to enter into an agreement in response to a bona fide written unsolicited acquisition proposal that the PSB board of directors determines in good faith constitutes a superior proposal if the PSB board of directors determines (after consultation with counsel) that the failure to do so could be inconsistent with its fiduciary obligations to PSB shareholders under applicable law. The PSB board of directors may not make a change in recommendation, or terminate the merger agreement to pursue a superior proposal, unless:

(i)	PSB has not breached any of the provisions of the merger agreement relating to acquisition proposals; and

(ii)

the PSB board of directors determines in good faith (after consultation with counsel) that such superior proposal continues to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by Summit), PSB has given Summit at least four business days’ prior written notice of its intention to take such action and before making such change in recommendation, PSB has negotiated in good faith with Summit during the notice period (to the extent Summit wishes to negotiate) to enable Summit to adjust the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal.

If the PSB board of directors makes a change in recommendation, or if PSB pursues a superior proposal, PSB could be required to pay Summit a termination fee of $2,200,000 in cash. See “Termination Fee” beginning on page 69.

Closing Date; Effective Time

The merger will be consummated and become effective upon the issuance of a certificate of merger by the West Virginia Secretary of State and the Maryland State Department of Assessments and Taxation (or on such other date as may be specified in the articles of merger to be filed with the West Virginia Secretary of State and the Maryland State Department of Assessments and Taxation). Unless otherwise agreed to by Summit or PSB, the closing of the merger will take place on the first day of the following month after the last of the conditions to the merger have been satisfied or waived.

Regulatory Approvals

The merger and the other transactions contemplated by the merger agreement require the approval of the Federal Deposit Insurance Corporation, which is referred to as the FDIC, the West Virginia Board of Banking and Financial Institutions, which is referred to as the WVBBFI, the Maryland Commissioner of Financial Regulation, which is referred to as the MCFR, and a waiver from the Board of Governors of the Federal Reserve System, which is referred to as the Federal Reserve.

As bank holding companies, Summit and PSB are subject to regulation under the Bank Holding Company Act of 1956, as amended, which is referred to as the BHCA. Summit Community Bank is West Virginia banking corporation and is regulated by the WVBBFI and the West Virginia Division of Financial Institutions, which is referred to as the WVDFI. Provident State Bank is a Maryland banking corporation is regulated by the MCFR.

On December 29, 2022, Summit requested a waiver of a Section 3 application under the Bank Holding Company Act from the Federal Reserve, and Summit Community Bank filed an application to obtain approval from the FDIC to acquire Provident State Bank under the Bank Merger Act and filed applications for the approval with the WVDFI and MCFR.

In granting its approval under the Bank Merger Act, the FDIC must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of the merging banks, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the merging banks in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of the merging banks in combating money laundering activities, and the risk that would be posed by the merger to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing. The WVDFI and MCFR review the merger under similar standards. The merger cannot be consummated prior to receipt of all required approvals. The bank merger may not be consummated until 30 days after the approval of the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds.

The merger requires the approval of the Federal Reserve Board pursuant to the BHCA, unless the Federal Reserve Board is willing to grant a waiver pursuant to its regulations allowing for such waivers. If a waiver is not received, the Federal Reserve Board will also consider factors such as financial and managerial resources, future prospects, the convenience and needs of the community and competitive factors. In such case, the merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds. On January 20, 2023, Summit received a no objection letter from the Federal Reserve Board in connection with its request for a waiver of a Section 3 application from the BHCA.

The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board or FDIC approval, as the case may be, unless a court specifically orders otherwise. In reviewing the merger and the bank merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board and the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the applicable banking regulator regarding the merger’s (or the bank merger’s) competitive effects.

Summit and PSB are not aware of any other governmental approvals or actions be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that such further necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the exchange ratio for converting PSB common stock to Summit common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, PSB and Summit have agreed to certain restrictions on their activities until the effective time of the merger. PSB has agreed that it will, and will cause each of its subsidiaries to, do the following:

•	cooperate with Summit and its subsidiaries to cause PSB to merge with and into Summit;

•

if requested by Summit, no later than 30 days before the effective time, take, and cause Provident State Bank to take, such action as may be necessary to terminate its 401(k) plan and trust not later than immediately prior to the effective time, including accruing the estimated expense associated with terminating its 401(k) plan and trust;

•

make all payments with respect to contracts to which PSB or any of its subsidiaries is a party that would give rise to any liability, fee, cost or expense (including any change-in-control fee) arising from the consummation of the merger, except if pursuant to the employment agreements described in the merger agreement such change-in-control provisions are waived; and

•

use its best efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts and contracts related to the provision of any other electronic banking services will, if the merger occurs, be terminated after the consummation of the merger on a date to be mutually agreed upon by PSB and Summit.

PSB has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following, except as expressly permitted by the merger agreement or the prior written consent of Summit:

•	enter into any new line of business;

•

change its or its subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any material respect, except as required by applicable legal requirements or by policies imposed by a governmental entity;

•

incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

•

enter into or terminate any material lease, contract or agreement (except with respect to such terminations as may be set forth in the merger agreement) or make any change to any existing material leases, contracts or agreements, except as required by applicable legal requirements or by policies imposed by a governmental entity;

•	take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement;

•

declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned subsidiary of PSB, or as specifically contemplated in the merger agreement and its regular annual dividend of $0.20 per share consistent with past practice;

•

split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•

purchase, redeem or otherwise acquire, or permit any subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (other than the acquisition of shares of debts previously contracted, or DPC shares, in the ordinary course of business consistent with past practice);

•

issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned subsidiary of its capital stock to its parent;

•

amend or propose to amend its charter, certificate of formation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by the merger agreement, enter into, or permit any subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned subsidiary of PSB;

•

acquire or agree to acquire, by merging or consolidating with, by purchasing equity interest in or the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business; however, the foregoing shall not prohibit foreclosures, repossessions or acquisitions of other DPC shares in the ordinary course of business;

•

sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its subsidiaries and indebtedness of others held by PSB and its subsidiaries) exceeding $150,000, in the aggregate, in any calendar month, except for sales of OREO, mortgages originated or held by Provident State Bank in the ordinary course of business consistent with past practice, investment securities in the ordinary course of business consistent with past practice, and sales of assets as required by applicable legal requirements or by policies imposed by a governmental entity;

•

incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long term debt securities of PSB or any of its subsidiaries or guarantee any long-term debt securities of others, other than indebtedness of any subsidiary of PSB to PSB or to another subsidiary of PSB;

•	prepay or voluntarily repay any subordinated indebtedness;

•

make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any borrower and its affiliates that, individually or collectively, would be in excess of $3,500,000, except as contemplated by the merger agreement;

•

maintain the allowance for loan and lease losses account for Provident State Bank in an amount adequate in all material respects and consistent with past practices and in compliance with applicable regulatory requirements, including GAAP and all applicable rules and regulations;

•

intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, or (unless such action is required by applicable legal requirements) which would adversely affect the ability of the parties to obtain any of the requisite regulatory approvals without imposition of a condition or restriction of the type referred to in the merger agreement;

•

make any material change in its methods of accounting in effect at December 31, 2021, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred in by PSB’s independent auditors or required by a governmental entity;

•	make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund;

•	enter into, adopt, amend or terminate (except for such amendments as may be required by applicable legal requirements or as provided under the merger agreement) any PSB benefit plan, or any agreement, arrangement, plan or policy between PSB or a subsidiary of PSB and one or more of its directors or officers;

•

except for normal pay increases to rank and file employees and PSB’s standard annual employee bonus, in the ordinary course of business consistent with past practice, or as required by any plan or arrangement as in effect as of the date hereof, materially increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

•	enter into any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits;

•

enter into any new contract or agreement providing that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation, shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by the merger agreement, either alone or in combination with some other event;

•

grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award except PSB’s standard annual employee bonus, or as required as an existing obligation of PSB under the terms of any existing agreement;

•

materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

•	agree to, or make any commitment to, take, or authorize, any of the actions prohibited by the foregoing, except with respect to actions taken as trustee, custodian or other fiduciary.

Summit has agreed that it will not, and will not permit any of its subsidiaries, to do the following, except as expressly permitted by the merger agreement or the prior written consent of PSB:

•	amend the articles or bylaws of Summit in a manner that would adversely affect PSB or any of its subsidiaries;

•	take any action that would reasonably be expected to result in the merger or the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

•

take any action that is likely to materially impair Summit’s ability to perform any of its obligations under the merger agreement or Summit Community Bank’s ability to perform any of its obligations under the bank agreement and plan of merger; or

•	agree or commit to do any of the foregoing.

In general, each party has also agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity, or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•

consult with the other on all strategic, integration and operational matters to the extent such consultation is deemed necessary or appropriate by Summit and is not in violation of applicable legal requirements;

•

file all reports, schedules, applications, registrations, and other information required to be filed by each of them with all other relevant governmental entities and to obtain all of the requisite regulatory approvals between the date of the merger agreement and the effective time of the merger;

•

use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters that could reasonably give rise to a claim prior to the effective time of the merger;

•

prior to the effective time of the merger, (a) each of PSB and Summit shall exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations, (b) PSB shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) PSB shall not be required to agree to any material obligation that is not contingent upon the consummation of the merger; and

•	use commercially reasonable efforts to cause to be delivered at the closing all documents required as conditions precedent to the consummation of the merger, as applicable.

Regulatory Matters

This prospectus and proxy statement forms part of a Registration Statement on Form S-4, which Summit has filed with the SEC. Each of Summit and PSB has agreed to use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement for as long as necessary to complete the merger and the other transactions contemplated by the merger agreement.

Summit has agreed to use its commercially reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and PSB has agreed to furnish all information concerning PSB and the holders of PSB common stock as may be reasonably requested in connection with any such action.

Summit and PSB have agreed to cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the merger and the bank merger and to make effective the other transactions contemplated by the merger agreement as promptly as reasonably practicable after the date of the merger agreement. However, neither Summit nor PSB shall be obligated to take any action if the taking of such action or the obtaining of a consent, authorization, order, approval or exemption shall result in a condition or restriction upon such party or on the surviving entity that would have any of the following effects upon such party, (i) require a party to pay an amount that would be material to such party or to divest any banking office, line of business or operations or to increase regulatory capital or (ii) impose any condition, requirement or restriction upon Summit or its subsidiaries, that, in the case of (i) or (ii) above, would individually or in the aggregate, reasonably be expected to create a burdensome condition on Summit or its subsidiaries.

PSB and Summit have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to PSB or Summit, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In addition, Summit and PSB will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of matters relating to the completion of the merger. Summit and PSB shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all governmental entities in connection with the transactions contemplated by the merger agreement.

Additionally, each of Summit and PSB has agreed to furnish to the other, upon request, all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this prospectus and proxy statement, the Registration Statement on Form S-4 or any other statement, filing, notice or application made by or on behalf of Summit, PSB or any of their respective subsidiaries to any regulatory or governmental entity in connection with the merger, the bank merger of any or the other transactions contemplated by the merger agreement.

NASDAQ Listing

Summit has agreed to use its commercially reasonable best efforts to cause the shares of Summit common stock to be issued to the holders of PSB common stock in the merger to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

Following the effective time of the merger, Summit will provide employees of PSB with employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Summit. Summit will cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the PSB benefit plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents. To the extent permitted by Summit’s benefit plans, Summit will give the covered employees full credit for their prior service with PSB and its subsidiaries for purposes of eligibility and vesting but not for purposes of benefit accrual under Summit’s benefit plans, except that no prior service credit will be granted for any purpose under the Summit Financial Group, Inc. Employee Stock Ownership Plan.

Except for employees of PSB or Provident State Bank with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements), Summit will pay each employee of PSB or Provident State Bank who is involuntarily terminated by Summit or any of its subsidiaries (other than for cause) concurrently with the effective time or within twelve months of the effective time, two weeks of severance per full year of service with PSB or Provident State Bank, as the case may be, with a minimum of four weeks of severance pay and a maximum of 26 weeks of severance pay.

All persons who are employees of PSB or its subsidiaries immediately prior to the effective time and whose employment is not terminated, if any, at or prior to the effective time shall be employed at will, and no contractual right with respect to employment shall inure to such employees because of the merger agreement, except as otherwise contemplated by the merger agreement. Summit shall honor all PSB employment, supplemental retirement and change of control agreements existing as of the date of the merger agreement that have been disclosed to Summit, unless otherwise agreed by the parties thereto.

Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except for any applicable termination fees, and except that (a) if the merger and the bank merger are consummated, the surviving entity shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the merger, other than state transfer taxes where the obligation to pay is solely that of a PSB shareholder, and (b) the printing and mailing expenses incurred in connection with printing and mailing this prospectus and proxy statement shall be shared equally by Summit and PSB.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by PSB shareholders, as follows:

•	by mutual written consent of Summit and PSB;

•

by either Summit or PSB, if (i) a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (ii) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•	by either Summit or PSB, if the merger has not been completed by December 1, 2023;

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by Summit, upon written notice to PSB, if any application for requisite regulatory approval shall have been denied or withdrawn at the request or recommendation of the governmental entity from which a requisite regulatory approval is required or if any such application is approved with commitments, conditions or understandings, whether contained in an approval letter or otherwise, which, imposes a burdensome condition on Summit or its subsidiaries, as applicable;

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by either Summit or PSB, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within 30 days following written notice to the breaching party or by its nature or timing cannot be cured within that time period;

•	by Summit, upon written notice to PSB, if, since the date of the merger agreement, there shall have occurred a material adverse effect with respect to PSB;

•	by PSB, upon written notice to Summit, if, since the date of the merger agreement, there shall have occurred a material adverse effect with respect to Summit;

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by Summit, if the PSB board of directors fails to recommend that the PSB shareholders approve the merger agreement or makes a change in recommendation, or if PSB materially breaches any of the provisions of the merger agreement relating to acquisition proposals, as described under “Acquisition Proposals”;

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by PSB, prior to obtaining the approval of the merger agreement by the PSB shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third-party proposals, as described under “Acquisition Proposals” on page 61 (provided that PSB has not materially breached any such provisions and pays Summit the termination fee described under “Termination Fee” on page 69);

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by either Summit or PSB, if the PSB shareholders fail to approve the merger agreement at a duly held meeting of PSB shareholders or any adjournment or postponement thereof (provided that the PSB board of directors has recommended that the PSB shareholders approve the merger agreement and has not made a change in recommendation); and

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by PSB, if the average closing price of Summit common stock declines by more than 15% from $28.35 and underperforms an index of banking companies by more than 15% over a designated measurement period, unless Summit agrees to increase the number of shares of Summit common stock to be issued or makes an additional cash payment to holders of PSB common stock.

Termination Fee

PSB must pay Summit a termination fee of $2,200,000:

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if the merger agreement is terminated by Summit because the PSB board of directors did not recommend that the PSB shareholders approve the merger agreement or made a change in recommendation, or because PSB materially breached any of the provisions of the merger agreement relating to acquisition proposals, as described under “Acquisition Proposals” on page 61; or

•

if the merger agreement is terminated by PSB, prior to obtaining approval of the merger agreement by the PSB shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to acquisition proposals, as described under “Acquisition Proposals” on page 61.

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, and none of PSB, Summit, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that:

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the provisions of the merger agreement relating to confidentiality obligations of the parties, the payment of expenses, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement; and

•	termination will not relieve a breaching party from liability for any willful and material breach of any provision of the merger agreement.

Other than in a case of willful and material breach of the merger agreement, the payment of the termination fee fully discharges PSB from, and is the sole and exclusive remedy of Summit with respect to, any and all losses that may be suffered by Summit based upon, resulting from or arising out of the circumstances giving rise to such termination of the merger agreement.

Surrender of Stock Certificates

Computershare will act as exchange agent in the merger and in that role will process the exchange of PSB stock certificates for Summit common stock. The exchange agent, or Summit and PSB if the exchange agent declines to do so, will also be making any computations required by the merger agreement, and all such computations will be conclusive and binding on the holders of PSB common stock in the absence of manifest error. In any event, do not forward your PSB stock certificates with your proxy card.

After the effective time of the merger, each certificate formerly representing PSB common stock, until so surrendered and exchanged, will evidence only the right to receive the number of whole shares of Summit common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of Summit common stock and any dividend or other distribution with respect to Summit common stock with a record date occurring after the effective time of the merger. The holder of such unexchanged certificates will not be entitled to receive any dividends or distributions payable by Summit until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Summit common stock, will be paid without interest.

After the completion of the merger, there will be no further transfers of PSB common stock. PSB stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your PSB stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, our exchange agent, Computershare, will send you instructions on how to provide evidence of ownership.

No Fractional Shares

Each holder of shares of common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Summit common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Summit common stock multiplied by (ii) the average volume weighted price per share of the Summit common stock over the 20 consecutive trading days ending on the trading day immediately prior to the determination date, which is the fifth calendar day immediately prior to the effective time, or if such calendar day is not a trading day, then the trading day immediately preceding such calendar day. A PSB shareholder whose direct shareholdings are represented by multiple PSB stock certificates will have all shares associated with those stock certificates aggregated for purposes of calculating whole shares and cash in lieu of fractional shares to be received upon completion of the merger.

Accounting Treatment

The merger will be accounted for using acquisition accounting in accordance with U.S. generally accepted accounting principles. As such, the assets and liabilities of PSB, as of the completion of the merger, will be recorded at their fair values as well as any identifiable intangible assets. Any remaining excess purchase price will be allocated to goodwill, will not be amortized and will be evaluated for impairment at least annually. Consolidated financial statements of Summit issued after the consummation of the merger will reflect such values. In addition, costs incurred in connection with the business combination will be expensed as incurred unless related to the equity issuance. The operating results of PSB will be included in Summit’s consolidated financial statements from the date the merger is consummated and afterwards.

Management and Operations after the Merger

The merger agreement provides that the Summit Board and Summit Community Bank board shall appoint one director to the Summit and Summit Community Bank boards of directors, which director shall be mutually agreed upon by the parties. Upon the effective time, David H. Wilson, Sr., a current director of the PSB board will join the Summit and Summit Community Bank boards of directors until the next annual meeting of shareholders of Summit and Summit Community Bank. Subject to compliance by the boards of directors of their fiduciary duties, Summit and Summit Community Bank have agreed to nominate such director for reelection to the boards of directors at the first annual meeting of shareholders following the effective time. The remaining current directors and senior officers of Summit and Summit Community Bank are expected to continue in their current positions. Information about the current Summit directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page 92.

Resales of Summit Common Stock

The shares of Summit common stock to be issued to shareholders of PSB under the merger agreement have been registered under the Securities Act and may be freely traded without restriction by holders, including holders who were affiliates of PSB on the date of the special meeting (except for such holders who become affiliates of Summit as of the effective time of the merger via their appointment to the board of directors of Summit or otherwise). All directors and executive officers of PSB are considered affiliates of PSB for this purpose.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Subject to the limitations, assumptions and qualifications described herein, the following discussion and legal conclusions contained herein constitute and represent the opinion of Bowles Rice LLP, counsel to Summit, and the opinion of Holland & Knight LLP, counsel to PSB, as to the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of PSB common stock that exchange their shares of PSB common stock for the merger consideration in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this prospectus and proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) nor the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of shares of PSB common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, without limitation, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, or passive foreign investment companies; former citizens or residents of the United States; holders whose functional currency is not the U.S. dollar, holders who hold shares of PSB common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who exercise appraisal rights; holders who actually or constructively own more than 5% of PSB common stock; or holders who acquired their shares of PSB common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of PSB common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or entity or an arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (b) such trust was in existence on August 20, 1996 and has made a valid election to continue to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds PSB common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds PSB common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and the effect of possible changes in those laws after the date of this proxy statement.

Tax Consequences of the Merger Generally

The merger will qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligations of Summit that it receive an opinion from Bowles Rice LLP and of PSB that it receive an opinion from Holland & Knight LLP, each in form reasonably satisfactory to such recipient, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Summit nor PSB currently intends to waive this opinion condition to its obligation to consummate the merger. If either Summit or PSB waives this opinion condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to PSB shareholders have materially changed, Summit and PSB will recirculate appropriate soliciting materials to resolicit the votes of PSB shareholders. The opinion will be based on representation letters provided by Summit and PSB and on customary factual assumptions, including, but not limited to, the assumption that the merger will be consummated in accordance with the terms of the merger agreement. The opinions described herein will not be binding on the Internal Revenue Service, which is referred to as the IRS, or any court. The following is based on the receipt and accuracy of the above-described opinions.

Summit and PSB have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, assumptions, covenants or undertakings upon which the opinions are based are incorrect, incomplete, inaccurate or violated, the validity of the opinions may be affected and the U.S. federal income tax consequences of the merger could be adversely affected.

The remainder of this discussion is based on the mergers qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Subject to the qualifications and limitations referenced and summarized above, the U.S. federal income tax consequences of the merger are that each PSB shareholder who receives merger consideration, upon exchanging his, her or its PSB common stock for Summit common stock, will generally not recognize gain or loss, except with respect to cash received instead of fractional shares of Summit common stock (as discussed below).

The aggregate tax basis of the Summit common stock that each PSB shareholder receives in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal the PSB shareholder’s aggregate adjusted tax basis in the shares of PSB common stock that are surrendered in the merger (less any tax basis attributable to cash received instead of a fractional share in Summit common stock). Each PSB shareholder’s holding period for the shares of Summit common stock that the PSB shareholder receives in the merger (including any fractional share deemed received and redeemed for cash as described below) will include the PSB shareholder’s holding period for the shares of PSB common stock that are surrendered in the merger.

If a PSB shareholder PSB shareholder acquired different blocks of PSB common stock at different times or at different prices, the basis and holding period of each block of Summit common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of PSB common stock exchanged for such block of Summit common stock.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of Summit common stock, you will be treated as having received such fractional share of Summit common stock pursuant to the merger and then as having received cash in redemption for such fractional share of Summit common stock. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the tax basis in your shares of PSB common stock allocable to that fractional share of Summit common stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such fractional share (including the holding period of shares of PSB common stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate holders of Summit common stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Cash Received on Exercise of Dissenters’ Appraisal Rights

A U. S. holder of PSB common stock who receives cash in exchange for such holder’s PSB common stock upon exercise of dissenters’ appraisal rights will generally recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the PSB common stock exchanged therefor. Each holder of PSB common stock is urged to consult such holder’s tax advisor regarding the manner in which gain or loss should be calculated among different blocks of PSB common stock exchanged in the merger. Such gain or loss will generally be long-term or short-term capital gain or loss, depending on the holder’s holding period in the PSB common stock exchanged. The tax consequences of cash received may vary depending upon a holder’s individual circumstances. Each holder of PSB common stock who contemplates exercising statutory dissenters’ appraisal rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Net Investment Income Tax

A Medicare contribution tax is imposed on the “net investment income” of certain individuals, estates and trusts with income exceeding certain threshold amounts. A holder that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her net investment income for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold ($125,000, $200,000 or $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules applied to undistributed net investment income. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend) by holders of PSB common stock, as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of PSB common stock should consult their tax advisors as to the application of this additional tax to their circumstances.

Information Reporting and Backup Withholding

PSB shareholders are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of PSB common stock exchanged, the number of shares of Summit common stock received, the fair market value of the PSB common stock exchanged, and the holder’s adjusted basis in the Summit common stock received.

If you are a non-corporate holder of PSB common stock, you may be subject, under certain circumstances, to backup withholding (currently at a rate of 24%) on any cash payments you receive pursuant to the merger. You generally will not be subject to backup withholding, however, if you:

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furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on IRS Form W-9 (or substantially similar form) and otherwise comply with all the applicable requirements of the backup withholding rules;

•	provide a certification of foreign status on an appropriate IRS Form W-8 or successor form; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Certain Reporting Requirements

If a U.S. holder that receives Summit common stock in the merger is considered a “significant holder,” such U.S. holder will be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the PSB common stock surrendered by such U.S. holder in the merger, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any PSB shareholder that, immediately before the merger, (a) owned at least 5% (by vote or value) of the outstanding stock of PSB, or (b) owned PSB securities with a tax basis of $1.0 million or more.

This discussion of anticipated material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of PSB common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of PSB common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this prospectus and proxy statement.

INFORMATION ABOUT SUMMIT

General

Summit is a West Virginia corporation registered as a bank holding company pursuant to the BHCA. Summit was incorporated on March 3, 1987, organized on March 5, 1987, and began conducting business on March 5, 1987. Summit has one banking subsidiary “doing business” under the name of Summit Community Bank. Summit Community Bank offers a full range of commercial and retail banking services and products.

As a bank holding company registered under the BHCA, Summit’s present business is community banking. As of September 30, 2022, Summit had total assets of $3.9 billion, total liabilities of $3.5 billion, and shareholders’ equity of $342  million.

Properties

The principal executive offices of Summit are located in Moorefield, West Virginia at 300 North Main Street. The telephone number for Summit’s principal executive offices is (304) 530-1000. Summit operates 44 full-service offices—29 located throughout West Virginia, 14 throughout Northern Virginia and 1 office in Kentucky.

For more information regarding Summit, please see Summit’s Annual Report on Form 10-K for the year ended December 31, 2021, its quarterly report on Form 10-Q for the quarter ended September 30, 2022 and its proxy statement for its 2022 Annual Meeting of shareholders, each of which are incorporated into this prospectus and proxy statement by reference.

DESCRIPTION OF SUMMIT CAPITAL STOCK

General

The authorized capital stock of Summit consists of 20,250,000 shares, of which 20,000,000 shares are common stock, par value $2.50 per share, and 250,000 shares are preferred stock, par value $1.00 per share. As of the date of this prospectus and proxy statement, there were 12,783,646 shares of Summit’s common stock outstanding, held by approximately 1103 shareholders of record. 1,500 shares of preferred stock have been designated as the 6.0% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series 2021 (the “Series 2021 Preferred Stock”), 40,000 shares have been designated as the Rockingham National Bank Series Convertible Preferred Stock (the “Rockingham Preferred Stock”), 15,000 shares have been designated as 8% Non-Cumulative Convertible Preferred Stock, Series 2009 (the “Series 2009 preferred stock”) and 15,000 shares have been designated as 8% Non-Cumulative Convertible Preferred Stock, Series 2011 (the “Series 2011 preferred stock”). As of the date of this prospectus and proxy statement there were 1,500 shares of our Series 2021 Preferred Stock outstanding, held by approximately 29 shareholders of record. We previously have issued 40,000 shares of the Rockingham Preferred Stock, 3,710 shares of Series 2009 preferred stock and 12,000 shares of Series 2011 preferred stock, all of which shares have since converted to common stock. The shares of the Rockingham Preferred Stock, the Series 2009 preferred stock, and the 2011 preferred stock issued and converted to common stock were restored to the status of authorized and unissued shares of preferred stock without designation as to series.

As of the date of this prospectus and proxy statement, no shares of Summit’s common stock remain exercisable under Summit’s 1998 Option Plan and Summit’s 2009 Option Plan. At Summit’s annual meeting of shareholders that was held on May 15, 2014, Summit’s shareholders approved the Summit Financial Group, Inc. 2014 Long-Term Incentive Plan, pursuant to which Summit is authorized to issue up to 800,000 shares of common stock upon the exercise of stock options, stock appreciation rights, restricted stock, and restricted stock units granted under the plan. A stock-settled stock appreciation right provides the recipient of the award shares of Summit’s common stock equal to the increase in value of the shares of Summit’s common stock from the date of grant. To determine the number of shares a recipient is entitled to upon exercise of the award, any increase in value of Summit’s common stock from the grant date to the exercise date is multiplied by the number of stock appreciation rights vested and then divided by Summit’s common stock price on the date of exercise. If Summit’s stock price does not increase above the stock price on the date of grant during the term of the award, then the recipient will not be able to exercise the award for any shares of Summit’s stock. Summit reserves at least one share of common stock under the 2014 Long-Term Incentive Plan for each stock appreciation right granted because Summit cannot predict the number of shares of stock, if any, that may be issued to recipients upon exercise of the stock appreciation rights due to the fluctuation of the market price of Summit’s common stock. This method of reservation reduces the number of shares available for award under the 2014 Long-Term Incentive Plan even though Summit anticipates that the number of its shares of common stock ultimately issued upon exercise of the stock-settled stock appreciation rights will be substantially less than the number of stock appreciation rights granted. Summit has made awards of 569,946 stock-settled stock appreciation rights and 18,857 restricted stock units under the 2014 Long-Term Incentive Plan as of the date of this prospectus and proxy statement. Under this method of reservation, 214,510 shares of Summit common stock remain reserved for issuance under the 2014 Long-Term Incentive Plan. Summit has made awards of 569,946 stock-settled stock appreciation rights and 18,857 restricted stock units under the 2014 Long-Term Incentive Plan as of the date of this prospectus and proxy statement.

Summit Common Stock

The following summary describes the material features and rights of Summit common stock and is subject to, and qualified in its entirety by, applicable law and the provisions of Summit’s amended and restated articles of incorporation and bylaws.

Voting Rights. All voting rights are vested in the holders of Summit’s common stock. On all matters subject to a vote of shareholders, Summit’s shareholders will be entitled to one vote for each share of common stock owned. Summit’s shareholders have cumulative voting rights with regard to election of directors.

Dividend Rights. Summit’s shareholders are entitled to receive dividends when and as declared by Summit’s board of directors. The payment of dividends is also subject to the restrictions set forth in the WVBCA and the limitations imposed by the Federal Reserve Board.

Summit’s payment of dividends depends upon receipt of dividends from Summit Community Bank, Summit’s banking subsidiary. Payment of dividends by Summit Community Bank is regulated by the FDIC and the WVDFI and generally, the prior approval of the FDIC is required if the total dividends declared by Summit Community Bank, in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the FDIC is required when a state non-member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The FDIC may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The FDIC has issued guidelines for dividend payments by state non-member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Liquidation Rights. Upon any liquidation, dissolution or winding up of Summit’s affairs, the holders of Summit common stock are entitled to receive pro rata all of Summit’s assets for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Summit’s board of directors may approve for issuance, without approval of the holders of common stock, preferred stock that has voting, dividend or liquidation rights superior to that of Summit common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Summit.

Assessment and Redemption. Shares of Summit common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of Summit common stock.

Preemptive Rights. No holder of any share of Summit capital stock has any preemptive right to subscribe to an additional issue of capital stock or to any security convertible into such stock.

Anti-Takeover Provisions. Provisions of Summit’s amended and restated articles of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Summit without negotiation with Summit’s board of directors. The effect of these provisions is discussed briefly below.

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Authorized Stock. The shares of Summit’s common stock authorized by Summit’s amended and restated articles of incorporation but not issued provide Summit’s board of directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a shareholder vote. Summit’s board of directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for preferred stock being issued, in an effort to deter attempts to gain control of Summit.

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Classification of Board of Directors. Summit’s amended and restated articles of incorporation currently provide that the board of directors is divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. This classification of the board of directors may discourage a takeover of Summit because a shareholder with a majority interest in the company would have to wait for at least two consecutive annual meetings of shareholders to elect a majority of the members of the board of directors.

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Amendment of Amended and Restated Articles of Incorporation. Summit’s amended and restated articles of incorporation requires the approval of 66 2/3% of shareholders to amend certain of the provisions of Summit’s amended and restated articles of incorporation. This requirement is intended to prevent a shareholder who controls a majority of Summit common stock from avoiding the requirements of important provisions of Summit’s amended and restated articles of incorporation simply by amending or repealing those provisions. Accordingly, the holders of a minority of the shares of Summit common stock could block the future repeal or modification of certain provisions of Summit’s amended and restated articles of incorporation, even if that action were deemed beneficial by the holders of more than a majority, but less than 66 2/3%, of Summit common stock.

Business Combination Provisions. Summit’s amended and restated articles of incorporation provide that at least 66 2/3% of the authorized, issued and outstanding voting shares must approve certain business combination transactions unless the particular business combination transaction has been previously approved by at least 66 2/3% of the board of directors, in which case a simple majority vote of the shareholders is required. In addition, Summit’s amended and restated articles of incorporation provide that neither Summit nor any of its subsidiaries may become a party to any business combination transaction unless certain fair price requirements are satisfied.

Anti-Greenmail Provisions. Summit’s amended and restated articles of incorporation provide that it may not repurchase, directly or indirectly, any shares of Summit’s common stock at a purchase price that is greater than fair market value for such shares, from a 10% or greater shareholder (or an affiliate or associate of such shareholder) who acquired at least half of such shares within the last two years, unless such stock repurchase is approved by the holders of at least a majority of Summit’s outstanding shares of common stock (other than the interested shareholder).

Listing. Summit’s common stock is listed on NASDAQ under the symbol “SMMF.”

Transfer Agent. The transfer agent for Summit’s common stock is Computershare. The transfer agent’s address is P.O. Box 505000 Louisville, Kentucky 40233.

Certain Provisions of the Articles of Incorporation

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the WVBCA, the articles of incorporation of Summit contain provisions that indemnify its directors and officers to the fullest extent permitted by West Virginia law. These provisions do not limit or eliminate the rights of Summit or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Summit’s articles of incorporation provide that each director or officer of Summit shall be indemnified for costs and expenses arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of Summit. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for negligence or misconduct in performance of a duty owed to the corporation, unless and only to the extent that the applicable court determines in view of all circumstances of the case, that such person is fairly and reasonably entitled to indemnity of expenses. Summit has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the articles of incorporation of Summit are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Summit pursuant to the foregoing provisions, Summit has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares that will be exchanged for shares of Summit common stock upon consummation of the merger will be freely tradable without restriction or registration under the Securities Act.

Summit cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Summit common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

INFORMATION ABOUT PSB

General

PSB is a Maryland corporation registered as a bank holding company pursuant to the BHCA. PSB was incorporated in 1996. Through Provident State Bank, Inc., a Maryland banking corporation, PSB offers a full line of business-related loan, deposit and cash management products through experienced professionals. PSB operates nine full-service offices in Maryland and one in Delaware.

As of September 30, 2022, PSB had total assets of $594 million, total liabilities of $556 million, and shareholders’ equity of $37.8 million.

Properties

The principal executive offices of PSB are located at 312 Main Street Preston, Maryland 21655. The telephone number for PSB’s principal executive offices is (410) 673-2401. PSB operates 10 full-service offices, and 10 ATM locations throughout eastern Maryland and Delaware.

DESCRIPTION OF PSB CAPITAL STOCK

The authorized capital stock of PSB consists of 4,000,000 shares of common stock, par value $100.00 per share. As of the date of this prospectus and proxy statement, there were 1,523,404 shares of PSB’s common stock outstanding, held by approximately 430 shareholders of record.

PSB Common Stock

The following summary describes the material features and rights of PSB’s common stock and is subject to, and qualified in its entirety by, applicable law and the provisions of PSB’s amended and restated articles of incorporation and bylaws.

Voting Rights. All voting rights are vested in the holders of PSB’s common stock. On all matters subject to a vote of shareholders, PSB’s shareholders will be entitled to one vote for each share of common stock owned. PSB’s shareholders have cumulative voting rights with regard to election of directors.

Dividend Rights. PSB’s shareholders are entitled to receive dividends when and as declared by PSB’s board of directors. The payment of dividends is also subject to the restrictions set forth in the WVBCA and the limitations imposed by the Federal Reserve Board.

PSB’s payment of dividends depends upon receipt of dividends from Provident State Bank, PSB’s banking subsidiary. Payment of dividends by Provident State Bank is regulated by the Federal Reserve and the WVDFI and generally, the prior approval of the Federal Reserve is required if the total dividends declared by Provident State Bank, in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the Federal Reserve is required when a state member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The Federal Reserve may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The Federal Reserve has issued guidelines for dividend payments by state member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Liquidation Rights. Upon any liquidation, dissolution or winding up of PSB’s affairs, the holders of PSB common stock are entitled to receive pro rata all of PSB’s assets for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Assessment and Redemption. Shares of PSB common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of PSB common stock.

Preemptive Rights. No holder of any share of PSB capital stock has any preemptive right to subscribe to an additional issue of capital stock or to any security convertible into such stock.

Transfer Agent. PSB does not use a third-party transfer agent for its shares and handles shareholder records and transactions internally.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

Summit is incorporated under the laws of the State of West Virginia, and PSB is incorporated under the laws of the State of Maryland. Accordingly, the rights of Summit’s shareholders are governed by West Virginia law and Summit’s amended and restated articles of incorporation and bylaws, and the rights of PSB’s shareholders are governed by Maryland law and PSB’s amended and restated articles of incorporation and bylaws. After the merger, the rights of former shareholders of PSB who receive shares of Summit common stock in the merger will be governed by Summit’s amended and restated articles of incorporation and bylaws and West Virginia law. Set forth below is a description of the material differences between the rights of PSB shareholders and Summit shareholders. Summit and PSB believe that this summary describes the material differences between the rights of holders of Summit common stock and the rights of holders of PSB common stock as of the date of this prospectus and proxy statement; however, it does not purport to be a complete description of those differences. Shareholders are urged to read the amended and restated articles of incorporation and bylaws of each of PSB and Summit in their entirety. Copies of Summit’s amended and restated articles of incorporation and bylaws have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 92.

Size of the Board of Directors; Classes of Directors

Summit	PSB

West Virginia law provides that a corporation must have at least one director and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number, and for the manner in which the number of directors may be increased or decreased.

West Virginia law permits corporations to classify their board of directors. Directors must be elected annually unless their terms are staggered. A corporation’s articles of incorporation or bylaws may provide for staggered terms of directors by dividing the directors into two or three groups, with each group containing one-half or one-third of the total, as near as may be.

Summit’s amended and restated articles of incorporation and bylaws provide that it will have no fewer than nine, and no more than twenty-one directors. Summit’s articles of incorporation authorize the number of directors to be fixed from time to time by resolution of the board of directors. Summit’s board of directors consists of 14 directors. Summit’s board of directors is divided into three classes, with directors serving staggered three-year terms.

Maryland law provides that a corporation must have at least one director and must provide in its articles of incorporation or in its bylaws for a fixed number of directors, until the number of directors is altered by its bylaws.

Maryland Law permits corporations to classify their board of directors, and the terms of such classes may be staggered. Directors must be elected annually unless their terms are otherwise provided in the corporation’s bylaws, except that the term of any director may not be linger than five years, nor, except in the case of a substitute or initial director, shorter than the period between annual meetings.

PSB’s bylaws provide that it will have not less than five, nor more than twenty-one directors. PSB’s board of directors is divided into three classes, with directors serving staggered three-year terms. The number of directors of PSB may be fixed from time to time by the board of directors. PSB’ board currently consists of twelve directors.

Removal of Directors

Summit	PSB

West Virginia law provides that any member of the board may be removed, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors; however, a director may not be removed if the number of all votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

Under Summit’s amended and restated articles of incorporation, directors may be removed for cause by an affirmative vote of a majority of the directors; provided; that the director who is the of the vote shall not be entitled to vote thereon.

Under Maryland law, the shareholders of a corporation may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors; however, unless the articles of incorporation of the corporation provide otherwise:

(1) If the shareholders of any class or series are entitled separately to elect one or more directors, a director elected by shareholders of that class or series may not be removed without cause except by the affirmative vote of a majority of all the votes of that class or series;

(2) If a corporation has cumulative voting for the election of directors and fewer than all directors are to be removed, a director may not be removed without cause if the votes cast against the director’s removal would be sufficient to elect the director if then cumulatively voted at an election of the entire board of directors, or, if there is more than one class of directors, at an election of the class of directors of which the director is a member; and

(3) If the directors have been divided into classes, a director may not be removed without cause.

Under PSB’s bylaws, any director may be removed from office, only for cause, by the affirmative vote of a majority of each outstanding share.

Control Share Acquisition Provisions

Summit	PSB

West Virginia law does not contain provisions relating to control share acquisitions. Generally, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders’ meeting.

Summit’s amended and restated articles of incorporation also provide that neither Summit, nor any of its subsidiaries, shall become a party to any business combination unless certain fair price requirements are satisfied. West Virginia law does not contain statutory provisions concerning restrictions on business combinations.

Under Maryland law, holders of control shares of the corporation acquired in a Control Share Acquisition (as defined below) have no voting rights with respect to the control shares except to the extent approved by the shareholders at a meeting held under § 3-704 of the MGCL by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

“Control Share Acquisition” means the acquisition, directly or indirectly, by any person, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

Combinations with Interested Shareholders

Summit	PSB

Summit’s amended and restated articles of Incorporation provide that at least 66 2/3% of the authorized, issued and outstanding voting shares of Summit must approve certain business combinations unless the business combination has been previously approved by at least 66 2/3% of the board of directors of Summit, in which case only a simple majority vote of the shareholders shall be required.

Summit’s amended and restated articles of incorporation also provide that neither Summit, nor any of its subsidiaries, shall become a party to any business combination unless certain fair price requirements are satisfied. West Virginia law does not contain statutory provisions concerning restrictions on business combinations.

Maryland law provides that any proposed consolidation, merger, share exchange, or transfer shall be approved by the shareholders of each corporation that is a party to such transaction by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

Shareholder Action Without a Meeting

Summit	PSB

West Virginia law provides that any action required or permitted by law to be adopted or taken at a shareholders’ meeting may be adopted or taken without a meeting and if the action is adopted or taken by all shareholders entitled to vote on the action, and any such written consent shall be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to the corporation for inclusion in the minutes or filing with the corporate records. If an action is to be taken by unanimous consent of the voting shareholders without a meeting, West Virginia law provides that a corporation must give its nonvoting shareholders written notice of the proposed action at least 10 days before the action is taken.

Summit’s bylaws provide that any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Maryland law provides that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a unanimous consent which sets forth the action is:

(1) Provided in writing or by electronic transmission by each shareholder entitled to vote on the matter; and

(2) Filed in paper or electronic form with the records of shareholders meetings.

Further, unless the amended and restated articles of incorporation requires otherwise, the holders of any class or series of stock, other than shares of common stock entitled to vote generally in the election of directors, may take action or consent to any action by providing a consent in writing or by electronic transmission of the shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a shareholders meeting at which all shareholders entitled to vote on the action were present and voted if the corporation gives notice of the action to each holder of the class or series of stock not later than 10 days after the effective time of the action.

PSB’s bylaws state that any action required or permitted to be taken at a meeting of shareholders

Summit	PSB
may be taken without a meeting if a consent in writing or by electronic transmission, setting forth such action, is given by each shareholder entitled to vote on the matter and any other shareholder entitled to notice of a meeting of shareholders (but not to vote thereat) has waived in writing or by electronic transmission any right to dissent from such action, and such consent and waiver are filed with the with the records of shareholders meetings.

Notice of Meetings

Summit	PSB

Under West Virginia law, a corporation is to notify shareholders of the date, time and place of each annual and special shareholders’ meeting no fewer than 10 nor more than sixty days before the meeting date. Unless this chapter or the articles of incorporation require otherwise, the corporation is required to give notice only to shareholders entitled to vote at the meeting. It provides that notice of an annual meeting need not include a description of the purpose or purposes for which the meeting is called, unless the corporation’s articles of incorporation or bylaws require otherwise. However, notice of a special meeting must include a description of the purpose or purposes for which the meeting is called.

Summit’s bylaws require that notice of annual and special meetings be given by mailing notice to each shareholder at the address appearing on the books of the corporation. Notices of special meetings must state the purpose of the meeting. The notice must be mailed to the last address of the shareholders as they appear upon the books of the corporation, and for both annual and special meetings, not less than 10 days and no more than 60 days before the date of such meeting.

Under Maryland law, not less than 10 nor more than ninety days before each shareholders’ meeting, the secretary of a corporation shall give, or cause to be given, notice in writing or by electronic transmission of the meeting to:

(1) Each shareholder entitled to vote at the meeting; and

(2) Each other shareholder entitled to notice of the meeting.

Such notice must state the time of the meeting, the place of the meeting, and the means of remote communication, if any, by which shareholders may be deemed to be present in person and may vote at the meeting. The notice must also state the purpose of the meeting if the meeting is a special meeting or notice of the purpose is required by any other provision of this article.

PSB’s bylaws provide that PSB’s secretary shall give notice in writing or by electronic transmission of each meeting of the shareholders to each shareholder entitled to vote at a meeting of the shareholders, and to each shareholder not entitled to vote who is entitled to notice of the meeting. Such notice is to be transmitted not less than 10 days nor more than 90 days before each meeting of shareholders, and shall state the date, time and place of the meeting, if any, and the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present in person and may vote at the meeting.

If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder, postage prepaid, at the

Summit	PSB
shareholder’s address as it appears on the records of the Corporation. If transmitted electronically, such notice shall be deemed to be given when transmitted to the shareholder by an electronic transmission to any address or number of the shareholder at which the shareholder receives electronic transmissions.

Vote Required for Amendments to Articles of Incorporation and Certain Transactions

Summit	PSB

Under West Virginia law, action on matters other than the election of directors and certain extraordinary corporate actions, if a quorum is present, is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or the articles of incorporation or bylaws.

Summit’s amended and restated articles of incorporation require the affirmative vote of holders of at least 66 2/3% of the then outstanding voting shares of Summit; however, such vote shall not be required for any such amendment, change or repeal recommended to the shareholders by the favorable vote of not less than 66 2/3% of the directors of Summit, any such amendment, change or repeal so recommended shall require only a majority vote.

Summit’s articles of incorporation also provide that at least 66 2/3% of the authorized, issued and outstanding voting shares of Summit must approve any merger or consolidation of Summit with another corporation or any sale, lease or exchange by liquidation or otherwise of all or substantially all of the assets of Summit unless such transaction has been previously approved by at least 66 2/3% of the board of directors in which case a simple majority vote of the shareholders shall be required.

Pursuant to Maryland law, a proposed amendment shall be approved by the shareholders of the corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

PSB’s amended and restated articles of incorporation are silent as to voting required for amendments, therefore the two-thirds requirement outlined above is necessary for any amendment to the articles of incorporation.

Amendment of Bylaws

Summit	PSB

Pursuant to West Virginia law, Summit’s bylaws may be amended or repealed by the affirmative vote of the majority of all votes of shareholders entitled to be cast on the matter. West Virginia law provides further that a corporation’s board of directors may amend or repeal the corporation’s bylaws unless the corporation’s articles of incorporation reserve that power exclusively to the shareholders, in whole or in part. Summit’s

Maryland law provides that a corporation’s shareholders may amend or repeal the corporation’s bylaws, except to the extent otherwise provided in the articles of incorporation or bylaws.

In accordance with PSB’s bylaws, PSB’s board of directors may adopt, alter or repeal any provision of its bylaws and to make new bylaws; however, the

Summit	PSB
amended and restated articles of incorporation are silent as to amendment of Summit’s bylaws. Summit’s bylaws provide that its bylaws may be altered, amended or repealed and new Bylaws may be adopted by the board of directors at any regular or special meeting of the board of directors by a vote of 3/4 of the board of directors or by a majority of the shareholders.	shareholders may alter or repeal any provision of the bylaws and adopt new bylaws if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of all votes entitled to be cast on the matter.

Appraisal Rights

Summit	PSB

Under West Virginia law, shareholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock is (i) listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held by 2,000 or more shareholders and the outstanding shares of stock, excluding shares held by affiliates or shareholders holding more than 10% of the outstanding shares, have an aggregate market value of $20 million or more.

Under Maryland law, a shareholder of a Maryland corporation is generally entitled to dissent from, and demand payment of the fair value of their shares in connection with, a merger, consolidation, share exchange, asset transfer or business combination that substantially adversely alters such shareholder’s rights (determined as of the date of the meeting at which such transaction is approved, without reference to any appreciation or depreciation in value resulting from such transaction or its proposal) subject to specified procedural requirements.

The procedures a shareholder requesting payment for its shares must follow include: (i) filing with such Maryland corporation, at or before the meeting to vote on the proposed transaction, a written objection to the proposed transaction; and (ii) refraining from voting for or consenting to the proposal to approve the proposed transaction; and (iii) within a specified time period, delivering to such Maryland corporation a written demand for payment with respect to such dissenting shares stating the number and class of shares for which payment is demanded. Maryland law does not confer appraisal rights, however, if the corporation’s stock is either (i) listed on a national securities exchange; or (ii) is not entitled to vote on the transaction; or (iii) the subject of a special provision of the charter of such Maryland corporation which provides that the holders of such stock are not entitled to appraisal rights.

Dividends

Summit	PSB

A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of	Under Maryland law, if authorized by its board of directors and unless the charter provides otherwise, shares may be issued by a corporation, without consideration to the holders of one or more classes or series of stock, as a stock split or a stock dividend. If

Summit	PSB

its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any shareholders who have rights superior to those receiving the dividend, unless the articles of incorporation provide otherwise.

Summit’s amended and restated articles of incorporation provide that Summit may issue shares of preferred or special classes:

(i) entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends;

(ii) having preference over any other class or classes of shares as to the payment of dividends;

a stock dividend is payable in a corporation’s own stock with par value, the shares shall be issued at par value and, at the time the stock dividend is paid, the corporation shall transfer from surplus to stated capital an amount at least equal to the aggregate par value of the shares to be issued. If a stock dividend is payable in a corporation’s own stock without par value, the board of directors shall adopt at the time the stock dividend is declared a resolution which sets the aggregate amount to be attributed to stated capital with respect to the shares that constitute the stock dividend and, at the time the stock dividend is paid, the corporation shall transfer at least that amount from surplus to stated capital.

(iii) convertible into shares of any other class or into shares of any series of the same or any other class, except a class having prior or superior rights and preferences as to dividends or distribution of assets upon liquidation, but shares without par value, if any, shall not be converted into shares with par value unless that part of the stated capital of Summit represented by such shares without the par value is, at the time of conversion, at least equal to the aggregate par value of the shares into which the shares without par value are to be converted or the amount of any such deficiency is transferred from surplus to stated capital.	PSB’s bylaws state that the board of directors may, from time to time, declare and pay dividends on outstanding shares of capital stock on such date and at such rate and upon such terms and conditions as the board of directors may determine.

Indemnification

Summit	PSB

Summit’s amended and restated articles of incorporation provide that each director or officer of Summit shall be indemnified for costs and expenses arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of Summit. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for negligence or misconduct in performance of a duty owed to the corporation, unless and only to the extent that the applicable court determines in view of all circumstances of the case, that such person is fairly and reasonably entitled to indemnity of expenses which the court shall deem proper.

PSB’s bylaws state that PSB shall, to the maximum extent permitted by Maryland law in effect from time to time, indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

(a) any individual who is a present or former director of PSB and who is made or threatened to be made a party or a witness to the proceeding by reason of his or her service in that capacity;

(b) any individual who is a present or former officer of PSB and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

(c) any individual who, while a director or officer of PSB and at the request of PSB, serves or has served as a director, officer, partner, trustee, member or

Summit	PSB

manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The rights to indemnification and advance of expenses provided by PSB’s articles of incorporation and bylaws vest immediately upon election of a director or officer.

PSB may, with the approval of its board of directors, provide such indemnification and advance for expenses to (i) an individual who served a predecessor of the Corporation in any of the capacities described in (a), (b) or (c) above, (ii) any individual who is a present or former officer of PSB and who is made or threatened to be made a witness to the proceeding by reason of his or her service in that capacity and (iii) any employee or agent of PSB or a predecessor of PSB. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PSB

The following table sets forth certain information as of February 3, 2023, concerning the number and percentage of shares of PSB common stock beneficially owned by each of PSB’s directors and executive officers and by PSB’s directors and executive officers as a group. There are no persons, other than David H. Wilson, Sr., known to PSB who own or may be deemed to own more than 5% of PSB common stock as of February 3, 2023. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)
Directors and Executive Officers:
Shannon C. Burton	—	—
Wesley C. Cox	750	*
William W. Duncan, Jr.(2)	5,601	*
John D. Ireland(3)	11,180	*
Lauren Kimlel(4)	3,001	*
Keith A. McMahan(5)	24,792	1.62%
Dwight H. Miller(6)	8,013	*
Melissa Quirk(7)	10,801	*
John Scaldara(8)	334	*
Russell E. Stevens, Jr.(9)	19,211	1.26%
Geoffrey A. Turner(10)	28,469	1.86%
E. Stephen Whelan(11)	22,060	1.44%
Gregory M. Whitten(12)	24,196	1.58%
David H. Wilson, Sr.(13)	108,306	7.09%
Directors and Executive Officers as a group (fourteen (14) persons)	266,714	17.03%

*	Denotes less than 1%
(1)

Includes all shares beneficially owned, whether directly or indirectly, individually or together with associates. Includes any shares owned, whether jointly or as community property, with a spouse. Includes shares that may be purchased upon exercise of options within 60 days of the date indicated above (“currently exercisable”). The applicable percentage ownership is based on shares of PSB common stock outstanding as of December 31, 2022, plus, on an individual basis, the right of that person to obtain shares of PSB common stock upon exercise of PSB options. Pursuant to the SEC’s rules, PSB did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 962 shares held in trust for his grandchildren and 4,000 shares of stock options, which are exercisable within 60 days of the record date.
(3)	Includes 4,000 shares of stock options, which are exercisable within 60 days of the record date.
(4)	Includes 2,001 shares of stock options, which are exercisable within 60 days of the record date.
(5)	Includes 4,000 shares of stock options, which are exercisable within 60 days of the record date.
(6)	Includes 4,000 shares of stock options, which are exercisable within 60 days of the record date.
(7)	Includes 545 shares held jointly with spouse and 4,000 shares of stock options, which are exercisable within 60 days of the record date.
(8)	Includes 334 shares of stock options, which are exercisable within 60 days of the record date.
(9)	Includes 4,000 shares of stock options, which are exercisable within 60 days of the record date.
(10)	Includes 4,000 shares of stock options, which are exercisable within 60 days of the record date.
(11)	Includes 17,860 shares held jointly with spouse and 4,000 shares of stock options, which are exercisable within 60 days of the record date.

(12)	Includes 19,696 shares held jointly with spouse and 4,000 shares of stock options, which are exercisable within 60 days of the record date.
(13)

Includes 60,765 shares held by ADBMD Landholdings LLC, which is 100% owned by Mr. Wilson; 8,675 shares held by A D B M Properties LLC, which is 100% owned by Mr. Wilson; 1,405 shares held by Millsboro Auto Mart II, which is 100% owned by Mr. Wilson; 1,405 shares held by Boulevard Auto Sales Inc., which is 76% owned by Mr. Wilson; and 4,000 shares of stock options, which are exercisable within 60 days of the record date.

LEGAL MATTERS

Bowles Rice LLP (Charleston, West Virginia) and Holland & Knight LLP (Washington, D.C.) will opine as to the qualification of the merger as a merger and the income tax treatment of the consideration paid in connection with the merger under the Code. Bowles Rice will opine as to the legality of the common stock of Summit offered by this prospectus and proxy statement.

EXPERTS

The consolidated financial statements of Summit Financial Group, Inc. as of December 31, 2021 and 2020 and for each of the three year periods ended December 31, 2021 and the effectiveness of internal control over financial reporting as of December 31, 2021 incorporated in this prospectus and proxy statement by reference from Summit Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021 have been audited by Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, as stated in their reports thereon which reports express an unqualified opinion, and have been incorporated herein by reference in this prospectus and proxy statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

PSB ANNUAL MEETING

PSB will hold a 2023 annual meeting of shareholders only if the merger is not completed. If determined to be necessary, PSB’s board of directors will provide each shareholder of PSB information relevant to PSB’s 2023 annual meeting of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

Summit filed with the SEC under the Securities Act the registration statement on Form S-4 to register the shares of Summit common stock to be issued to PSB shareholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Summit and its common stock. The rules and regulations of the SEC allow Summit to omit certain information included in the registration statement from this prospectus and proxy statement. This prospectus and proxy statement is part of the registration statement and is a prospectus of Summit in addition to being PSB’s proxy statement for the PSB special meeting.

Summit (File No. 0-16587) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. The SEC maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Summit, that file electronically with the SEC. The address of that site is http://www.sec.gov. Summit also posts its SEC filings on its web site, www.summitfgi.com. Information contained on the Summit website is not incorporated by reference into this prospectus and proxy statement, and you should not consider information contained in its website as part of this prospectus and proxy statement. You can also inspect reports, proxy statements and other information that Summit has filed with the SEC at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20096.

The SEC allows Summit to “incorporate by reference” information into this prospectus and proxy statement. This means that we can disclose important information to you by referring you to another document filed separately by Summit with the SEC. The information incorporated by reference is considered to be a part of this prospectus and proxy statement, except for any information that is superseded by information that is included directly in this prospectus and proxy statement.

This prospectus and proxy statement incorporates by reference the documents listed below that Summit has previously filed with the SEC:

Annual Report on Form 10-K	Year ended December 31, 2021
Quarterly Reports on Form 10-Q	Quarters ended September 30, 2022, June 30, 2022 and March 31, 2022
Proxy Statement on Schedule 14A for the 2022 annual meeting of Summit Current Reports on Form 8-K	Filed on April 11, 2022 Filed on February 18, 2022, March 2, 2022, May 24, 2022 and December 12, 2022

Summit also incorporates by reference additional documents that may be filed under Sections 13(a), 14 and 15(d) of the Securities Exchange Act with the SEC between the date of this prospectus and proxy statement and the date of PSB’s special meeting of shareholders or the termination of the merger agreement. These include periodic reports such as Definitive Proxy Materials for the 2023 Annual Meeting of Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You can obtain additional copies of the documents incorporated by reference in this prospectus and proxy statement free of charge by requesting them in writing or by telephone from the following address:

Summit Financial Group, Inc.

300 North Main Street

Moorefield, West Virginia 26836

Attention: Robert S. Tissue

Telephone: (304) 530-1000

If you would like to request any documents, please do so no later than five business days before the PSB special meeting, or by March 9, 2023 in order to receive them before the PSB special meeting.

Neither Summit nor PSB has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this prospectus and proxy statement or in any of the materials that we have incorporated into this prospectus and proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this prospectus and proxy statement about Summit has been supplied by Summit and information about PSB has been supplied by PSB. The information contained in this prospectus and proxy statement speaks only as of the date of this prospectus and proxy statement unless the information specifically indicates that another date applies.

The representations, warranties and covenants described in this prospectus and proxy statement and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Summit and PSB, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Summit and PSB rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of Summit, PSB or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Summit or PSB. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this prospectus and proxy statement and in the documents incorporated by reference into this prospectus and proxy statement. See “Where You Can Find More Information” on page 92.

Appendix A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

SUMMIT FINANCIAL GROUP, INC.

and

PSB HOLDING CORP.

Dated as of December 9, 2022

A-i

A-ii

EXHIBITS
Exhibit A	Form of Bank Merger Agreement
Exhibit B	Form of Director Support Agreement
Exhibit C	Form of Voting Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 9, 2022 (this “Agreement”), is entered into between SUMMIT FINANCIAL GROUP, INC., a West Virginia corporation (“Summit”), and PSB HOLDING CORP., a Maryland corporation (“PSB”). Summit and PSB are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the board of directors of Summit (the “Summit Board”) has determined that it is in the long-term best interests of Summit and its shareholders to effect a business combination with PSB by means of an acquisition of all outstanding capital stock of PSB through a merger of PSB with and into Summit (as defined herein) (the “Merger”), with Summit as the surviving entity in the Merger (the “Surviving Entity”);

WHEREAS, PSB owns all of the common stock of Provident State Bank, Inc. (“Provident State Bank”), a Maryland banking corporation;

WHEREAS, immediately following the Merger and as part of the same overall transaction, Provident State Bank will be merged with and into Summit’s wholly-owned banking subsidiary, Summit Community Bank, Inc., a West Virginia banking corporation (“Summit Community Bank”), with Summit Community Bank surviving (the “Bank Merger”) (collectively, the Merger and the Bank Merger are referred to as the “Transaction”);

WHEREAS, the Summit Board has duly adopted resolutions approving this Agreement and the Transaction and deeming it to be advisable and in the best interests of Summit and its shareholders;

WHEREAS, the board of directors of PSB (the “PSB Board”) has determined that the Merger is in the long-term best interests of PSB and its shareholders;

WHEREAS, the PSB Board has duly adopted resolutions approving and declaring advisable this Agreement and the Merger and recommending to the shareholders of PSB that they adopt this Agreement and approve the Merger;

WHEREAS, Summit and PSB desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and also to prescribe various conditions to the consummation of the Transaction, all as expressly hereafter set forth herein;

WHEREAS, for federal and, if applicable, state and local income tax purposes, it is intended that each of the Merger and the Bank Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties intend, by executing this Agreement, that this Agreement shall be treated as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) for federal and applicable state income tax purposes; and

WHEREAS, each of the boards of directors of Summit Community Bank and Provident State Bank has approved the Agreement of Bank Merger, by and between Summit Community Bank and Provident State Bank in substantially the form attached to this Agreement as Exhibit A (the “Bank Merger Agreement”), providing for the merger of Provident State Bank with and into Summit Community Bank, with Summit Community Bank surviving the merger (the “Surviving Bank”) and the board of directors of Provident State Bank has recommended to its sole shareholder (PSB) that such shareholder approve the Bank Merger Agreement, such Bank Merger to be consummated immediately following or as soon as reasonably practicable after the Effective Time (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1. Merger. Upon the terms and subject to the conditions as set forth in this Agreement, and in accordance with the relevant provisions of the West Virginia Business Corporation Act, as amended (the “WVBCA”), and the Maryland General Corporation Law, as amended (the “MGCL”), PSB shall be merged with and into Summit at the Effective Time, the separate corporate existence of PSB shall cease, and Summit shall continue its existence as a corporation under the laws of the State of West Virginia as the Surviving Entity in the Merger.

Section 1.2. Effective Time of the Merger. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the Required PSB Vote (as defined herein) and the Requisite Regulatory Approvals (as defined herein), the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the articles of merger to be filed with the Office of Secretary of State of West Virginia and the Maryland State Department of Assessments and Taxation (the “Effective Time”).

Section 1.3. Closing. The closing of the Transactions contemplated by this Agreement (the “Closing”), at which the Parties shall exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Article VII of this Agreement have been satisfied or, to the extent permitted by Applicable Legal Requirements, waived or whether any condition, event or state of facts exists that would permit a Party to terminate this Agreement in accordance with Article VIII, shall take place on (the “Closing Date”) (a) a date mutually agreeable to Summit and PSB or (b) the first day of the following month after the latter of the following occurs, unless extended by mutual agreement of the Parties: (i) the receipt of all necessary regulatory approvals (including the expiration or termination of any mandatory waiting periods); or (ii) the receipt of the Required PSB Vote. If no such condition, event or state of facts then exists enabling a Party, or if no Party elects to exercise any right it may have, to terminate this Agreement, then and thereupon the Parties shall execute such documents and instruments as may be necessary or appropriate to consummate the Transactions contemplated by this Agreement. The Closing shall be held at the offices of Summit, located at 300 N Main Street, Moorefield, West Virginia, at 10:00 a.m., local time, on the Closing Date, unless another place or time is agreed to in writing by the Parties.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the WVBCA and the MGCL. The name of the Surviving Entity shall be “Summit Financial Group, Inc.”. All rights, franchises and interests of PSB and Summit, respectively, in and to any type of property and choses in action shall be transferred to and vested in the Surviving Entity by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon.

Section 1.5. Governing Documents of Surviving Entity. The articles of incorporation and bylaws of Summit, as in effect immediately before the Effective Time, will be the articles of incorporation and bylaws of the Surviving Entity until thereafter changed or amended as provided by applicable law.

Section 1.6. Directors and Officers. Subject to Section 1.8, the directors and officers, respectively, of Summit at the Effective Time will become the directors and officers of the Surviving Entity. The directors and officers will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation of the Surviving Entity or as otherwise provided by law.

Section 1.7. Bank Merger. Concurrently with or as soon as reasonably practicable after the Effective Time, the Parties shall cause Provident State Bank and Summit Community Bank to enter into the Bank Merger Agreement, providing for the Bank Merger in accordance with Applicable Legal Requirements and the terms of the Bank Merger Agreement immediately following or as soon as reasonably practicable after the Effective Time.

Section 1.8. Corporate Governance and Related Matters.

(a) On or prior to the Effective Time, the Summit Board shall cause one (1) director on the PSB Board (the “PSB Director”) to be appointed as a director of Summit as of the Effective Time to serve until the next annual meeting of the shareholders of Summit following the Effective Time. The PSB Director shall be chosen by mutual agreement of Summit and PSB. Subject to compliance by the Summit Board with its fiduciary duties (including compliance with the Summit Charter, bylaws and corporate governance guidelines), Summit shall nominate the PSB Director for reelection to the Summit Board at the first annual meeting of the shareholders of Summit following the Effective Time in a class of directors for a term of three (3) years, and Summit’s proxy materials with respect to such annual meeting shall include the recommendation of the Summit Board that its shareholders vote to reelect the PSB Director to the same extent as recommendations are made with respect to other directors in such Summit Board class.

(b) On or prior to the Bank Merger Effective Time, Summit as the sole shareholder of Summit Community Bank shall cause the PSB Director to be appointed as a director of Summit Community Bank as of the Bank Merger Effective Time to serve until the next annual meeting of the shareholders of Summit Community Bank following the Effective Time. Provided that the PSB Director continues to be eligible to serve as a director of Summit, and subject to compliance by the Board of Directors of Summit Community Bank with its fiduciary duties (including compliance with Summit Community Bank’s articles, bylaws and corporate governance guidelines), Summit Community Bank shall nominate the PSB Director for reelection to the Board of Directors of Summit Community Bank at the first annual meeting of the shareholder of Summit Community Bank following the Effective Time.

Section 1.9. Tax Treatment of Merger and Agreement. The Parties to this Agreement intend for the Merger to be a reorganization within the meaning of Section 368(a) of the Code and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1. Effect on Capital Stock. At the Effective Time, automatically by virtue of the Merger and without any further action on the part of Summit, PSB or any holder of the following securities:

(a) Each share of common stock, par value $2.50 per share, of Summit (“Summit Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $2.50 per share, of Summit.

(b) Subject to the other provisions of this Article II, each share of common stock, par value $10.00 per share, of PSB (“PSB Common Stock”) (other than each Dissenting Share, as defined below in Section 2.7) that is issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and will be converted into and become the right to receive 1.2347 shares (the “Exchange Ratio”) of Summit Common Stock (the “Merger Consideration”); and

(c) As of the Effective Time, each outstanding option to purchase a share or shares of PSB Common Stock (each, a “PSB Option”) shall be (i) entitled to receive cash in an amount equal to the product obtained by multiplying (1) the difference between (a) $35.00 and (b) the exercise price (rounded to the nearest cent) for each outstanding PSB Option by (2) the number of shares of PSB Common Stock subject to such PSB Stock Option. As of the Effective Time, each holder of a PSB Option shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified in this Section 2.1(c), without interest.

(d) Notwithstanding any other provision of this Agreement, no fractional shares of Summit Common Stock shall be issued in the Merger and, in lieu thereof, holders of shares of PSB Common Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of PSB Common Stock held by such holder) shall be paid an amount in cash (without interest) equal to the product of such fractional share interest and the Final Summit Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(e) If, between the date hereof and the Effective Time, the outstanding shares of Summit Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that the shareholders of PSB Common Stock shall be entitled to receive the Merger Consideration in such proportion as they would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time.

(f) As of the Effective Time, all shares of PSB Common Stock converted into the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be canceled and retired, and all rights with respect thereto shall cease to exist, and each holder of PSB Common Stock shall cease to have any rights thereto, except the right to receive, upon surrender of the holder’s certificates representing shares of PSB Common Stock (“Certificates”) or any non-certificated shares of PSB Common Stock (“Book Entry Shares”) in accordance with Section 2.2 hereof, his, her or its pro rata share of the Merger Consideration pursuant to this Section 2.1.

(g) At the Effective Time, the stock transfer books of PSB shall be closed, and no transfer of PSB Common Stock theretofor outstanding shall thereafter be made.

(h) Any shares of PSB Common Stock that are owned by PSB (including treasury shares) or Summit (other than shares held in a fiduciary capacity or shares held in satisfaction of a debt previously contracted) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.2. Exchange Procedures; Surrender of Certificates.

(a) Each holder of a Certificate or Certificates or any Book Entry Shares who has surrendered such Certificate or Certificates or Book Entry Shares together with duly executed transmittal materials to Summit or, at the election of Summit, to an exchange agent designated by Summit and acceptable to PSB in its reasonable discretion (the “Exchange Agent”), shall, upon acceptance thereof by Summit or the Exchange Agent, be entitled to evidence of issuance in book entry form representing the number of whole shares of Summit Common Stock and the amount of cash, if any, into which the aggregate number of shares of PSB Common Stock previously represented by such Certificate or Certificates or Book Entry Shares so surrendered shall have been converted pursuant to this Agreement and any distribution theretofor declared and not yet paid with respect to such shares of Summit Common Stock, without interest, as provided in Section 2.3.

(b) Customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of such Certificates to Summit or the Exchange Agent or transfer of Book Entry Shares to Summit or the Exchange Agent) shall be mailed at least ten (10) days prior to the anticipated Closing Date to each holder of record of PSB Common Stock.

(c) At or prior to the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, Summit shall deliver to the Exchange Agent, to be given to the holders of PSB Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article II, (i) certificates representing the number of whole shares of Summit Common Stock issuable to the holders of PSB Common Stock as the Merger Consideration and (ii) an amount in cash equal to the amount due in lieu of fractional shares pursuant to Section 2.1(d) (the “Exchange Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Summit Common Stock held by it from time to time in the Exchange Fund, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Summit Common Stock for the account of the Persons entitled thereto.

(d) Summit or, at the election of Summit, the Exchange Agent shall accept Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as Summit or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates or Book Entry Shares shall be appropriately endorsed or accompanied by such instruments of transfer as Summit or the Exchange Agent may reasonably require.

(e) Each outstanding Certificate or Book Entry Share shall, until duly surrendered to Summit or the Exchange Agent, be deemed to evidence ownership of the Merger Consideration into which the PSB Common Stock previously represented by such Certificate or Book Entry Share shall have been converted pursuant to this Agreement.

(f) After the Effective Time, holders of Certificates and Book Entry Shares shall cease to have rights with respect to the stock previously represented by such Certificates or Book Entry Shares, and their sole rights shall be to exchange such Certificates and Book Entry Shares for the Merger Consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of PSB of Certificates and Book Entry Shares, and if such Certificates and Book Entry Shares are presented to PSB for transfer, they shall be canceled against delivery of the Merger Consideration provided therefor in this Agreement. Summit shall not be obligated to deliver the Merger Consideration to which any former holder of PSB Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates and Book Entry Shares as provided herein.

(g) Summit and the Exchange Agent shall be entitled to rely upon the stock transfer books of PSB to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book Entry Shares, Summit and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration provided for in this Agreement.

(i) If any certificate representing shares of Summit Common Stock is to be issued in a name other than that in which the Certificate or Book Entry Shares surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Summit Common Stock in any name other than that of the registered holder of the Certificate or Book Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Section 2.3. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or paid with respect to Summit Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate or Book Entry Shares with respect to the shares of Summit Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder of any unsurrendered Certificate or Book Entry Shares, until the holder of such Certificate or Book Entry Shares shall have complied with the exchange procedures set forth herein. Subject to the effect of Applicable Legal Requirements, following the surrender of any such Certificate or Book Entry Shares, there shall be paid to the holder of whole shares of Summit Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender the amount of any cash payable with respect to a fractional share of Summit Common Stock to which such holder is entitled pursuant to this Agreement, if applicable, and the amount of dividends or other distributions with a record date after the Closing Date theretofor paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Summit Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Summit Common Stock.

Section 2.4. Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former shareholders of PSB for one (1) year after the Closing Date shall be delivered to Summit, upon demand, and any holders of PSB Common Stock who have not theretofor complied with this Article II shall thereafter look only to Summit for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Summit Common Stock and any dividends or distributions with respect to Summit Common Stock.

Section 2.5. No Liability. To the fullest extent permitted by Applicable Legal Requirements, neither of Summit nor PSB shall be liable to any former holder of shares of PSB Common Stock for any portion of the Merger Consideration, or any dividends or distributions with respect to the Merger Consideration, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.6. Withholding. Each of the Exchange Agent and Summit shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of PSB Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of PSB Common Stock in respect of which such deduction and withholding was made.

Section 2.7. Dissenting Shares. Each share of PSB Common Stock issued and outstanding immediately before the Effective Time, the holder of which has not voted for approval of this Agreement and the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Title 3, Subtitle 2 of the MGCL is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the MGCL. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the MGCL; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the MGCL. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the MGCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PSB

Except as set forth in the Disclosure Schedule delivered by PSB to Summit prior to the execution hereof (the “PSB Disclosure Schedule”), PSB hereby makes the representations and warranties set forth in this Article III to Summit as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of PSB contained herein, disclosure in any section of the PSB Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by PSB calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the PSB Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the PSB Disclosure Schedule or other document delivered by PSB pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. PSB agrees to provide prior to the Closing supplemental Disclosure Schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to Summit. Delivery of such Supplemental Disclosure Schedules shall not cure a breach of or modify a representation or warranty.

Section 3.1. Organization, Standing and Power. PSB is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Each of PSB and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PSB. The copies of the PSB Charter and the bylaws of PSB and the articles of incorporation and bylaws of Provident State Bank, which have been previously furnished to Summit, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

Section 3.2. Capital Structure.

(a) The authorized capital stock of PSB consists of 4,000,000 shares of PSB Common Stock. As of the date of this Agreement, (i) there are 1,523,404 shares of PSB Common Stock issued and outstanding, (ii) there are 75,700 shares of PSB Common Stock that are issuable and reserved for issuance upon the exercise of PSB Options, and (iii) no shares of PSB Common Stock were held by PSB or any of its Subsidiaries (exclusive of any shares acquired in respect of debts previously contracted (any such shares being referred to herein as “DPC shares”) or in a fiduciary capacity). All of the issued and outstanding shares of PSB Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of such shares was not subject to any preemptive or similar rights. PSB has disclosed to Summit all known creditors, whether contingent or otherwise.

(b) Neither PSB nor any PSB Subsidiary has issued any bonds, debentures, notes, trust preferred securities or other similar obligations that are outstanding. No Voting Debt of PSB or any PSB Subsidiary is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of PSB or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements. No PSB Subsidiary has issued securities held by any entity other than PSB or a PSB Subsidiary.

(c) Except for this Agreement and the PSB Options, there are no options, warrants, calls, rights, commitments or agreements of any character to which PSB or any Subsidiary of PSB is a party or by which it or any such Subsidiary is bound obligating PSB or any Subsidiary of PSB to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of PSB or of any Subsidiary of PSB or obligating PSB or any Subsidiary of PSB to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of PSB or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of PSB or any of its Subsidiaries or (ii) pursuant to which PSB or any of its Subsidiaries is or could be required to register shares of PSB Common Stock or other securities under the Securities Act of 1933, as amended.

(d) Except as set forth in PSB Disclosure Schedule 3.2(d), since December 31, 2021, PSB has not: (i) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of PSB or any of its Subsidiaries; (ii) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more PSB Subsidiaries, any shares of capital stock of PSB or any of its Subsidiaries (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (iii) declared, set aside, made or paid to the shareholders of PSB dividends or other distributions on the outstanding shares of capital stock of PSB. There are no restrictions applicable to the payment of dividends on the shares of PSB Common Stock except pursuant to applicable laws, and all dividends declared before the date of this Agreement have been paid.

(e) There are no shareholder agreements, voting agreements, proxies, voting trusts or other agreements or commitments with or among one or more of such holders with respect to the voting, disposition or other incidents of ownership of any shares of PSB Common Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on PSB Common Stock, including any restriction on the right of a holder of shares of PSB Common Stock to vote, sell or otherwise dispose of any PSB Common Stock.

(f) Neither PSB nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of Summit or any of its Subsidiaries.

Section 3.3. Execution and Delivery; No Violation.

(a) PSB has all requisite corporate power and authority to execute and deliver this Agreement and, subject, in the case of the Merger, to its shareholders’ approval of this Agreement (including the Merger) by the affirmative vote of at least two-thirds of all the votes entitled to be cast at a meeting in which a quorum exists (the “Required PSB Vote”), and receipt of the Requisite Regulatory Approvals, to consummate the Transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby have been duly and validly approved by the PSB Board. This Agreement has been duly and validly executed and delivered to Summit. Assuming due authorization, execution and delivery by Summit, this Agreement constitutes valid and binding obligations of PSB, enforceable against PSB in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) The PSB Board has directed that this Agreement and the Transactions contemplated hereby be submitted to its shareholders for approval at an annual or special meeting and, except for the adoption of this Agreement by the Required PSB Vote, no other votes are necessary to approve this Agreement and to consummate the Transactions contemplated hereby.

(c) Except as set forth in PSB Disclosure Schedule 3.3(c), neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby, nor compliance by PSB with any of the terms or provisions hereof (provided the Required PSB Vote and the Requisite Regulatory Approvals are obtained) shall: (i) violate any provision of the charters, articles, certificates or bylaws of PSB or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PSB, any of its Subsidiaries or any of their respective Properties (as defined in Section 9.1) or assets; (iii) violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest of any kind or nature (“Lien”) upon any of the respective Properties or assets of PSB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which PSB or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.

Section 3.4. Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to PSB, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by PSB or any of its Subsidiaries in connection with the execution and delivery of this Agreement by PSB or the consummation by PSB and its Subsidiaries of the Transactions contemplated hereby. As of the date of this Agreement, PSB knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the Transactions contemplated hereby should not be obtained on a timely basis.

Section 3.5. Reports. Since January 1, 2019, PSB and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the Maryland Office of the Commissioner of Financial Regulation, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

Section 3.6. Financial Statements.

(a) PSB has furnished to Summit copies of the audited consolidated balance sheets of PSB as of December 31, 2021, 2020 and 2019, the audited consolidated statements of income and changes in shareholders’ equity for the years ended December 31, 2021, 2020 and 2019, and statements of cash flows for the years ended December 31, 2021, 2020 and 2019, and the unaudited consolidated balance sheets and statements of income for the quarter ended September 30, 2022 (such balance sheets and the related statements of income, changes in shareholders’ equity and cash flows are collectively referred to herein as the “PSB Financial Statements”). The PSB Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of PSB and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the PSB Financial Statements accurately and fairly reflect in all material respects the transactions of PSB. The PSB Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b) Accurate, true and complete copies of the Reports of Condition and Income as of December 31, 2021, December 31, 2020, December 31, 2019 and September 30, 2022 (the “Bank Call Reports”) for Provident State Bank are publicly available. The Bank Call Reports fairly present, in all material respects, the financial position of Provident State Bank and the results of its operations at the date and for the period indicated in that

Bank Call Report in conformity with the instructions to the Bank Call Report. The Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. Provident State Bank has calculated its allowance for loan and lease losses (“ALLL”) in accordance with regulatory accounting principles, including the Instructions for Preparation of Consolidated Reports of Condition and Income and the Interagency Policy Statement on the Allowance for Loan and Lease Losses as applied to banking institutions and in accordance with all applicable rules and regulations (“RAP”). The ALLL for loan losses account for Provident State Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Provident State Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing, or the collectability of, such loans.

Section 3.7. Undisclosed Liabilities. Except for (a) those liabilities that are fully reflected or reserved for in the consolidated financial statements of PSB included in the PSB Financial Statements for the year ended December 31, 2021, (b) liabilities incurred since December 31, 2021 in the ordinary course of business consistent with past practice, (c) liabilities arising from or relating to the transactions contemplated hereby, and (d) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PSB and its Subsidiaries, and since December 31, 2021, PSB and its Subsidiaries have not incurred to the date of this Agreement, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in PSB Financial Statements in accordance with GAAP).

Section 3.8. Compliance with Applicable Legal and Reporting Requirements.

(a) PSB and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of PSB and its Subsidiaries, taken as a whole (the “PSB Permits”), the PSB Permits are in full force and effect and PSB and its Subsidiaries are in compliance with the terms of the PSB Permits, except where the failure so to hold, be in full force and effect or comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PSB.

(b) Since December 31, 2019, each of PSB and its Subsidiaries has conducted its business in compliance in all material respects with all material Applicable Legal Requirements applicable to PSB, its Subsidiaries or to the employees conducting such businesses, except for violations that have been cured or remedied. To the knowledge of PSB, no investigation by any Governmental Entity with respect to PSB or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of PSB or its Subsidiaries.

(c) PSB and Provident State Bank have complied in all material respects with and are not in material default or material violation (and with the giving of notice or the passage of time will not be in material default or material violation) under (i) any provision of the Constituent Documents of PSB and Provident State Bank or (ii) any applicable law, statute, order, rule, regulation, policy and/or guideline of any governmental authority relating to it, including, without limitation and as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (“CRA”), the Fair Credit Reporting Act, the Trust in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to consumer protection, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention,

Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all other laws and regulations governing the operations of a federally-insured financial institution (collectively, “Banking Laws”). PSB and Provident State Bank have neither had nor suspected any material incidents of fraud or defalcation involving PSB and Provident State Bank or any of their respective officers, directors or Affiliates during the last two years. Provident State Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Provident State Bank that are designed to properly monitor transaction activity (including wire transfers). Provident State Bank is designated as a small bank for purposes of the CRA and has a CRA rating of “satisfactory.” PSB is in compliance with Appendix C to 12 C.F.R. Part 225—Small Bank Holding Company and Savings and Loan Holding Company Policy Statement. PSB is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). Provident State Bank is “well capitalized” as defined by applicable federal regulations as of the date hereof.

Section 3.9. Accounting and Internal Controls.

(a) The records, systems, controls, data and information of PSB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PSB or its Subsidiaries (including all means of access thereto and therefrom), except for any standard third party data processing services and non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of PSB.

(b) Since December 31, 2019, neither PSB nor any of its Subsidiaries or, to the knowledge of PSB, any director, officer, employee, auditor, accountant or representative of PSB or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of PSB or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that PSB or any of its Subsidiaries has engaged in improper accounting or auditing practices.

Section 3.10. Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of PSB, threatened, against or affecting PSB or any Subsidiary of PSB involving a monetary claim in excess of $100,000 or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against PSB or any Subsidiary of PSB having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PSB or any Subsidiary of PSB. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of PSB, threatened against PSB that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by PSB pursuant hereto or thereto or seeks to enjoin or otherwise restrain the Transactions contemplated hereby.

Section 3.11. Taxes.

(a) Each of PSB and the PSB Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income tax returns and all material tax returns other than income tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects. All taxes due and owing by PSB and the PSB Subsidiaries (whether or not shown on any tax return) have been timely paid, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the PSB Financial Statements. PSB has no liability for taxes in excess of the amount reserved or provided for in the PSB Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b) No written or, to the knowledge of PSB, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against PSB or any of the PSB Subsidiaries and has not previously been paid has been received by PSB or any PSB Subsidiary.

(c) There are no disputes currently pending with respect to, or claims or assessments asserted in writing for, any amount of taxes upon PSB or any of its Subsidiaries, nor has PSB or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

(d) To the knowledge of PSB, no tax return of PSB or any PSB Subsidiary is currently under audit or examination by any Governmental Entity. No written or, to the knowledge of PSB, unwritten notice of such an audit or examination by any Governmental Entity has been received by PSB or any PSB Subsidiary. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(e) Neither PSB nor any PSB Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two (2)-year period ending prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions contemplated by this Agreement.

(f) Neither PSB nor any PSB Subsidiary has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which PSB is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law.

(g) Neither PSB nor any PSB Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Neither PSB nor any PSB Subsidiary is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(i) PSB and the PSB Subsidiaries have withheld (or shall withhold) from payments to or on behalf of its employees, independent contractors, creditors, shareholders or other third parties, and have timely paid (or shall timely pay) to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable tax law.

(j) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes.

(k) Neither PSB nor any PSB Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity) or has liability for the taxes of another Person (other than PSB or any PSB Subsidiary) as a transferee or successor, by contract or otherwise.

(l) Neither PSB nor any PSB Subsidiary is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (v) prepaid amount received on or before the Closing Date; or (vi) election under Section 108(i) of the Code.

(m) Neither PSB nor any PSB Subsidiary has been a United States real property holding corporation within the meaning of the Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(i)(ii).

(n) No claim has been made within the last three (3) years by an authority in a jurisdiction where PSB or any PSB Subsidiary does not file tax returns that PSB or any PSB Subsidiary may be subject to taxation by that jurisdiction. Within the past three (3) years, the IRS has not challenged the interest deduction on any of PSB or any PSB Subsidiary’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(o) Neither PSB nor any PSB Subsidiary has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(p) For purposes of this Section 3.11 and Section 5.1(m): (i) the term “tax” or “taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including income, estimated, margin, gross margin, net margin, business, occupation, franchise, real property, payroll, alternative or add-on minimum, social security (or similar), unemployment, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, unclaimed property or other taxes of any kind whatsoever, whether disputed or not, including any interest, penalties, finds and additions (to the extent applicable) thereto, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person; and (ii) the term “tax return” shall mean tax returns, declarations, statements, reports, schedules, forms and information returns, including any attachments thereto and any amendment thereto (including, without limitation, any amended tax returns) relating to taxes.

Section 3.12. Certain Agreements. Except as set forth in PSB Disclosure Schedule 3.12 and except for this Agreement, neither PSB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (a) with respect to the employment or services of any directors or executive officers, or with any consultants that are natural persons, (b) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (c) that limits the ability of PSB or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires PSB or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, (d) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement), (e) in the case of a PSB Benefit Plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement, (f) that would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (g) that involve the payment of more than $150,000 and are not terminable without penalty on notice of ninety (90) days or less, (h) real property leases or (i) agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business. PSB has previously made available to Summit complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.12 (collectively referred to herein as the “PSB Contracts”). All of the PSB Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PSB or any of its Subsidiaries. Neither PSB nor any of its Subsidiaries has, and to the knowledge of PSB, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any PSB Contract, except in each case for those violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PSB or any of its Subsidiaries.

Section 3.13. Benefit Plans.

(a) With respect to each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any retirement, welfare benefit, stock purchase, stock option, severance, employment, change-in-control, educational assistance, adoption assistance, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, salary continuation, split-dollar life insurance, SIMPLE IRA (as defined in Section 408(p) of the Code) and other material employee benefit plans, agreements, programs, policies, practices or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee, director, independent contractor or former employee, director or independent contractor of PSB or any of its Subsidiaries, or any spouse or dependent of any such employee or director, has any present or future right to benefits, and which is (or was prior to its termination) sponsored, maintained or contributed to by PSB or any of its Subsidiaries or under which PSB or any of its Subsidiaries has or could reasonably be expected to have any present or future liability, contingent or otherwise (the “PSB Benefit Plans”), PSB has provided Summit a true, correct and complete copy of (i) the most recent three annual reports (Form 5500) filed, if any, with the IRS and, where applicable, the related audited financial statements thereof, (ii) such PSB Benefit Plan Document and all related amendments thereto, (iii) each trust agreement, summary employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments relating to such PSB Benefit Plan and all related amendments thereto, (iv) the most recent summary plan description, and any summary of material modifications for each PSB Benefit Plan, or for Benefit Plans not subject to ERISA or that are unwritten, any relevant written summaries distributed to participants, if any, (v) any current contracts with independent contractors (including actuaries, investment managers, etc.) that relate to any PSB Benefit Plan, (vi) the most recent determination letter (or equivalent) issued by the IRS with respect to any PSB Benefit Plan qualified under Section 401(a) of the Code, and (v) forms 1094 and 1095 for the three most recent years, and (vi) any correspondence with any Governmental Entity. There are no unwritten amendments to any PSB Benefit Plan. All PSB Benefit Plans are listed on PSB Disclosure Schedule 3.13(a).

(b) No PSB Benefit Plan is invested in or provides the opportunity for participants or beneficiaries therein to purchase or otherwise acquire any employer securities or employer real property (within the meaning of Section 407(d) of ERISA) or any option, warrant or other right to acquire such employer securities or any interest therein.

(c) All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each PSB Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(d) No PSB Benefit Plan is, and neither PSB nor its Subsidiaries, nor any entity that together with PSB or its Subsidiaries would be treated as a single employer under Section 414 of the Code sponsors, maintains, contributes to (or has an obligation to contribute to), or has ever sponsored, maintained, or contributed to (or had any obligation to contribute to) (i) a plan that is subject to Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA; (ii) a “multiple employer plan” within the meaning of Code Section 413(c)(including plans sponsored by an employee leasing or professional employer organization), (iii) a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No PSB Benefit Plan is subject to the funding standards of Code Section 412 or 436 or Section 302 of ERISA.

(e) There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law by PSB or any of its affiliates, officers, directors, agents or employees, applicable to PSB Benefit Plans that would directly or indirectly subject Summit, PSB or any of their respective Subsidiaries to any material taxes, penalties or other liabilities, including any liability arising through indemnification.

(f) Except as set forth on PSB Disclosure Schedule 3.13(f), neither PSB nor any of its Subsidiaries sponsors or maintains, contributes to, or has any obligation to contribute to any PSB Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code. Except as set forth on PSB Disclosure Schedule 3.13(f), each PSB Benefit Plan has been operated in compliance, in all material respects, with applicable law, including, but not limited to, the Code, ERISA and the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each PSB Benefit Plan have been timely and completely filed or distributed.

(g) There are no pending claims, lawsuits or actions relating to any PSB Benefit Plan (other than ordinary course claims for benefits being administered in accordance with claims procedures required under ERISA) and, to the knowledge of PSB none are threatened.

(h) Except as listed on PSB Disclosure Schedule 3.13(h), no written or oral representations have been made to any employee or former employee of PSB or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such individual, their dependent, or any beneficiary for any period of time beyond termination of employment, except as required by Section 4980B of the Code or other applicable law, and at no expense to PSB or any of its subsidiaries. Except as listed on PSB Disclosure Schedule 3.13(h), neither the Merger, nor subsequent events where consequences result solely as a result of both the occurrence of the subsequent event and the occurrence of the Merger, shall accelerate the time of payment or vesting, or increase the amount, of compensation due by PSB or any of its Subsidiaries or any PSB Benefit Plan to any employee, officer, former employee or former officer of PSB or any of its Subsidiaries.

(i) Except as listed on PSB Disclosure Schedule 3.13(i), the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event) will not result in any entitlement to payment to any present or former employee or director or other service provider of PSB or any Subsidiary of PSB of any money or other property, or acceleration of any rights or benefits, under any PSB Benefit Plan or other contract or existing arrangement. No such payment will be nondeductible or subject to excise tax under Code Section 4999 or 280G, nor will PSB, Summit or any of their respective Subsidiaries be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections.

(j) There are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against PSB or any of its Subsidiaries, any PSB Benefit Plan, or any other Person, including without limitation, any PSB Benefit Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any PSB Benefit Plan.

(k) Each PSB Benefit Plan which is a “group health plan” (as defined in the Code and ERISA) has been operated in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B, 4980D and 4980H of the Code and any analogous state law. Each such plan is in compliance, in all material respects, with, and no such plan has been operated in a manner that would reasonably be expected to result in the incurrence of any material penalty to PSB, the Surviving Entity or any of their respective Subsidiaries under those Sections of ERISA and the Code and under the Patient Protection and Affordable Care

Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, or under ERISA Section 601, et. seq., and Code Section 4980B, each to the extent applicable.

(l) All obligations required to be performed by PSB and its Subsidiaries under any PSB Benefit Plan have been performed by them in all material respects and they are not in default under or in violation of any material provision of any PSB Benefit Plan. To PSB’s knowledge, no event has occurred that would constitute grounds for an enforcement action by any party against PSB or any of its Subsidiaries under part 5 of Title I of ERISA under any PSB Benefit Plan.

(m) PSB and its Subsidiaries have current contracts with one or more insurance company(ies) for each of its Benefit Plans that provide coverage for health, dental, vision, life disability, survivor income benefits, or similar welfare benefit coverages relating to any PSB Benefit Plan. None of such Benefit Plans is self-insured by PSB or funded by PSB through or provided by PSB to its employees under a voluntary employees beneficiary association (VEBA) or a multiple employer welfare arrangement (MEWA).

(n) PSB or a Company Subsidiary may, at any time, amend or terminate any PSB Benefit Plan that it sponsors or maintains and may withdraw from any PSB Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring any material liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(o) Each PSB Benefit Plan that is a nonqualified deferred compensation plan subject to Code § 409A is, and has been at all relevant times, in material operational and documentary compliance with Code Section 409A and all regulations and guidance thereunder. No additional tax under Section 409A(a)(1)(ii) of the Code has been or is reasonably expected to be incurred by a participant in any such PSB Benefit Plan or other contract, plan, program, agreement, or arrangement. Neither PSB nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section  409A(a)(1)(ii) of the Code.

Section 3.14. Bank Subsidiary. PSB owns all of the outstanding shares of capital stock of Provident State Bank, free and clear of any Lien. All of the shares of capital stock of Provident State Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. Provident State Bank is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder. Provident State Bank is a Maryland-state chartered bank whose primary federal bank regulator is the FDIC.

Section 3.15. Agreements with Regulators. Neither PSB nor any Subsidiary of PSB is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2019 any policies, procedures or board resolutions at the request of, any Governmental Entity that restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has PSB or any PSB Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. There are no formal or informal investigations, relating to any regulatory matters pending before any Governmental Entity with respect to PSB or any of its Subsidiaries. Neither of PSB nor any PSB Subsidiary or any of their respective executive officers or, to the knowledge of PSB, any of their respective directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws that would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of PSB, threatened.

Section 3.16. Absence of Certain Changes or Events. From December 31, 2021 through the date of this Agreement: (a) PSB and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PSB and (c) there has not been (i) any action or event of the type that would have required the consent of Summit under Section 5.1 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of PSB or any of its Subsidiaries (whether or not covered by insurance).

Section 3.17. Takeover Statutes. Either this Agreement and the transactions contemplated hereby are exempt from, or the PSB Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”) applicable to PSB or any of its Subsidiaries.

Section 3.18. Vote Required. The Required PSB Vote is the only vote of the holders of any class or series of PSB capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby to which it is a party.

Section 3.19. Properties. PSB or any of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the PSB Financial Statement being owned by PSB or one of its Subsidiaries or acquired after the date thereof that are material to PSB’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited balance sheet included in the PSB Financial Statements or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to PSB’s knowledge, the lessor.

Section 3.20. Condition of Assets. All tangible assets, including furniture, fixtures and equipment, used by PSB and its Subsidiaries are in operating condition, ordinary wear and tear excepted, and conform with all material Applicable Legal Requirements. Each of PSB and its Subsidiaries owns or leases all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of PSB and its Subsidiaries is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.21. Intellectual Property. PSB and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “PSB Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such PSB Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PSB. Neither PSB nor any such Subsidiary has received any notice of infringement of or conflict with and, to PSB’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any PSB Intellectual Property that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PSB.

Section 3.22. Loan Portfolio.

(a) Except as set forth on PSB Disclosure Schedule 3.22(a), neither PSB nor any of its Subsidiaries is a party to any written or oral (i) Loans under the terms of which the obligor was, as of September 30, 2022, ninety

(90) days or more delinquent in payment of principal or interest or, to the knowledge of PSB, in default of any other provision, or (ii) Loans with any director, executive officer or 5% or greater shareholder of PSB or any of its Subsidiaries, or to the knowledge of PSB, any affiliate of any of the foregoing. Set forth in PSB Disclosure Schedule 3.22(a)(1) is a true, correct and complete list of (i) all of the Loans of PSB and its Subsidiaries that, as of September 30, 2022, were classified by PSB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of PSB and its Subsidiaries that, as of September 30, 2022, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (iii) each asset of PSB or any of its Subsidiaries that, as of September 30, 2022, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof; it being understood and agreed that the Loans referenced in clauses (i) and (ii) of this sentence include any Loans so classified by PSB or by any Governmental Entity.

(b) Except as set forth on PSB Disclosure Schedule 3.22(b), each Loan of PSB and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of PSB and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, that have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing.

(c) Each outstanding Loan of PSB and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of PSB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(d) None of the agreements pursuant to which PSB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by PSB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of PSB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

Section 3.23. Deposits. Except as set forth on PSB Disclosure Schedule 3.23, no deposit of Provident State Bank: (a) is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.24. Investment Securities and Commodities.

(a) Provident State Bank has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Provident State Bank. Such securities and commodities are valued on the books of Provident State Bank in accordance with GAAP in all material respects.

(b) Provident State Bank employs investment, securities, commodities, risk management and other policies, practices and procedures that Provident State Bank believes are prudent and reasonable in the context of such business and operations. Prior to the date of this Agreement, Provident State Bank has made available to Summit the material terms of such policies, practices and procedures.

(c) Provident State Bank has furnished to Summit a true, correct and complete list of all Investment Securities owned by Provident State Bank, as of September 30, 2022, as well as any purchases or sales of such securities and commodities after September 30, 2022, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any such securities or commodities sold during such time period between December 31, 2021 to and including September 30, 2022. Provident State Bank does not own any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.

Section 3.25. Insurance. Set forth in PSB Disclosure Schedule 3.25 is a true, correct and complete list of all insurance policies maintained by PSB and its Subsidiaries. All such insurance policies and bonds are in full force and effect and neither PSB nor any of its Subsidiaries is in material default under any such policy or bond. Except as set forth in PSB Disclosure Schedule 3.25, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

Section 3.26. Indemnification. To the knowledge of PSB, no action or failure to take action by any present or former director, officer, employee or agent of PSB or its Subsidiaries has occurred that would give rise to a material claim by any such individual for indemnification from PSB or its Subsidiaries.

Section 3.27. Transactions with Affiliates. Except as set forth in PSB Disclosure Schedule 3.27, there are no agreements, contracts, plans, arrangements or other transactions between PSB or any of its Subsidiaries, on the one hand, and any (i) officer or director of PSB or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of PSB, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of PSB, on the other hand, except those of a type available to employees of PSB generally. Except as set forth in PSB Disclosure Schedule 3.27, there are no “covered transactions,” including any Loans engaged in by PSB, with any “affiliate” (as such terms are defined in Section 23A of the Federal Reserve Act and Regulation W promulgated thereunder) other than those covered transactions which were engaged in and continue to be in compliance with Section 23A and Regulation W.

Section 3.28. Absence of Certain Business Practices. Neither PSB nor any of its Subsidiaries or any of their respective officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of PSB or any of its Subsidiaries (or assist PSB or any of its Subsidiaries in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to PSB or any of its Subsidiaries.

Section 3.29. Environmental Compliance.

(a) PSB, its Subsidiaries and their respective Properties are in material compliance with all Environmental Laws. PSB is not aware of, nor has PSB or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of PSB and its Subsidiaries with all Environmental Laws.

(b) PSB and its Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(c) No Hazardous Materials exist on, about or within any of the Properties, nor to PSB’s knowledge have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that PSB and its Subsidiaries makes and intends to make of the Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(d) There is no action, suit, proceeding, investigation, or inquiry before any Governmental Entity pending or to PSB’s knowledge threatened against PSB or any of its Subsidiaries relating in any way to any Environmental Law. To the knowledge of PSB, neither PSB nor any of its Subsidiaries has any liability for remedial action under any Environmental Law. Neither PSB nor any of its Subsidiaries has received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has PSB or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

Section 3.30. Derivatives. Other than those for the purpose of hedging against interest rate risk from the origination of residential mortgage loans to be sold in the secondary market consistent with past practice, neither PSB nor any of its Subsidiaries is a party to, or has agreed to enter into, a Derivatives Contract, whether for the account of PSB or any of its Subsidiaries. For purposes of this Agreement, the term “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any PSB Options.

Section 3.31. Books and Records. The minute books, stock certificate books and stock transfer ledgers of PSB and its Subsidiaries have been kept in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of PSB or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.32. Employee Relationships. PSB and its Subsidiaries have complied in all material respects with all Applicable Legal Requirements relating to their relationships with their employees, and PSB believes that the relationships between PSB and its Subsidiaries with such employees are good. To the knowledge of PSB, no executive officer or manager of any of the operations of PSB or any of its Subsidiaries or any group of employees of PSB or any of its Subsidiaries has or have any present plans to terminate their employment prior to or as a result of the consummation of any of the transactions contemplated hereunder.

Section 3.33. Forms of Instruments, Etc. Provident State Bank has made and will make available to Summit copies of all of its standard forms of notes, mortgages, deeds of trust, customer agreements, policies and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of business.

Section 3.34. Fiduciary Responsibilities. PSB and its Subsidiaries have performed in all material respects all of their respective material fiduciary duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all Applicable Legal Requirements and agreements and instruments.

Section 3.35. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except for Piper Sandler Companies. PSB has disclosed to Summit as of the date hereof the aggregate fees provided for in connection with the engagement by PSB of Piper Sandler Companies related to the Merger and the other transactions contemplated hereunder.

Section 3.36. Opinion of Financial Advisor of PSB. The PSB Board has received the opinion, dated the date of this Agreement, of PSB’s financial advisor, Piper Sandler Companies, to the effect that, subject to the limitations and qualifications expressed therein, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of PSB Common Stock.

Section 3.37. IT Systems. To the knowledge of PSB, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the PSB or its Subsidiaries (collectively, the “PSB IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The PSB IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the PSB’s consolidated business as currently conducted. Except as set forth on PSB Disclosure Schedule 3.37, since December 31, 2020, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the PSB IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PSB. To the knowledge of PSB, PSB and its Subsidiaries are, and at all times through the date of this Agreement have been, in compliance with all of their applicable contractual obligations and with all applicable laws, in each case, regarding data privacy or individually identifiable personal information relating to an identifiable or identified natural person (“Personal Information”), including with respect to the collection, storage, processing, dissemination, combination, transfer, disclosure and use of Personal Information (collectively, “Privacy Obligations”). Except as set forth on PSB Disclosure Schedule 3.37, to the knowledge of PSB, no Person has (i) gained unauthorized access to any of the PSB IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on PSB or an obligation to notify any Governmental authority or (ii) alleged in writing that PSB or any of its Subsidiaries have breached any of their respective Privacy Obligations in any material respect. PSB and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, designed to protect their products, services and PSB IT Systems from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement, or destruction of, software, data or other materials (“Malicious Code”). To the knowledge of PSB, PSB IT Systems or other assets used by PSB or any of its Subsidiaries, including any PSB software, (i) are as of the date of this Agreement free from any material Malicious Code, and (ii) except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the PSB, have for the past two (2) years been free from any Malicious Code.

Section 3.38. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither PSB nor any other Person on behalf of PSB is making or has made any express or implied representation or warranty with respect to PSB or with respect to any other information provided to Summit in connection with the transactions contemplated herein. Neither PSB nor any other Person shall have or be subject to any liability or indemnification obligation to Summit or any other Person resulting from the distribution to Summit, or the use by Summit of, any such information, including any information, documents, projections, forecasts or other material made available to Summit in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. PSB acknowledges that Summit is making no representations or warranties other than the representations and warranties expressly contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SUMMIT

Except as set forth in the Disclosure Schedule delivered by Summit to PSB prior to the execution hereof (the “Summit Disclosure Schedule”), and as disclosed in any Summit SEC Documents publicly filed by Summit after December 31, 2021, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimers or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Summit hereby makes the representations and warranties set forth in this Article IV to PSB as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of Summit contained herein, disclosure in any section of the Summit Disclosure Schedule or the Summit SEC Documents, as applicable, of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Summit calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent that such disclosure is applicable to such representations or warranties or other Summit Disclosure Schedule. The inclusion of any information in any section of the Summit Disclosure Schedule or other document delivered by Summit pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Summit agrees to provide prior to the Closing supplemental Disclosure Schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to PSB. Delivery of such supplemental Disclosure Schedules shall not cure a breach of or modify a representation or warranty.

Section 4.1. Organization, Standing and Power. Summit is a bank holding company registered under the BHC Act. Each of Summit and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing and/or, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit. The copies of the Summit Charter and the bylaws of Summit, the articles of incorporation and bylaws of Summit Community Bank, which have been previously furnished to PSB, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

Section 4.2. Capital Structure.

(a) The authorized capital stock of Summit consists of 20,000,000 shares of Summit Common Stock and 250,000 shares of preferred stock, $1.00 par value per share. As of the date of this Agreement, there are: (i) 12,781,512 shares of Summit Common Stock issued and outstanding; (ii) 1,500 shares of 6% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series 2021; (iii) 760,990 shares of Summit Common Stock remain reserved for issuance upon the exercise of various equity awards granted under the 2014 Long-Term Incentive Plan, (iv) no options to acquire Summit Common Stock under the 2009 Officer Stock Option Plan and 1998 Officer Stock Option Plan remain exercisable, and (v) no other shares of capital stock or other voting securities of Summit issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Summit Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt, trust preferred or similar securities, or subordinated debt securities of Summit or any Summit Subsidiary are issued or outstanding, except as set forth on Summit Disclosure Schedule 4.2(a). All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Summit or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements.

(b) No Summit Subsidiary has issued securities held by any entity other than Summit or a Summit Subsidiary.

(c) Except for (i) this Agreement, (ii) the employment agreements contemplated by this Agreement with the officers of PSB or any of its Subsidiaries, and (iii) as set forth in Section 4.2(a) above, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Summit or any Subsidiary of Summit is a party or by which it or any such Subsidiary is bound obligating Summit or any Subsidiary of Summit to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Summit or of any Subsidiary of Summit or obligating Summit or any Subsidiary of Summit to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of Summit or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Summit or any of its Subsidiaries or (ii) pursuant to which Summit or any of its Subsidiaries is or could be required to register shares of Summit Common Stock or other securities under the Securities Act.

(d) Neither Summit nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of PSB or any of its Subsidiaries.

Section 4.3. Execution and Delivery; No Violation.

(a) Summit has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Summit Board. This Agreement has been duly and validly executed and delivered to PSB. Assuming due authorization, execution and delivery by PSB, this Agreement constitutes valid and binding obligations of Summit, enforceable against Summit in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Summit with any of the terms or provisions hereof (provided the Required PSB Vote and the Requisite Regulatory Approvals are obtained) shall (i) violate any provision of the charters, articles, certificates or bylaws of Summit or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Summit, or any of its Subsidiaries, or any of their respective Properties or assets; (iii) violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event that, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective Properties or assets of Summit or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Summit or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.

Section 4.4. Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to Summit, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Summit or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Summit or the consummation by Summit and its Subsidiaries of the transactions contemplated hereby. As of the date of this Agreement, Summit knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis.

Section 4.5. SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(a) Summit has timely filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2019 (the “Summit SEC Documents”). Summit has delivered or made available to PSB true, correct and complete copies of all Summit SEC Documents, all comment letters received by Summit from the SEC since December 31, 2019, all responses to such comment letters by or on behalf of Summit and all other correspondence since December 31, 2019 between the SEC and Summit, in each case to the extent not available to the public in completely unredacted form on EDGAR. No Subsidiary of Summit is, or since December 31, 2019 has been, required to file any form, report, registration statement or other document with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Summit SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Summit SEC Documents, and none of the Summit SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Summit included in the Summit SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Summit and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in Summit SEC Documents since Summit’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the Subsidiaries of Summit are, or, since December 31, 2016 have been, required by GAAP to be included in the consolidated financial statements of Summit.

(b) Since December 31, 2019, Summit and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency the Small Business Administration, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Summit included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, as filed with the SEC prior to the date of this Agreement, (ii) liabilities incurred since September 30, 2022 in the ordinary course of business consistent with past practice, and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit, Summit and its Subsidiaries do not have, and since September 30, 2022 and its Subsidiaries have not incurred to the date of this Agreement, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in the Summit Financial Statements in accordance with GAAP).

(d) Summit is, and since December 31, 2019 has been, in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) As used in this Section 4.5, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.

Section 4.6. Compliance with Applicable Legal and Reporting Requirements.

(a) Summit and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Summit and its Subsidiaries, taken as a whole (the “Summit Permits”), the Summit Permits are in full force and effect and Summit and its Subsidiaries are in compliance with the terms of the Summit Permits, except where the failure so to hold, be in full force and effect or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit.

(b) Since December 31, 2019, each of Summit and its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements applicable to Summit or any of its Subsidiaries or to the employees conducting such businesses, except for violations that have been cured or remedied. To the knowledge of Summit, no investigation by any Governmental Entity with respect to Summit or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Summit or its Subsidiaries.

Section 4.7. Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Summit and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Summit or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Summit.

(b) Since December 31, 2019, neither Summit nor any of its Subsidiaries or, to the knowledge of Summit, any director, officer, employee, auditor, accountant or representative of Summit or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Summit or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Summit or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.8. Legal Proceedings. Except as set forth in the Summit SEC Documents, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Summit, threatened, against or affecting Summit or any Subsidiary of Summit involving a monetary claim or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against Summit or any Subsidiary of Summit having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit or on the Surviving Bank or any Subsidiary of Summit. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Summit, threatened against Summit that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Summit pursuant hereto or thereto or seeks to enjoin or otherwise restrain the Transactions contemplated hereby.

Section 4.9. Bank Subsidiary. Summit owns all of the outstanding shares of capital stock of Summit Community Bank, free and clear of any Lien. All of the shares of capital stock of Summit Community Bank have been duly authorized and validly issued and are fully paid and non-assessable (except as provided under applicable law) and not subject to preemptive rights. Summit Community Bank is an “insured bank” as defined in the FDIA and applicable regulations thereunder. Summit Community Bank is a West Virginia banking corporation whose primary federal bank regulator is the FDIC.

Section 4.10. Agreements with Regulators. Neither Summit nor any Subsidiary of Summit is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2019 any policies, procedures or board resolutions at the request of, any Governmental Entity that restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Summit or any Summit Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. There are no formal or informal investigations, known to Summit, relating to any regulatory matters pending before any Governmental Entity with respect to Summit or any of its Subsidiaries. Neither of Summit nor any Summit Subsidiary or any of their respective executive officers or, to the knowledge of Summit, any of their directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws that would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of Summit, threatened.

Section 4.11. Absence of Certain Changes or Events. From December 31, 2021 through the date of this Agreement: (a) Summit and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit or the Surviving Entity, and (c) there has not been (i) any action or event of the type that would have required the consent of PSB under Section 5.2 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Summit or any of its Subsidiaries (whether or not covered by insurance).

Section 4.12. No Vote Required. No approval by the holders of any class or series of Summit capital stock is necessary to approve this Agreement or authorize the transactions contemplated hereby (including the Merger).

Section 4.13. Derivatives. All Derivative Contracts, whether entered into for Summit’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (a) in accordance with prudent business practices and all Applicable Legal Requirements and (b) with counterparties that Summit believes to be financially responsible. Each Derivative Contract of Summit or any of its Subsidiaries constitutes the valid and legally binding obligation of Summit or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Neither Summit nor its Subsidiaries, nor, to the knowledge of Summit, any other party thereto, is in breach of any of its obligations under any Derivative Contract of Summit or one of its Subsidiaries. The financial position of Summit and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Summit and such Subsidiaries in accordance with GAAP applied on a consistent basis.

Section 4.14. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person engaged by Summit or any of its Subsidiaries is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

Section 4.15. Financing. Summit has, and will have as of the Closing Date funds or financing capability sufficient to enable it to carry out its obligations under this Agreement. Summit’s ability to consummate the Merger and to deliver the Merger Consideration as provided for herein is not contingent on raising capital or obtaining financing.

Section 4.16. Employee Benefit Plans.

(a) Summaries of all material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by Summit and Summit Community Bank for the benefit of current or former employees of Summit and its Subsidiaries and current or former directors or independent contractors of Summit and its Subsidiaries (collectively, the “Summit Benefit Plans”), have been provided or made available to PSB.

(b) Each Summit Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Summit Benefit Plan is maintained. There have been no nonexempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty has occurred with respect to any Summit Benefit Plan.

Section 4.17. Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Summit, to the knowledge of Summit, since December 31, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Summit and its Subsidiaries.

Section 4.18. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Summit nor any other Person on behalf of Summit is making or has made any express or implied representation or warranty with respect to Summit or with respect to any other information provided to PSB in connection with the transactions contemplated herein. Neither Summit nor any other Person shall have or be subject to any liability or indemnification obligation to PSB or any other Person resulting from the distribution to PSB, or the use by PSB of, any such information, including any information, documents, projections, forecasts or other material made available to PSB in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV. Summit acknowledges that PSB is making no representations or warranties other than the representations and warranties expressly contained in Article  III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1. Covenants of PSB. During the period from the date of this Agreement and continuing until the Effective Time, PSB agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that Summit shall otherwise consent in writing (which consent shall not be unreasonably or untimely withheld):

(a) Ordinary Course. PSB and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by

Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. Without the prior written consent of Summit, PSB shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any material respect, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement (except with respect to such terminations as may be set forth in Section 5.1(n), PSB Disclosure Schedule 5.1(n), Section 5.6 and PSB Disclosure Schedule 5.6) or make any change to any existing material leases, contracts or agreements, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b) Dividends; Changes in Stock. PSB shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of PSB, and its annual dividend of not more than $0.20 per share consistent with past practice, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice.

(c) Issuance of Securities. PSB shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned Subsidiary of its capital stock to its parent.

(d) Governing Documents. PSB shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its charter, certificate of formation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 5.1(e) or Section 5.1(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of PSB.

(e) No Acquisitions. PSB shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing equity interest in or the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other DPC acquisitions in the ordinary course of business.

(f) No Dispositions. Except for sales of OREO, mortgages originated or held by Provident State Bank in the ordinary course of business consistent with past practice, investment securities in the ordinary course of business consistent with past practice, and sales of assets as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity and as set forth in PSB Disclosure Schedule 5.1(f), PSB shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by PSB and its Subsidiaries) exceeding $150,000, in the aggregate, in any calendar month.

(g) Related Transactions. PSB and its Subsidiaries shall cooperate with Summit and its Subsidiaries to cause PSB to merge with and into Summit.

(h) Indebtedness. PSB shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of PSB or any of its Subsidiaries or guarantee any long-term debt securities of others, other than indebtedness of any Subsidiary of PSB to PSB or to another Subsidiary of PSB, or (ii) prepay or voluntarily repay any subordinated indebtedness.

(i) Loans. PSB shall not, and shall not permit any of its Subsidiaries to, make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any borrower and its affiliates that, individually or collectively, would be in excess of Three Million Five Hundred Dollars ($3,500,000).

(j) ALLL. At all times after the date the hereof and through and until the Closing Date, maintain the ALLL account for Provident State Bank in an amount adequate in all material respects and consistent with past practices and in compliance with applicable regulatory requirements, including GAAP and RAP.

(k) Other Actions. PSB shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) that would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 7.1(f).

(l) Accounting Methods. PSB shall not, and shall not permit any of its Subsidiaries to, make any material change in its methods of accounting in effect at December 31, 2021, except as required by changes in GAAP or RAP as concurred in by PSB’s independent auditors or required by a Governmental Entity.

(m) Tax Matters. PSB shall not, and shall not permit its Subsidiaries to, make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund.

(n) Compensation and Benefit Plans. Except as contemplated by PSB Disclosure Schedule 5.1(n), PSB shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements or as provided under this Agreement) or terminate any PSB Benefit Plan, or any agreement, arrangement, plan or policy between PSB or a Subsidiary of PSB and one or more of its directors or officers, (ii) except for normal pay increases to rank and file employees in the ordinary course of business consistent with past practice or as required by any plan or arrangement as in effect as of the date hereof, materially increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, (iv) enter into any new contract or agreement providing that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation, shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event, or (v) grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award except as required as an existing obligation of PSB under the terms of any existing agreement.

(o) Investment Portfolio; Interest Rate Risk; Other Risk. PSB shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio.

(p) No Liquidation. PSB shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(q) Other Agreements. PSB shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1, except with respect to actions taken as trustee, custodian or other fiduciary.

Section 5.2. Covenants of Summit. Except as otherwise permitted or contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, Summit agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that PSB shall otherwise consent in writing (which shall not be unreasonably or untimely withheld):

(a) Ordinary Course. Summit and its Subsidiaries shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time.

(b) Governing Documents. Summit shall not, nor shall it permit any of its Subsidiaries to, (i) amend the Summit Charter or bylaws of Summit in a manner that would adversely affect PSB or any of its Subsidiaries, (ii) take any action that would reasonably be expected to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code, (iii) take any action that is likely to materially impair Summit’s ability to perform any of its obligations under this Agreement or Summit Community Bank’s ability to perform any of its obligations under the Bank Merger Agreement, or (iv) agree or commit to do any of the foregoing.

Section 5.3. Transition. In order to facilitate the integration of the operations of Summit and PSB and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the Merger, each of PSB and Summit shall, and shall cause its Subsidiaries to, consult with the other on all strategic, integration and operational matters to the extent such consultation is deemed necessary or appropriate by Summit and is not in violation of Applicable Legal Requirements. Without in any way limiting the provisions of Section 6.3, Summit and its Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to PSB, be entitled to review the operations and visit the facilities of PSB and its Subsidiaries at all times as may be deemed reasonably necessary by Summit, as the case may be, in order to accomplish the foregoing arrangements after receipt of all Requisite Regulatory Approvals. From and after the date hereof, subject to Applicable Legal Requirements, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to Provident State Bank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and Provident State Bank shall, upon Summit’s reasonable request, introduce Summit and their respective representatives, as applicable, to suppliers of Provident State

Bank for the purpose of facilitating the integration of Provident State Bank and its business into that of Summit and its Subsidiaries.

Section 5.4. Advice of Changes; Government Filings.

(a) Each Party shall confer on a regular and frequent basis with the other, report, subject to Section 5.7, on operational matters, and promptly advise the other orally and in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party or the Surviving Entity or that would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of any condition set forth in Article VII or give rise to any right of termination under Article VIII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

(b) PSB and Summit shall file all reports, schedules, applications, registrations, and other information required to be filed by each of them with all other relevant Governmental Entities and to obtain all of the Requisite Regulatory Approvals between the date of this Agreement and the Effective Time. PSB, Provident State Bank, Summit and Summit Community Bank shall file all Bank Call Reports with the appropriate Governmental Entity and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and, to the fullest extent permitted by Applicable Legal Requirements, shall make available to the other Party copies of all such reports promptly after the same are filed. Each of PSB and Summit shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to Applicable Legal Requirements relating to the exchange of information, with respect to all the information relating to such Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as reasonably practicable. Each Party agrees that to the extent practicable it shall consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.

Section 5.5. Insurance. During the period from the date of this Agreement and continuing until the Effective Time, each of Summit and PSB shall, and shall cause their respective Subsidiaries to (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters that could reasonably give rise to a claim prior to the Effective Time.

Section 5.6. Termination of Contracts. PSB shall use its best efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its contracts identified by PSB Disclosure Schedule 5.6, including data processing contracts and contracts related to the provision of any other electronic banking services, will, if the Merger occurs, be terminated on or after the consummation of the Merger on a date to be mutually agreed upon by PSB and Summit. Such notice and actions by PSB will be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “best efforts” by PSB as used in this Section 5.6 shall include the payment or accrual for any termination fees, liquidated damages or deconversion fees required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts.

Section 5.7. No Control of Other Party’s Business. Nothing contained in this Agreement (including Section 5.3) shall give Summit, directly or indirectly, the right to control or direct the operations of PSB prior to the Effective Time or shall give PSB, directly or indirectly, the right to control or direct the operations of

Summit. Prior to the Effective Time, (a) each of PSB and Summit shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) PSB shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) PSB shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 5.8. Satisfaction of Closing Conditions. During the period from the date of this Agreement and continuing until the Effective Time, each of Summit and PSB shall, and shall cause their respective Subsidiaries to use their commercially reasonable efforts to cause to be delivered at the Closing all documents required by Article VII, as applicable.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Preparation of Proxy Statement/Prospectus; Shareholders Meeting.

(a) Summit shall prepare a registration statement on Form S-4 (which shall include the proxy statement of PSB for the PSB Shareholder Meeting and the prospectus of Summit (such proxy statement/prospectus, and all amendments, supplements, annexes and exhibits thereto, the (“Proxy Statement/Prospectus”)) to be filed by Summit with the SEC with respect to the issuance of the Summit Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Summit shall use its reasonable best efforts to file, or cause to be filed, the Form S-4 with the SEC within sixty (60) days of the date of this Agreement. Summit shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the staff of the SEC and to have the Form S-4 declared effective by order of the SEC as promptly as is reasonably practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. PSB shall have the right to review and consult with Summit and Summit shall reasonably consider such information and any characterization of such information included in, the Proxy Statement/Prospectus prior to it being filed with the SEC. Summit shall, as promptly as reasonably practicable after receipt thereof, provide PSB with all written comments and advise PSB of all oral comments with respect to Form S-4 received from the staff of the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Proxy Statement/Prospectus and Summit shall cooperate and provide PSB with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Form S-4 (and give reasonable consideration to the comments from PSB) prior to filing such with the SEC, and Summit shall provide PSB with a copy of all such filings made with the SEC. Summit shall use commercially reasonable best efforts to take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, and all applicable foreign and state securities and “blue sky” laws in connection with the Merger, and the issuance of the Summit Common Stock in connection with the Merger and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Summit shall advise PSB, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the filing of each supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of the Summit Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of or supplement to the Form S-4, SEC comments thereon, whether written or oral, and, in advance, Summit’s proposed responses thereto or SEC requests for additional information or materials, and each Party shall similarly advise and cooperate with the other with respect to the Proxy Statement/Prospectus. If at any time prior to the Effective Time any information relating to either of the Parties, or their respective affiliates, officers or directors, should be discovered by either Party that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify and consult with the other Party hereto and, to the extent required by law, rules or regulations, shall cooperate with the other Party (including giving due consideration to the comments received from the other Party) to provide that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of PSB.

(b) PSB and the PSB Board shall (i) take all action in accordance with the federal securities laws, the laws of the State of Maryland and the PSB Charter and bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “PSB Shareholder Meeting”) for the purpose of obtaining the Required PSB Vote within thirty (30) days following the date the S-4 is declared effective under the Securities Act and (B) schedule the PSB Shareholder Meeting to take place on a date that is within forty five (45) days after the notice date; (ii) subject to the terms of Section 6.2, use its commercially reasonable best efforts to (x) cause the PSB Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Required PSB Vote (and not impose a requirement that holders of more than the minimum required percentage (as set forth in the laws of the State of Maryland) of the shares of PSB Common Stock entitled to vote to approve and adopt this Agreement; and (iii) subject to the terms of Section 6.2, include in the Proxy Statement/Prospectus and at all other times the recommendation that the PSB shareholders approve this Agreement and the Merger (the “PSB Board Recommendation”). PSB shall adjourn or postpone the PSB Shareholder Meeting as of the time for which such meeting is originally scheduled if there are insufficient shares of PSB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting PSB has not received proxies representing a sufficient number of shares necessary to obtain the Required PSB Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the PSB Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of PSB at the PSB Shareholder Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby.

(c) Information Supplied by PSB. PSB represents and warrants and agrees that none of the information supplied or to be supplied by PSB expressly for inclusion or incorporation by reference in (a) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement/Prospectus shall, at the date of mailing to the shareholders of PSB and at the time of the PSB Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. PSB represents and warrants and agrees that the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by PSB with respect to statements made or incorporated by reference therein based on information expressly supplied by Summit for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

(d) Information Supplied by Summit. Summit represents and warrants and agrees that none of the information supplied or to be supplied by Summit expressly for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus shall, at the date of mailing to shareholders of PSB and at the time of the PSB Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Summit represents and warrants and agrees that the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by

Summit with respect to statements made or incorporated by reference therein based on information expressly supplied by PSB for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

Section 6.2. Proposals.

(a) PSB agrees that, except as expressly permitted by this Section 6.2(a), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it shall not, and shall not authorize or permit its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors, and affiliates to: (i) solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any Person relating to, any Acquisition Proposal; (ii) disclose to any third party any information concerning the business, Properties, books or records of PSB or any PSB Subsidiary or otherwise relating to an Acquisition Proposal, other than as provided herein or as compelled by law; (iii) release any person from a confidentiality agreement or standstill agreement; or (iv) cooperate with any third party to make any Acquisition Proposal, other than the sale by Provident State Bank of assets in the ordinary course of business consistent with past practice; provided, however, that none of the foregoing shall prohibit PSB or its Subsidiaries officers, directors, agents, advisors, and affiliates from informing any Person of the provisions of this Section 6.2 or from contacting any Person (or such Person’s representatives) who has made, after the date of this Agreement, an Acquisition Proposal solely to request clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal. PSB shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any Persons other than Summit with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Within two (2) days of receipt of any unsolicited offer, PSB will communicate to Summit the terms of any proposal or request for information and the identity of the parties involved.

(b) Notwithstanding anything to the contrary in Section 6.2(a), at any time from the date of this Agreement and prior to obtaining the Required PSB Vote, in the event PSB receives an unsolicited (or otherwise not in breach with this Section 6.2), bona fide written Acquisition Proposal and the PSB Board (or any committee thereof) determines in good faith after consultation with legal counsel and its financial advisor that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, PSB may, and may permit its Subsidiaries and their respective officers, directors, agents, advisors, and affiliates to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to PSB with respect to confidentiality than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished PSB confidential information to the Person or Persons making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the PSB Board (or any committee thereof) determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law. Provident State Bank will promptly, and in any event within two (2) days of receipt of any unsolicited, bona fide written Acquisition Proposal, (x) notify Summit in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to Provident State Bank or for access to the Properties, assets, books or records of Provident State Bank by any Person that has made, or to the knowledge of Provident State Bank may be considering making, an Acquisition Proposal and (y) communicate the name of such Person and the material terms of such Acquisition Proposal to Summit, including as they may change upon any modification or amendment to the terms thereof. Provident State Bank will keep Summit fully apprised of the status of and other matters relating in any material respect to any such Acquisition Proposal on a reasonably timely basis.

(c) The PSB Board shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Summit, the PSB Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Summit the PSB Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding anything to the contrary contained herein, the PSB Board (including any committee thereof) may, at any time prior to obtaining the Required PSB Vote, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the PSB Board (or the applicable committee thereof) determines in good faith (after consultation with counsel) constitutes a Superior Proposal; provided, however, that the PSB Board may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1, with respect to an Acquisition Proposal until it has given Summit at least four (4) Business Days, following Summit’s initial receipt of written notice that the PSB Board has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Summit, the PSB Board determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d) Nothing in this Agreement shall prohibit PSB or the PSB Board (or any committee thereof) from making any communication or disclosure to the PSB shareholders that the PSB Board (or applicable committee thereof) determines in good faith, after consultation with outside counsel, is required under applicable law.

Section 6.3. Access to Information.

(a) Upon reasonable notice, PSB shall (and shall cause its Subsidiaries to) afford to the representatives of Summit, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, PSB shall (and shall cause its Subsidiaries to) make available to Summit (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents that such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as Summit may reasonably request. Neither PSB nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements where reasonably permitted under Applicable Legal Requirements under circumstances in which the restrictions of the preceding sentence apply.

(b) Upon Summit’s request, PSB will deliver to Summit in electronic form (i) the monthly deposit and loan trial balances of Provident State Bank, (ii) the monthly analysis of Provident State Bank’s investment portfolio, and (iii) the monthly balance sheet and income statement of PSB and its Subsidiaries, as soon as reasonably available.

(c) The Parties shall hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the agreements, dated as of September 20, 2022 and December 5, 2022, between PSB and Summit (collectively, the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect until immediately following the Effective Time.

(d) No such investigation by Summit shall affect the representations and warranties of any Party expressly made in this Agreement.

(e) PSB shall permit, and shall cause its Subsidiaries to permit, Summit and/or an environmental consulting firm selected by Summit, at the sole expense of Summit, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by PSB or any of its Subsidiaries; provided that Summit use its reasonable best efforts to complete such phase I and/or phase II studies within sixty (60) days of the date of this Agreement. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Summit’s sole expense), Summit shall indemnify PSB and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(f) Upon Summit’s request, PSB and Provident State Bank shall provide board packages and notices of board meetings to the Chief Executive Officer of Summit simultaneously with their submission to PSB and Provident State Bank board members, provided that information relating to PSB and Provident State Bank that would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Governmental Entity (together, “PSB Board Confidential Matters”) may be excluded therefrom. PSB and Provident State Bank shall promptly provide the Chief Executive Officer of Summit with copies of the minutes of all regular and special meetings of the board of directors of PSB and Provident State Bank and minutes of all regular and special meetings of any board or senior management committee of Provident State Bank held on or after the date of this Agreement (except PSB Board Confidential Matters).

Section 6.4. Reasonable Best Efforts.

(a) Each of PSB and Summit shall, and shall cause its respective Subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and the Bank Merger and make effective the other transactions contemplated hereby as promptly as reasonably practicable after the date hereof. Without limiting the generality of the foregoing, each Party shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and the Bank Merger and to consummate the Merger and the Bank Merger, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party that is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption shall result in a condition or restriction on such Party or on the Surviving Entity having an effect of the type referred to in Section 7.1(f). In furtherance and not in limitation of the Parties’ obligations under this Section 6.4, each of the Parties further agrees as follows:

(i) Within sixty (60) days of the execution of this Agreement, each of PSB and Summit shall, and shall cause its Subsidiaries to, use all reasonable best efforts to prepare all necessary documentation and effect all necessary filings, applications, registrations, and notices in order to obtain the Requisite Regulatory Approvals.

(ii) PSB shall cooperate with Summit and shall furnish to Summit and Summit’s counsel all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, filing, notice, registrations, or any other statement or application made by or on behalf of any Party or its Subsidiaries to any Governmental Entity in connection with the Merger and Bank Merger. PSB shall have the right to review reasonably in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Person). In addition, Summit shall furnish to PSB a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than any part of such filings reasonably considered confidential by Summit).

(b) Each of PSB and Summit and their respective boards of directors shall, if any state Takeover Statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to provide that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.5. Issuance of Summit Common Stock. The shares of Summit Common Stock to be issued by Summit to the shareholders of PSB pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

Section 6.6. Stock Exchange Listing. Summit shall use all reasonable best efforts to cause the shares of Summit Common Stock to be issued in the Merger to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 6.7. Employee Benefit Plans and Employee Matters.

(a) At or as soon as practicable following the Effective Time, (i) Summit shall provide employees of PSB with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of Summit, (ii) Summit shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the PSB Benefit Plans and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and (iii) to the extent permitted by Summit’s benefit plans, all PSB employees will receive credit for years of service with PSB and its predecessors prior to the Effective Time for purposes of eligibility and vesting but not for purposes of benefit accrual under Summit’s benefit plans, except this Section 6.7(a)(iii) will not apply to the Summit Financial Group, Inc. Employee Stock Ownership Plan and no prior service credit will be granted for any purpose under such plan.

(b) Except for employees of PSB or Provident State Bank with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements), Summit agrees that each employee of PSB or Provident State Bank who is involuntarily terminated by Summit or any of its Subsidiaries (other than for cause) concurrently with the Closing or within twelve (12) months of the Closing shall receive two weeks of severance per full year of service with PSB or Provident State Bank, as the case may be, with a minimum of four (4) weeks of severance pay and a maximum of twenty-six (26) weeks of severance pay.

(c) All persons who are employees of PSB or its Subsidiaries immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time shall be employed at will, and no contractual right with respect to employment shall inure to such employees because of this Agreement, except as otherwise contemplated by this Agreement. Summit shall honor all PSB employment, supplemental retirement and change of control agreements existing as of the date of this Agreement that have been disclosed to Summit, unless otherwise agreed by the Parties thereto.

(d) PSB agrees that its employee welfare benefit plans, as defined in ERISA § 3(1) (each, a “Welfare Plan”), may be, provided that their terms and conditions so allow, terminated, modified or merged into Summit’s Welfare Plans on or after the Closing Date, as determined by Summit in its sole discretion, subject to compliance with applicable law so long as any such action does not reduce any benefits already earned thereunder. If requested in writing by Summit not less than thirty (30) days before the Closing Date, PSB will take, and will cause Provident State Bank to take, all action necessary to terminate any PSB Welfare Plan, effective no later than immediately before the Closing Date. In addition, as of the Closing Date Summit shall provide any benefits to which PSB employees or their respective spouses, former spouses or other qualifying beneficiaries may be entitled by reason of qualifying events occurring prior to, on or after the Closing Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law, from and after the Closing Date through the remaining legally-required period of coverage.

(e) If requested by Summit not later than thirty (30) days before the Closing Date, PSB shall take, and will cause Provident State Bank to take, such action as may be necessary to terminate its 401(k) plan and trust not later than immediately prior to the Closing Date and contingent upon the occurrence of the Closing, including accruing the estimated expense associated with terminating its 401(k) plan and trust. If requested or approved by

Summit, PSB will file with the IRS an Application for Determination upon Termination with respect to the termination of such plan. Following the receipt of a favorable determination letter from the IRS relating to the termination of the 401(k) plan and trust, the assets of each plan shall be distributed to participants or rolled into Summit’s 401k/profit sharing plan, as permitted by such plan or applicable law. Notwithstanding the foregoing, the 401(k) plan trustee may, but is not required to, except to the extent necessary to comply with the plan or Applicable Legal Requirements, make distributions to certain non-continuing PSB employees before the receipt of a favorable determination letter. In the event a favorable ruling is not issued, PSB agrees that termination of the 401(k) plan shall not occur and the 401(k) plan shall not be merged with Summit’s 401(k) plan.

Section 6.8. Section 16 Matters. Prior to the Effective Time, PSB and Summit shall each take all such steps as may be required to cause any acquisitions of Summit Common Stock (including derivative securities with respect to Summit Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act. PSB shall deliver to Summit the Section 16 Information reasonably in advance of the Effective Time, and the Summit Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the PSB Insiders of Summit Common Stock in exchange for shares of PSB Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by PSB to Summit prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

Section 6.9. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 8.2 hereof and except that (a) if the Merger and the Bank Merger are consummated, the Surviving Entity shall pay, or cause to be paid, any and all property or transfer taxes imposed on either Party in connection with the Merger, and (b) the printing and mailing expenses incurred in connection with printing and mailing the Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Summit and PSB.

Section 6.10. Indemnification; Directors’ and Officers’ Insurance.

(a) Following the Closing Date and for a period of six (6) years thereafter, Summit shall indemnify, defend and hold harmless the present directors, officers and employees of PSB and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that PSB is currently permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of Maryland, PSB and its Subsidiaries respective articles, bylaws, similar constituent documents and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Maryland law, PSB and its Subsidiaries respective articles, bylaws, similar constituent documents and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that Summit’s obligations hereunder only survive for the duration of the insurance coverage that Summit is able to procure pursuant to the terms of Section 6.10(c), including the second proviso thereof.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Summit thereof;

provided, that the failure so to notify shall not affect the obligations of Summit under Section 6.10(a) unless and to the extent that Summit is actually prejudiced as a result of such failure.

(c) For a period of six (6) years from the Effective Time, Summit shall maintain director’s and officer’s liability insurance (determined as of the Effective Time) with respect to claims against present and former directors and officers of PSB and its Subsidiaries arising from facts or events that occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by PSB and its Subsidiaries; provided, that in no event shall Summit be required to expend, on an annual basis, more than 150% of the current amount expended by PSB or its Subsidiaries (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Insurance Amount, Summit shall use its reasonable best efforts to obtain the most advantageous coverage available for an annual premium equal to the Insurance Amount; and provided, further, that officers and directors of PSB or its Subsidiaries may be required to make application and provide customary representations and warranties to Summit’s insurance carrier for the purpose of obtaining such insurance. Summit shall provide proof of such coverage to PSB no later than 10 days prior to the Effective Time.

(d) If Summit or its Subsidiaries or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Summit or its Subsidiaries shall assume the obligations set forth in this Section 6.10.

(e) The provisions of this Section 6.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 6.11. Public Announcements. Except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules or regulations of Nasdaq, Summit and PSB shall use reasonable best efforts (a) to develop a joint communications plan, and (b) to provide that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the Bank Merger Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules of Nasdaq or to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in this Section 6.11 to the contrary, PSB or Summit may make any disclosure or communication pursuant to Section 6.2 without complying with the provisions of this Section 6.11.

Section 6.12. Tax Matters. PSB and Summit each shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time or the Effective Time, as the case may be, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (b) PSB and Summit each agree to file all tax returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.13. Untrue Representations. Each Party shall promptly notify the other Party in writing if such notifying Party becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the other Party or any representation or warranty made in or pursuant to this Agreement or that results in the notifying Party’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.14. Litigation and Claims.

(a) PSB shall promptly notify Summit in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against PSB or affecting any of its properties, Subsidiaries or affiliates and PSB shall promptly notify Summit of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of PSB, threatened against PSB that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by PSB pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby.

(b) Summit shall promptly notify PSB in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against Summit or affecting any of its properties, Subsidiaries or affiliates and Summit shall promptly notify PSB of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Summit, threatened against Summit that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by Summit pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby.

(c) PSB shall give Summit the opportunity to participate in the defense or settlement of any shareholder litigation against PSB or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. PSB may not enter into any settlement agreement in respect of any shareholder litigation against PSB or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without Summit’s prior written consent (such consent not to be unreasonably withheld or delayed). For purposes of this Section 6.14, “participate” means that Summit will be kept apprised of the proposed strategy and other significant decisions with respect to the litigation by PSB (to the extent the attorney-client privilege, work product or other similar privilege between the litigating party and its counsel is not undermined or otherwise affected), and Summit may offer comments or suggestions with respect to the litigation but will not be afforded any decision-making power or other authority over the litigation except for the settlement consent set forth above.

Section 6.15. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action, including the execution of all necessary and desirable agreements, certificates, instruments and documents.

Section 6.16. Support Agreements. Simultaneously with the execution of this Agreement, each of the directors of PSB shall enter into a Director Support Agreement with Summit (each a “Director Support Agreement”). The form of the Director Support Agreement is attached as Exhibit B hereto.

Section 6.17. Voting Agreement. Simultaneously with the execution of this Agreement, each of the directors of PSB shall enter into a Director Voting Agreement with Summit (each a “Director Voting Agreement”). The form of the Director Voting Agreement is attached as Exhibit C hereto.

Section 6.18. Disclosure Schedules. If applicable, at least ten (10) days prior to the Closing, each Party agrees to provide the other Party with supplemental Disclosure Schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental Disclosure Schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.19. Change of Method. Summit, with the written consent of PSB, which shall not be unreasonably withheld, shall be entitled to, at any time prior to the Closing Date, to change the method or structure of effecting the combination of Summit and PSB (including the provisions of Article I) and the Bank Merger, if and to the extent that Summit deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change in any way the type or amount of the Merger Consideration, (ii) adversely affect the Tax treatment of PSB shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of PSB or Summit pursuant to this Agreement or (iv) materially impede or delay the consummation of the Transaction contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with Section 8.3.

Section 6.20. Tax Sharing/Allocation Agreements. All tax-sharing, tax allocation or similar agreements with respect to or involving PSB or any PSB Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, PSB and the PSB Subsidiaries shall not be bound thereby or have any liability thereunder.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing and the continued satisfaction thereof through the Effective Time:

(a) Shareholder Approval. PSB shall have obtained the Required PSB Vote.

(b) Stock Exchange Listing. The shares of Summit Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c) Other Approvals. Other than the filings provided for by Section 1.2, (i) all authorizations, consents, orders or approvals of, or declarations, notices, filings or registrations with, and all expirations and terminations of waiting periods required from, any Governmental Entity that are necessary to obtain the Requisite Regulatory Approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations, filings or registrations shall be in full force and effect, and (ii) any other consents or approvals from any Governmental Entity or other third party relating to the Merger, the Bank Merger or any of the other transactions provided for in this Agreement, except in the case of clause (ii) for those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Entity, Summit Community Bank, or Summit, shall have been obtained, and all such consents or approvals shall be in full force and effect.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) No Injunctions or Restraints; Illegality. No restraining order, injunction, writ, decree or other order issued by any court of competent jurisdiction preventing, enjoining or restraining the consummation of the Merger, the Bank Merger, or any of the transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect (an “Injunction”) and no action brought by a Governmental Entity with respect to such an Injunction shall be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, in effect or enforced by any Governmental Entity that makes the consummation of the Merger illegal.

(f) No Burdensome Regulatory Conditions. No Requisite Regulatory Approval shall have been granted subject to any condition or conditions that, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or Bank Merger by any Governmental Entity of competent jurisdiction that, in connection with the grant of a Requisite Regulatory

Approval or otherwise, (i) requires any of the Parties to pay any amounts that would be material to any of the Parties or to divest any banking office, line of business or operations or to increase its regulatory capital, or (ii) imposes any condition, requirement or restriction upon Summit or its Subsidiaries, that, in the case of clause (i) or (ii), would, individually or in the aggregate, reasonably be expected to create a burdensome condition on Summit or its Subsidiaries (a “Materially Burdensome Regulatory Condition”).

Section 7.2. Conditions to Obligation of Summit. The obligation of Summit to effect the Merger is subject to the satisfaction of the following conditions unless waived by Summit:

(a) Representations and Warranties. The representations and warranties of PSB shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date; provided, that no representation and warranty of PSB shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of PSB or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of PSB or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on PSB or any of its Subsidiaries. Notwithstanding the foregoing, as of the Closing Date, the number of issued and outstanding shares of PSB Common Stock shall not exceed 1,599,104 and Section 3.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Obligations. PSB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Summit shall have received a certificate signed on behalf of PSB by the chief executive officer and by the chief financial officer of PSB to such effect.

(c) Officers’ Certificate. PSB shall have provided Summit with a certificate duly executed by the chief executive officer and the chief financial officer of PSB certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Reorganization Tax Opinion. Summit shall have received the opinion of Bowles Rice LLP, counsel to Summit, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Summit shall be entitled to rely upon customary assumptions and representations provided by Summit and PSB.

(e) Dissenting Shares. Dissenting Shares shall be less than 7.5% of the issued and outstanding PSB Common Stock.

(f) Voting Agreement. Simultaneously with the execution of this Agreement, Summit having received from each of the directors of PSB, the Director Voting Agreement in the form of Exhibit C attached hereto.

(g) Director Support Agreement. Simultaneously with the execution of this Agreement, Summit having received from each of the directors of PSB, a Director Support Agreement in substantially the form of Exhibit B attached hereto.

Section 7.3. Conditions to Obligation of PSB. The obligation of PSB to effect the Merger is subject to the satisfaction of the following conditions unless waived by PSB:

(a) Representations and Warranties. The representations and warranties of Summit shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date; provided, that no representation or warranty of Summit shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Summit or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of Summit or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Summit or its Subsidiaries.

(b) Performance of Obligations. Summit shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PSB shall have received a certificate signed on behalf of Summit by the chief executive officer and by the chief financial officer of Summit to such effect.

(c) Officers’ Certificate. Summit shall have provided PSB with a certificate duly executed by the chief executive officer and the chief financial officer of Summit certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Reorganization Tax Opinion. PSB shall have received the opinion of Holland and Knight LLP, counsel to PSB, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to PSB shall be entitled to rely upon customary assumptions and representations provided by Summit and PSB.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after receipt of the Required PSB Vote:

(a) by mutual consent of Summit and PSB in a written instrument;

(b) by either Summit or PSB, upon written notice to the other Party, if (i) a Governmental Entity from which a Requisite Regulatory Approval is required has denied approval of the Merger or the Bank Merger and such denial has become final and non-appealable or (ii) any Governmental Entity shall have issued an order, writ, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, writ, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with Section 6.3 or any other provision of this Agreement primarily shall have resulted in, or materially contributed to, such action;

(c) by either Summit or PSB, upon written notice to the other Party, if the Merger shall not have been consummated on or before December 1, 2023;

(d) by Summit, upon written notice to PSB, if any application for Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity from which a Requisite Regulatory Approval is required or if any such application is approved with commitments, conditions or understandings, whether contained in an approval letter or otherwise, which, imposes a Materially Burdensome Regulatory Condition;

(e) by either Summit or PSB, upon written notice to the other Party, if there shall have been a material breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which material breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.2(a), Section 7.2(b), Section 7.3(a) or Section 7.3(b), as the case may be, and which material breach has not been cured within thirty (30) days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;

(f) by either Summit or PSB, upon written notice to the other Party, if a vote shall have been taken at the duly convened PSB Shareholder Meeting, and the Required PSB Vote shall not have been obtained;

(g) by Summit, upon written notice to PSB, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to PSB;

(h) by PSB, upon written notice to Summit, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Summit;

(i) by PSB if it enters into a PSB Acquisition Agreement not in violation of Section 6.2;

(j) by Summit, upon written notice to PSB, if: (i) the PSB Board at any time effects a Change in Recommendation or fails to include the PSB Board Recommendation in the Proxy Statement/Prospectus; (ii) PSB enters into a PSB Acquisition Agreement not in violation of Section 6.2; or (iii) PSB intentionally or materially breaches Section 6.1(b) or Section 6.2 hereof; and concurrently with such termination contemplated in (i)-(iii) PSB shall pay the Termination Fee to Summit by wire transfer of immediately available funds as provided in Section 8.2(b); and

For purposes of the following Section 8.1(k), the following terms shall have the meanings indicated:

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Determination Date” shall mean the fifth (5th) calendar day immediately prior to the Effective Time, or if such calendar day is not a Trading Day, then the Trading Day immediately preceding such calendar day.

“Final Index Value” shall mean the average of the Index Values for the twenty (20) consecutive trading days ending on the Trading Day prior to the Determination Date.

“Final Summit Price” shall mean the Average VWAP of the Summit Common Stock over the twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index (IXBK).

“Index Ratio” means the number obtained by dividing the Final Index Value by the Initial Index Value.

“Index Value” shall mean the closing value of the Index Group on any applicable date.

“Initial Index Value” shall mean the average of the Index Values for the twenty (20) consecutive Trading Days ending on the last Trading Day immediately preceding the date of this Agreement.

“Initial Summit Price” shall mean the Average VWAP of the Summit Common Stock over the twenty (20) consecutive Trading Days ending on the last Trading Day immediately preceding the date of this Agreement.

“Summit Ratio” shall mean the number obtained by dividing the Final Summit Price by the Initial Summit Price.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“VWAP” means, on any Trading Day, the volume weighted average price per share of Summit Common Stock.

(k) By PSB, if both of the following conditions are satisfied:

(i) the Summit Ratio is less than 0.85, and

(ii) the difference between: (A) the Index Ratio less (B) the Summit Ratio is greater than 0.15, subject, however, to the terms hereof. PSB may elect to terminate this Agreement under this Section 8.1(k) but only within two (2) calendar days after the Determination Date. If PSB elects to exercise its termination right pursuant to this Section 8.1(k), it shall give written notice to Summit (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period). During the two-day period commencing with its receipt of such notice, Summit shall have the option to increase the merger consideration to be received by the holders of the PSB Common Stock hereunder, by either: (a) increasing the Exchange Ratio (calculated to the nearest one ten-thousandth); or (b) provided that it does not and will not prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, paying, as part of the Merger Consideration, to each recipient of Merger Consideration, a cash payment (in addition to, and not in lieu of, issuing shares of Summit Common Stock to them) (the “Additional Cash Payment Per Share”); in either case so that the value of the Merger Consideration (calculated based on the Final Summit Price and including any Additional Cash Payment Per Share) to be received by each recipient thereof equals the lesser of: (x) the product of the Initial Summit Price, 0.85 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.1(k); and (y) an amount equal to (1) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.1(k)), and the Final Summit Price, divided by (2) the Summit Ratio. If Summit so elects within such two (2) day period, it shall give prompt written notice to PSB of such election and the revised Exchange Ratio or the Additional Cash Payment Per Share, as applicable, whereupon no termination shall have occurred pursuant to this Section 8.1(k) and this Agreement shall remain in effect in accordance with its terms; provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this section, if applicable, and any references in this Agreement to the Merger Consideration shall thereafter include the Additional Cash Payment Per Share as set forth in this section, if applicable.

Section 8.2. Effect of Termination.

(a) In the event of termination of this Agreement by either PSB or Summit as provided in Section 8.1, this Agreement shall, to the fullest extent permitted by Applicable Legal Requirements, forthwith become void and of no effect and there shall be no liability or obligation on the part of PSB or Summit or their respective officers or directors, except with respect to Section 3.35, Section 4.14, Section 6.9, this Section 8.2 and Article IX, which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its own fraud or willful and material breach of this Agreement.

(b) PSB shall pay Summit, by wire transfer of immediately available funds the sum of $2,200,000 (the “Termination Fee”) if this Agreement is terminated (i) by Summit pursuant to Section 8.1(j) or (ii) by PSB pursuant to Section 8.1(i), within one (1) Business Day of such termination.

Section 8.3. Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, but, after any such approval, no amendment shall be made that by law requires further approval by shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.4. Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any breaches in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Definitions. Except as otherwise provided herein, the terms set forth in this Agreement shall have the meanings given to such terms in the applicable sections of this Agreement and the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving PSB or any of its Subsidiaries or any proposal or offer to acquire equity interests representing 15.0% or more of the voting power of, or at least 10.0% of the assets or deposits of, PSB or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Applicable Legal Requirements” means any federal, state, foreign or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, common law standards, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.

“Business Day” means any day, other than Saturday, Sunday or a federal or state holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

“Constituent Corporations” means each of Merger Sub and PSB.

“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

“IRS” means the United States Internal Revenue Service.

“knowledge” means, with respect to PSB, the actual knowledge of Melissa Quirk, Lauren Kimlel, John Scaldara and Billie Jo Newman, and with respect to Summit, the actual knowledge of the executive officers of Summit, or any of its Subsidiaries, as and if applicable, with respect to a particular matter.

“Loans” means loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person or its Subsidiaries pursuant to applicable regulatory or accounting principles, including GAAP.

“material” means, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect that is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement.

“Material Adverse Effect” means, with respect to any Party, any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate: (i) has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Party and its Subsidiaries, taken as a whole; or (ii) prevents or would materially impact the ability of such Person to perform its obligations hereunder or under the Bank Merger Agreement on a timely basis, or on the ability of such Party to consummate the Merger or the Bank Merger as contemplated hereby; and, for the avoidance of doubt, the occurrence of any of following will be deemed to be a Material Adverse Effect with respect to PSB, (x) the value of the loan portfolio of Provident State Bank as of the last day of the calendar month immediately prior to the Closing Date, determined by averaging the daily loan balance for each day of the trailing calendar month ending on such date (excluding any reductions arising out of prepayments made with respect to any loan participations between Provident State Bank and Summit Community Bank), has decreased by 25% or greater from the value of the loan portfolio of Provident State Bank as of November 30, 2022, determined by averaging the daily loan balance for each day of the trailing calendar month ending on such date; (y) the value of the total deposits of Provident State Bank (excluding any deposits of customers that are Governmental Entities and any “brokered” deposits (as such term is defined in 12 CFR 3376(a)(2)) as of the last day of the calendar month immediately prior to the Closing Date, determined by averaging the daily deposit balance for each day of the trailing calendar month ending on such date, has decreased by ten (10%) or more from the value of the total deposits of Provident State Bank (excluding any deposits of customers that are Governmental Entities and any “brokered” deposits (as such term is defined in 12 CFR 3376(a)(2)) as of November 30, 2022, determined by averaging the daily deposit balance for each day of the trailing calendar month ended on such date; and (z) the value of the total non-interest bearing deposits of Provident State Bank (excluding any non-interest bearing deposits of customers that are Governmental Entities and any “brokered” deposits (as such term is defined in 12 CFR 3376(a)(2)) as of the last day of the calendar month immediately prior to the Closing Date, determined by averaging the daily non-interest bearing deposit balance for each day of the trailing calendar month ending on such date, has decreased by fifteen (15%) or more from the value of the total non-interest bearing deposits of Provident State Bank (excluding any non-interest bearing deposits of customers that are Governmental Entities and any “brokered” deposits (as such term is defined in 12 CFR 3376(a)(2)) as of November 30, 2022, determined by averaging the daily non-interest bearing deposit balance for each day of the trailing calendar month ended on such date; provided, however, that solely for purposes of the foregoing clause (i) of this definition of “Material Adverse Effect” none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect”: any change or event occurring after the date of this Agreement that is caused by or results from (a) changes in prevailing interest rates, currency exchange rates, credit or United States capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, (b) changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated chartered banks operating in Maryland or West Virginia, (c) changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Party relative to similarly situated chartered banks operating in Maryland or West Virginia, (d) changes in GAAP or RAP applicable to banks and their holding companies generally, (e) actions or omissions of Summit or PSB required by the terms of this Agreement taken with the prior written consent of the other or required hereunder, (f) any outbreak of major hostilities in which the United States is involved or any act of terrorism or civil insurrection within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated Maryland or West Virginia domiciled banks, (g) the announcement of this Agreement, the Bank Merger Agreement, the Merger, the Bank Merger and the other transactions contemplated by this Agreement or the Bank Merger Agreement, including any shareholder litigation relating to the Merger and the other transactions contemplated by this Agreement, (h) a decline in the price of the Summit Common Stock on Nasdaq (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a) - (g) of this definition), or (i) any failure by the Person to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i) - (ii) of this definition).

“Nasdaq” means the Nasdaq Global Select Market or The Nasdaq Stock Market, Inc., as applicable.

“Permitted Liens” with respect to any Person, means (a) liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Persons in accordance with GAAP and RAP; (b) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with GAAP and RAP, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (c) any recorded lien (other than for funded indebtedness) relating to any leased premises that shall not have a Material Adverse Effect on such Person and which does not materially impair the use of such property or the merchantability or the value of such property or interest therein; (d) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (e) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (f) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (g) liens on assets of Subsidiaries of such Person that are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (h) pledges of securities to secure fed funds borrowings from other banks.

“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.

“Properties” includes all real property owned or leased, including, but not limited to, properties that have been foreclosed on as well as their respective premises and all improvements and fixtures thereon.

“PSB Acquisition Agreement” means a definitive agreement providing for an alternative transaction with respect to PSB pursuant to Section 6.2 of the Agreement other than the Transactions contemplated hereunder with Summit.

“PSB Charter” means the Articles of Incorporation of PSB as on file with the Maryland State Department of Assessments and Taxation.

“PSB Insiders” means the executive officers and directors of PSB and Provident State Bank.

“Requisite Regulatory Approvals” means all regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger and the expiration or termination of all applicable waiting periods.

“SEC” means the United States Securities and Exchange Commission.

“Section 16 Information” means information accurate in all material respects regarding the PSB Insiders, the number of shares of PSB Common Stock held by each such PSB Insider and the number and description of the PSB Stock Options held by each such PSB Insider.

“Subsidiary” means, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (a) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Summit Charter” means the Articles of Incorporation of Summit as on file with the Secretary of State of the State of West Virginia.

“Superior Proposal” means a written Acquisition Proposal that the PSB Board (or any committee thereof) concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger (a) after consulting with its financial advisors (who shall be a nationally recognized investment banking firm), (b) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (c) after taking into account all legal (following consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20% or more” and “at least 20.0%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

“Voting Debt” means all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote.

Section 9.2. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, by electronic mail or by facsimile upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a) if to Summit, to:

Summit Financial Group, Inc.

300 N Main Street

Moorefield, West Virginia 26836

Attention:      H. Charles Maddy, III

                      President and Chief Executive Officer

Facsimile:     (304) 530-6861

E-Mail:          cmaddy@summitfgi.com

with a copy (which shall not constitute notice) to:

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

Attention:      Sandra M. Murphy

Facsimile:     (304) 343-3058

E-Mail:          smurphy@bowlesrice.com

and

(b) if to PSB, to:

PSB Holding Corp.

312 Main Street

Preston, Maryland 21655

Attention:    Melissa A. Quirk

                    President and Chief Executive Officer

E-Mail:        mquirk@PSBinc.net

with a copy (which shall not constitute notice) to:

Holland and Knight LLP

800 17th Street N.W. Suite 1100

Washington, D.C. 20006

Attention:    Kevin M. Houlihan

Facsimile:    (202) 955-5564

E-Mail:        kevin.houlihan@hklaw.com

Section 9.4. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available or access has been provided to a virtual data room containing such information. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to “shareholder” or “shareholders,” such terms shall be interchangeable with “stockholder” or “stockholders” as it relates to Summit and PSB or is applicable under West Virginia law. Each Party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith. Accordingly, any Applicable Legal Requirement that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.

Section 9.5. Counterparts. This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 9.6. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits and Schedules to this Agreement, the Confidentiality Agreement and the Bank Merger Agreement) constitutes the entire agreement of the Parties and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been relied upon or made by any of the Parties. Except as provided in Section 6.10, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any breaches in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of PSB, Summit or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, (ii) alter or limit the ability of PSB, Summit, the Surviving Entity or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with PSB, Summit or the Surviving Entity or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of PSB, Summit or the Surviving Entity or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like. The disclosure in any correspondingly identified subsection of the Schedules delivered by PSB or Summit, as applicable, shall qualify (i) the corresponding subsection of this Agreement and (ii) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections or subsections. The Summit SEC Documents shall qualify the representations and warranties in Article IV only to the extent it is reasonably apparent from a reading of such disclosure that it qualifies or applies to such representation or warranty. The inclusion of any information in the Summit SEC Documents, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, constitutes or has resulted in or would reasonably be expected to result in a Material Adverse Effect or is outside the ordinary course of business.

Section 9.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall, to the fullest extent permitted by Applicable Legal Requirements, be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.9. Governing Law; Submission to Jurisdiction.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of West Virginia, without reference to the conflict of laws principles thereof.

(b) Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of West Virginia, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in any federal or state court located in the State of West Virginia, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other Party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any such action, suit or proceeding, including any appeal thereof.

(c) Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 9.3 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with Section 9.9(b), provided that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable law.

Section 9.10. Enforcement. The Parties agree that irreparable injury, for which damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 9.9, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY

AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

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IN WITNESS WHEREOF, Summit and PSB have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

SUMMIT FINANCIAL GROUP, INC.

By:	/s/ H. Charles Maddy, III
H. Charles Maddy, III
President and Chief Executive Officer

PSB HOLDING CORP.

By:	/s/ Melissa A. Quirk
Melissa A. Quirk
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

BANK AGREEMENT AND PLAN OF MERGER

THIS BANK AGREEMENT AND PLAN OF MERGER (this “Bank Merger Agreement”), is made as of December 9, 2022 between Summit Community Bank, Inc. a West Virginia banking corporation (“Summit Community Bank”), and Provident State Bank, Inc., a Maryland banking corporation (“Provident State Bank”).

W I T N E S S E T H:

WHEREAS, Summit Financial Group, Inc. (“Summit”), a West Virginia corporation, registered bank holding company, and sole shareholder of Summit Community Bank, and PSB Holding Corp. (“PSB”), a Maryland corporation, registered banking holding company, and sole shareholder of Provident State Bank, have entered into that certain Agreement and Plan of Merger, dated December 9, 2022 (the “Agreement”), providing for the merger of PSB with and into Summit (the “Merger”), with Summit as the surviving entity in the Merger;

WHEREAS, immediately following the Merger and as part of the same overall transaction, Provident State Bank will be merged with and into Summit Community Bank, with Summit Community Bank surviving (the “Bank Merger”);

WHEREAS, Summit Community Bank is a West Virginia banking corporation duly organized and existing under the laws of the State of West Virginia, having its main office in Moorefield, West Virginia, with authorized capital stock consisting of 20,000,000 shares of common stock, par value $1.00 per share (the “Summit Community Bank Stock”), 12,825,000 of which are issued and outstanding;

WHEREAS, Provident State Bank is a Maryland banking corporation, duly organized and existing under the laws of the State of Maryland, having its main office in Preston, Maryland, with authorized capital stock consisting of 500,000 shares of common stock, par value $10.00 per share (the “Provident State Bank Stock”), all of which are issued and outstanding;

WHEREAS, a majority of the Boards of Directors of each of Summit Community Bank and Provident State Bank, in accordance with the provisions of Article 4, Chapter 31A of the State Banking Code of West Virginia (the “WV State Banking Code”), Section 31D-11-1104 of the West Virginia Business Corporations Act (the “WVBCA”), Title 3, Subtitle 7, Part I of the Financial Institutions Article of the Maryland Code (the “MFIC”) and Section 3-105 of the Maryland General Corporation Law (the “MGCL”) have approved this Bank Merger Agreement pursuant to which the Bank Merger will occur and have authorized the execution hereof; and

WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate is to be taken by Summit Community Bank and Provident State Bank in order to consummate the Bank Merger.

NOW, THEREFORE, in consideration of the foregoing premises, Summit Community Bank and Provident State Bank hereby agree that Provident State Bank is to be merged with and into Summit Community Bank on the following terms and conditions:

1. Merger of Provident State Bank and Summit Community Bank. At the Effective Time (as defined in Section 12 of this Bank Merger Agreement), Provident State Bank will be merged with and into Summit Community Bank pursuant to Sections 31D-11-1102 and 31D-11-1104 of the WVBCA and Title 3 of the MGCL.

2. Effects of the Bank Merger. The Bank Merger will have the effects set forth in Section 31D-11-1107 of the WVBCA and Section 3-114 of the MGCL. At the Effective Time, Summit Community Bank will continue as the bank resulting from the Bank Merger (the “Resulting Bank”), and the separate corporate existence of

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Provident State Bank will cease. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of Provident State Bank and Summit Community Bank will be allocated to and vested in the Resulting Bank without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of Provident State Bank and Summit Community Bank will be allocated to the Resulting Bank, and the Resulting Bank will be the primary obligor therefor and no other party to the Bank Merger will be liable therefor. At the Effective Time, a proceeding pending by or against either Provident State Bank or Summit Community Bank may be continued as if the Bank Merger did not occur, or the Resulting Bank may be substituted in the proceedings. The name of the Resulting Bank will be “Summit Community Bank, Inc.” The existing main office and principal place of business of Summit Community Bank located at 310 North Main Street, Moorefield, West Virginia 26836, will be the main office of the Resulting Bank following the Bank Merger, the branches of Summit Community Bank existing immediately before the Bank Merger will remain branches of the Resulting Bank after completion of the Bank Merger, and the existing main office and all branches of Provident State Bank will become branch offices of the Resulting Bank after completion of the Bank Merger.

3. Directors and Senior Executive Officers. The directors and executive officers of Summit Community Bank at the Effective Time shall be the directors and executive officers of the Resulting Bank at the Effective Time and each of such persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Resulting Bank or as otherwise provided by law.

4. Articles of Incorporation and Bylaws. The Articles of Incorporation of Summit Community Bank will continue in effect as the Articles of Incorporation of the Resulting Bank until the same will be amended and changed as provided by law. The Bylaws of Summit Community Bank will continue in effect as the Bylaws of the Resulting Bank until the same have been amended and changed as provided by law.

5. Conversion of Provident State Bank Stock and Summit Community Bank Stock. At the Effective Time, all outstanding shares of Summit Community Bank Stock outstanding at the Effective Time shall remain outstanding after the Effective Time without any change therein. At the Effective Time, each share of Provident State Bank Stock issued and outstanding prior to the Bank Merger, shall by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and returned, and no cash, new shares of common stock or other property will be delivered in exchange therefor.

6. Stock Transfer Books. The stock transfer books of Provident State Bank will be closed as of the close of business at the Effective Time, and no transfer of record of any of the shares of Provident State Bank Stock will take place thereafter.

7. Shareholder Approval. This Bank Merger Agreement will be submitted for approval to the sole shareholder of Provident State Bank and to the sole shareholder of Summit Community Bank by written consent. Upon approval by the sole shareholder of Provident State Bank and the sole shareholder of Summit Community Bank, this Bank Merger Agreement will be made effective as soon as practicable thereafter in the manner provided in Section 12 hereof.

8. Approval by Maryland Commissioner of Financial Regulation. This Bank Merger Agreement is subject to approval by the Maryland Commissioner of Financial Regulation.

9. Conditions to Consummation of the Bank Merger. All obligations of the parties under this Bank Merger Agreement are subject to the receipt of all necessary regulatory approvals before the Effective Time and the consummation of the transactions contemplated by the Agreement.

10. Termination. This Bank Merger Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after action thereon by the sole shareholder of Provident State Bank and the

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sole shareholder of Summit Community Bank, only by the mutual agreement of Provident State Bank and Summit Community Bank.

11. Waiver, Amendment and Modification. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time, whether before or after action thereon by the sole shareholder of Provident State Bank or the sole shareholder of Summit Community Bank, by the party that is entitled to the benefits thereof. This Bank Merger Agreement may be modified or amended at any time, whether before or after action thereon by the sole shareholder of Provident State Bank and the sole shareholder of Summit Community Bank, by action of both Provident State Bank and Summit Community Bank. Any waiver, modification or amendment of this Bank Merger Agreement must be in writing.

12. Effective Time. Subject to the terms and conditions specified in this Bank Merger Agreement and upon satisfaction of all requirements of law, the Bank Merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of the State of West Virginia relating to the Bank Merger, such time being herein called the “Effective Time.”

13. Multiple Counterparts. For the convenience of the parties hereto, this Bank Merger Agreement may be executed in multiple counterparts, each of which is to be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart bears the execution of each of the parties hereto, is deemed to be, and is to be construed as, one and the same Bank Merger Agreement. A telecopy or facsimile transmission of a signed counterpart of this Bank Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

14. Governing Law and Venue. THIS BANK MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF WEST VIRGINIA, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Furthermore, each of the parties hereto (a) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of West Virginia, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (b) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in any federal or state court located in the State of West Virginia, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (d) agrees not to bring any action, suit or proceeding against the other party hereto or its affiliates arising out of or relating to this Bank Merger Agreement, any of the transactions contemplated by this Bank Merger Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (e) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the parties hereto agrees to waive any bond, surety or other security that might be required of any other party with respect to any such action, suit or proceeding, including any appeal thereof.

15. Further Assurances. Each party hereto agrees from time to time, as and when requested by the other party hereto, or by its successors or assigns, to execute and deliver, or cause to be executed and delivered, all such deeds and instruments and to take or cause to be taken such further or other acts, either before or after the Effective Time, as may be deemed necessary or desirable in order to vest in and confirm to the Resulting Bank title to and possession of any assets of Provident State Bank or Summit Community Bank acquired or to be acquired by reason of or as a result of the Bank Merger and otherwise to carry out the intent and purposes hereof, and the officers and directors of the parties hereto are fully authorized in the name of their respective corporate names to take any and all such actions.

16. Assignment. This Bank Merger Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns, but no party to this Bank Merger Agreement may assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 16 is void and of no effect.

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17. Severability. If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then: (a) such provision is fully severable and this Bank Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and are not to be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (c) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

18. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Bank Merger Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

19. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of any provision of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender includes the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate.

20. Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Bank Merger Agreement and all exhibits referred to herein are exhibits attached to this Bank Merger Agreement. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth herein verbatim.

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IN WITNESS WHEREOF, Summit Community Bank and Provident State Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first written above.

SUMMIT COMMUNITY BANK, INC.

By:
H. Charles Maddy, III
Chief Executive Officer

PROVIDENT STATE BANK, INC.

By:
Melissa A. Quirk
President and Chief Executive Officer

[Signature Page to Bank Agreement and Plan of Merger]

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Exhibit B

FORM OF DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 9, 2022, by and between Summit Financial Group, Inc., a West Virginia corporation (“Summit”), and [●], an individual resident of the State of Maryland (“Director”).

RECITALS

WHEREAS, Summit and PSB Holding Corp. (“PSB”) have entered into an Agreement and Plan of Merger, dated as of December 9, 2022 (the “Merger Agreement”) (terms used herein with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement).

WHEREAS, Director, as a director and shareholder of PSB, has had access to certain Confidential Information (as defined below) regarding PSB and PSB Subsidiary (as defined below), which Confidential Information constitutes a substantial asset to be acquired by Summit.

WHEREAS, Director recognizes that Summit’s willingness to enter into the Merger Agreement is dependent on Director entering into this Agreement and, therefore, this Agreement is incident thereto.

WHEREAS, in connection with consummation of the transactions contemplated by the Merger Agreement, and as a condition precedent to the obligations of Summit under the Merger Agreement, Summit and Director have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration for receipt of such Confidential Information in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Summit and Director agree as follows:

AGREEMENT

Section 1. Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of PSB and any subsidiary of PSB (“PSB Subsidiary”) or Summit and any subsidiary of Summit (“Summit Subsidiary”), and their respective customer, client, vendor and employee relationships.

Section 2. Director Covenants.

(a) Director acknowledges that he or she has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of PSB or any PSB Subsidiary, PSB’s and any PSB Subsidiary’s current and prospective services, PSB’s and any PSB Subsidiary’s business projections and market studies, PSB’s and any PSB Subsidiary’s business plans and strategies, and PSB’s and any PSB Subsidiary’s studies and information concerning special services unique to PSB and any PSB Subsidiary, respectively. Director further acknowledges that he or she has received similar confidential information from Summit regarding Summit and the Summit Subsidiaries as a result of the negotiations resulting in the Merger Agreement and will continue to receive such information through the consummation of the Merger. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of Summit or any subsidiary of Summit, Director agrees that for a period of 18 months after the Closing Date, Director will

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not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

(i) solicit the business of any person or entity who is a customer of PSB, any PSB Subsidiary, Summit or any Summit Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other depository and lending institution (which term includes, for avoidance of doubt, credit unions);

(ii) (A) acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with, any insured depository institution that has a location within a 25-mile radius of any location of PSB, any PSB Subsidiary, Summit or any Summit Subsidiary as of the date of this Agreement (the “Noncompete Area”) (but Director may (1) retain any existing ownership interest in any insured depository institution, (2) acquire an ownership interest in any depository institution, so long as that ownership interest does not exceed 3% of the total number of shares outstanding of that depository institution, and (3) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions),

(B) serve as an officer, director or employee of, or an agent or consultant with respect to the provision of banking services for, any insured depository institution that has a location within the Noncompete Area, or

(C) establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

(iii) recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of PSB, any PSB Subsidiary, Summit or any Summit Subsidiary; provided that Director shall not be prohibited from recruiting, hiring, assisting others in recruiting or hiring, discussing employment with, or referring others concerning employment, any such employee if (i) such employee’s employment is terminated by PSB, any PSB Subsidiary, Summit, any Summit Subsidiary or any of their respective affiliates or successors, or (ii) such employee responds to a general solicitation not targeted to employees of PSB, any PSB Subsidiary, Summit or any Summit Subsidiary or any of their respective affiliates or successors. Nothing in this Section 2(a)(iii) applies to employment other than in the financial services business.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b) If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c) Director agrees that (i) this Agreement is entered into in connection with the sale to Summit of the goodwill of the business of PSB, (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure Summit acquires the goodwill of PSB and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

(d) Director agrees that he or she will not make any unauthorized disclosure, directly or indirectly, of any Confidential Information of PSB, PSB Subsidiaries, Summit or Summit Subsidiaries (collectively, the “Disclosing Parties”) to third parties, or make any use thereof, directly or indirectly, other than in connection with the Merger or except as otherwise authorized. Director also agrees that he or she shall deliver promptly to Summit or PSB at any time at its reasonable request, without retaining any copies, all documents and other material in Director’s possession at that time relating, directly or indirectly, to any Confidential Information or

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other information of the Disclosing Parties, or Confidential Information or other information regarding third parties learned in such person’s position as a director, officer, employee or shareholder of PSB or PSB Subsidiaries, as applicable.

For purposes of this Agreement, “Confidential Information” means and includes each of the Disclosing Party’s confidential and/or proprietary information and/or trade secrets, including those of their respective subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes; procurement procedures, pricing and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models and the output from the same; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information, including compensation and bonuses; payments or rates paid to consultants or other service providers; other such confidential or proprietary information; and notes, analysis, compilations, studies, summaries and other material prepared by or for any Disclosing Party or any of their respective subsidiaries containing or based, in whole or in part, on any information included in any of the foregoing.

The term “Confidential Information” does not include any information that: (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach by Director of this Agreement or any other agreement between Director and a Disclosing Party; (ii) was available to Director, prior to disclosure by such Disclosing Party, as applicable, on a non-confidential basis from a source other than the Disclosing Party and is not known by Director, after reasonable investigation, to be subject to any fiduciary, contractual or legal obligations of confidentiality; or (iii) was independently acquired or developed by Director without violating any obligations of this Agreement or any other agreement between Director and a Disclosing Party.

Director acknowledges that respective businesses of the Disclosing Parties are highly competitive, that this Confidential Information constitutes valuable, special and unique assets to be acquired by Summit in the Merger and constitutes existing valuable, special and unique assets held by the Disclosing Parties pre-Merger, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Summit.

Section 3. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable or inapplicable to any competitive activity that Director intends to engage in, Director will first notify Summit in writing and meet with a Summit representative and a neutral mediator (if Summit elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least 14 days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction.

Section 4. Termination. This Agreement and all obligations hereunder will terminate on the earlier of: (a) the date the Merger Agreement is terminated pursuant to Section 8.1 of the Merger Agreement; or (b) the date that is 18 months after the Closing Date.

Section 5. Injunctive Relief. Summit and Director hereby acknowledge and agree that Summit and PSB will be irreparably damaged if this Agreement is not specifically enforced. Accordingly, Summit and PSB are entitled to injunctive relief restraining any violation of this Agreement by Director (without any bond or other security

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being required), or any other appropriate decree of specific performance. Such remedies are not to be exclusive and are in addition to any other remedy that Summit or PSB may have at law or in equity.

Section 6. Assignability. Director may not assign his or her obligations under this Agreement without the prior written consent of Summit.

Section 7. Parties Bound. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

Section 8. Applicable Law. This Agreement is to be construed under and according to the laws of the State of West Virginia. Venue for any cause of action arising from this Agreement will be in Berkeley County, West Virginia.

Section 9. Legal Construction. If any of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, that provision is to be fully severable, such invalidity, illegality or unenforceability is not to affect any other provision hereof, and this Agreement is to be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement are to remain in full force and effect. Furthermore, in lieu of that illegal, invalid or unenforceable provision, there is to be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 10. Notice. Any and all notices, requests, instructions and other communications to be given under this Agreement may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by electronic mail or facsimile transmission, at the respective addresses or transmission numbers set forth below and will be effective (a) in the case of personal delivery, electronic mail or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to the other, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO DIRECTOR:

[●]

IF TO SUMMIT:

Summit Financial Group, Inc.

300 North Main Street

Moorefield, West Virginia 26836

Attention:	H. Charles Maddy, III
President and Chief Executive Officer
Facsimile:	(304) 530-6861

Section 11. No Delay, Waiver, Etc. No delay on the part of the parties hereto in exercising any power or right hereunder is to operate as a waiver thereof; nor is any single or partial exercise of any power or right hereunder to preclude other or further exercise thereof or the exercise of any other power or right.

Section 12. Modification. No amendment of this Agreement is effective unless contained in a written instrument signed by the parties hereto.

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Section 13. Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR:

[●]

[Signature page to Support Agreement]

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SUMMIT FINANCIAL GROUP, INC.

By:
H. Charles Maddy, III
President and Chief Executive Officer

[Signature page to Support Agreement]

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Exhibit C

FORM OF VOTING AGREEMENT

This DIRECTOR VOTING AGREEMENT (this “Agreement”), dated as of December 9, 2022, is executed by and among Summit Financial Group, Inc., a West Virginia corporation (“Summit”), PSB Holding Corp., a Maryland corporation (“PSB”), and the undersigned shareholder of PSB (“Shareholder”).

RECITALS

WHEREAS, Summit and PSB have entered into an Agreement and Plan of Merger, dated as of December 9, 2022 (the “Merger Agreement”) (terms used herein with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement);

WHEREAS, the Merger Agreement requires that PSB deliver this Agreement to Summit;

WHEREAS, as a condition and inducement to Summit’s willingness to enter into the Merger Agreement, Shareholder has agreed to vote Shareholder’s shares of PSB Common Stock in favor of approval of the Merger Agreement and the transactions contemplated thereby; and

WHEREAS, Summit is relying on this Agreement in incurring expenses in reviewing PSB’s business, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PSB, Summit, and Shareholders, promise, covenant and agree with each other as follows:

AGREEMENT

1. Shareholder hereby represents and warrants to Summit that:

(a) Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of PSB Common Stock set forth below Shareholder’s name on Shareholder’s signature page to this Agreement (the “Shares”) free and clear of all liens or encumbrances;

(b) except pursuant to this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares;

(c) Shareholder does not beneficially own any PSB Common Stock other than (i) the Shares, (ii) any options, warrants or other rights to acquire any additional shares of PSB Common Stock or any security exercisable for or convertible into shares of PSB Common Stock set forth on the signature page of this Agreement or (iii) as set forth on Shareholder’s signature page; and

(d) Shareholder has had an opportunity to obtain the advice of legal counsel prior to executing this Agreement.

2. Shareholder hereby agrees during the term of this Agreement to vote the Shares, and any additional shares of PSB Common Stock or other voting securities of PSB acquired by Shareholder after the date hereof, (a) in favor of the approval of the Merger Agreement and the transactions contemplated thereby at the PSB Shareholder

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Meeting called for the purpose of obtaining the Required PSB Vote, and (b) against approval of any Acquisition Proposal or any other proposal made in opposition to or in competition with this Agreement or the Merger Agreement (such Acquisition Proposal or other proposal, an “Opposing Proposal”) presented at the PSB Shareholder Meeting or any other meeting of shareholders held prior or subsequent to the PSB Shareholder Meeting or for which PSB otherwise seeks the approval of PSB’s shareholders.

3. Shareholder shall not invite or seek any Opposing Proposal, support (or publicly suggest that anyone else should support) any Opposing Proposal that may be made, or ask the PSB Board to consider, support or seek any Opposing Proposal or otherwise take any action designed to make any Opposing Proposal more likely. Shareholder shall not meet or otherwise communicate with any Person that makes or is considering making an Opposing Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Opposing Proposal. Shareholder shall promptly advise PSB of each contact Shareholder or any of Shareholder’s representatives may receive from any Person relating to any Opposing Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Opposing Proposal and shall provide PSB with all information that is reasonably requested by Summit and is reasonably available to Shareholder regarding any such Opposing Proposal or possible Opposing Proposal, unless Shareholder knows PSB has provided Summit with such information, and PSB shall in turn provide any such information to Summit. Notwithstanding the foregoing, Shareholder may participate in discussions and negotiations with any Person making an Opposing Proposal with respect to such Opposing Proposal if: (i) PSB is engaging in discussions or negotiations with such Person in accordance with Section 6.2 of the Merger Agreement; and (ii) Shareholder’s negotiations and discussions are in conjunction with and ancillary to PSB’s discussions and negotiations. Shareholder shall not make any claim or join in any litigation alleging that the PSB Board is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal.

4. While this Agreement is in effect, Shareholder shall not, directly or indirectly, (a) sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose (any such transaction, a “Transfer”) of any or all Shares or any shares of PSB Common Stock subsequently acquired, (b) grant any proxy or interest in or with respect to any Shares or (c) deposit any Shares of PSB Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any Shares of PSB Common Stock or grant any proxy with respect thereto, other than to other members of the PSB Board for the purpose of voting to approve the Merger Agreement and the transactions contemplated thereby. This Section 4 shall not prohibit (w) Transfers to any member of Shareholder’s family, subject to the transferee’s agreeing in writing to be bound by the terms of this Agreement, (x) Transfers for estate and tax planning purposes, including Transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement and the delivery of such agreement to Summit, (y) Transfers to any other shareholder of PSB who has executed a copy of this Agreement on the date hereof, and (z) such Transfers as Summit may otherwise permit in its sole discretion in writing. Any attempted Transfer of Shares or any shares of PSB Common Stock subsequently acquired or any interest therein in violation of this Section 4 shall be null and void.

5. Shareholder acknowledges that Summit is relying on this Agreement in reviewing the business of PSB and its Subsidiaries, including without limitation, Provident State Bank, Inc. (the “Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger. PSB and Shareholder acknowledge that the performance of this Agreement is intended to benefit Summit and PSB.

6. This Agreement shall continue in effect until the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) the consummation of the Merger.

7. Nothing in this Agreement shall (a) be deemed to restrict Shareholder from taking any action on behalf of PSB in the capacity of a director or officer of PSB (if applicable) that Shareholder believes is necessary to fulfill Shareholder’s duties and obligations as a director or officer (if applicable), and no such action shall be deemed a

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breach of this Agreement, or (b) be construed to prohibit, limit, or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to PSB or its shareholders. Shareholder is executing this Agreement solely in his or her capacity as a shareholder of PSB.

8. Shareholder has the legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights (whether enforce in law or in equity). If Shareholder is married and his or her Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

9. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of Summit, PSB and Shareholder.

10. For the convenience of the parties hereto, this Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which shall constitute one and the same instrument. An email or electronic scan in “.pdf” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

11. This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein. In the event of a conflict between the terms of this Agreement and the terms of the Merger Agreement, the terms of the Merger Agreement shall control.

12. Any and all notices, requests, instructions and other communications to be given under this Agreement may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by electronic mail or facsimile transmission, at the respective addresses or transmission numbers set forth below and will be effective: (a) in the case of personal delivery, electronic mail or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to the other, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Summit:

Summit Financial Group, Inc.

300 N Main Street

Moorefield, West Virginia 26836

Attention:     H. Charles Maddy, III

     President and Chief Executive Officer

Facsimile:     (304) 530-6861

E-Mail:         cmaddy@summitfgi.com

With a copy (which shall not constitute notice) to:

Bowles Rice LLP

600 Quarrier Street

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Charleston, West Virginia 25301

Attention: Sandra M. Murphy

Email: smurphy@bowlesrice.com

If to PSB:

PSB Holding Corp.

312 Main Street

Preston, Maryland 21655

Attention: Melissa A. Quirk

President and Chief Executive Officer

E-Mail: mquirk@psbinc.net

With a copy (which shall not constitute notice to):

Holland and Knight LLP

800 17th Street N.W. Suite 1100

Washington, D.C. 20006

Attention:     Kevin M. Houlihan

Facsimile:     (202) 955-5564

E-Mail:         kevin.houlihan@hklaw.com

If to Shareholder: At the address set forth on Shareholder’s signature page to this Agreement.

13. From time to time, at Summit’s request and without further consideration, Shareholder shall execute and deliver such additional documents reasonably requested by Summit as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

14. Shareholder recognizes and acknowledges that a breach by Shareholder of any covenants or agreements contained in this Agreement will cause Summit to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Summit shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.

15. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF WEST VIRGINIA WITHOUT REGARD FOR CONFLICT OF LAWS PRINCIPLES THEREOF. ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURTS OF THE STATE OF WEST VIRGINIA, COUNTY OF HARDY, AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING.

16. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE

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FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party hereto may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 17 shall be null and void. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such invalid or unenforceable provision as may be possible and still be valid and enforceable, and the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[Signature pages follow this page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUMMIT FINANCIAL GROUP, INC.

By:
H. Charles Maddy, III
President and Chief Executive Officer

PSB HOLDING CORP.

By:
Melissa A. Quirk
President and Chief Executive Officer

[Signature Page to Voting Agreement]

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SHAREHOLDER

Signature:

Print Name:

Number of PSB Common Stock Shares:

Number of Options:

Address:

[Signature Page to Voting Agreement]

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Appendix B

December 9, 2022

Board of Directors

PSB Holding Corp.

312 Main Street

PO Box 219

Preston, MD 21655

Ladies and Gentlemen:

PSB Holding Corp. (“PSB”) and Summit Financial Group, Inc. (“Summit”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which, at the Effective Time, PSB shall merge with and into Summit with Summit as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of PSB Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of PSB Common Stock as specified in the Agreement, shall be converted into the right to receive 1.2347 (the “Exchange Ratio”) shares of Summit Common Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of PSB Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 8, 2022; (ii) certain publicly available financial statements and other historical financial information of PSB and its banking subsidiary, Provident State Bank, Inc., that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Summit and its banking subsidiary, Summit Community Bank, Inc., that we deemed relevant; (iv) certain internal financial projections for PSB for the years ending December 31, 2022 and December 31, 2023 with a long-term annual growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for PSB for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of PSB; (v) internal net income estimates for Summit for the years ending December 31, 2022 through December 31, 2026, as well as estimated dividends per share for Summit for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Summit; (vi) the pro forma financial impact of the Merger on Summit based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, certain adjustments for current expected credit losses (CECL) accounting standards and estimated net income for PSB for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Summit; (vii) the publicly reported historical price and trading activity for PSB Common Stock and Summit Common Stock, including a comparison of certain stock trading information for PSB Common Stock, Summit Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for PSB and Summit with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of PSB and its representatives the business, financial condition, results of operations and prospects of PSB and held similar discussions with certain members of the senior management of Summit and its representatives regarding the business, financial condition, results of operations and prospects of Summit.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by PSB, Summit or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of PSB and Summit that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PSB or Summit, nor were we furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of PSB or Summit. We did not make an independent evaluation of the adequacy of the allowance for loan losses of PSB or Summit, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to PSB or Summit. We have assumed, with your consent, that the respective allowances for loan losses for both PSB and Summit are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for PSB for the years ending December 31, 2022 and December 31, 2023 with a long-term annual growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for PSB for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of PSB. In addition, Piper Sandler used internal net income estimates for Summit for the years ending December 31, 2022 through December 31, 2026, as well as estimated dividends per share for Summit for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Summit. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, certain adjustments for CECL accounting standards and estimated net income for PSB for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Summit. With respect to the foregoing information, the respective senior managements of PSB and Summit confirmed to us that such information reflected the best currently available projections, estimates and judgements of senior management as to the future financial performance of PSB and Summit, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in PSB’s or Summit’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that PSB and Summit will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PSB, Summit, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that PSB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of PSB Common Stock or Summit Common Stock at any time or what the value of Summit Common Stock will be once it is actually received by the holders of PSB Common Stock.

We have acted as PSB’s financial advisor in connection with the Merger and will receive an advisory fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which fee will be credited in full towards the advisory fee which will become due and payable to Piper Sandler upon consummation of the Merger. PSB has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to PSB in the two years preceding the date hereof. As you are aware, Piper Sandler acted as placement agent in connection with Summit’s offer and sale of subordinated debt, which transaction occurred in November 2021 and for which Piper Sandler received compensation of approximately $1,500,000. Except for the foregoing, Piper Sandler did not provide any investment banking services to Summit in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to PSB and Summit and their respective affiliates. We may also actively trade the equity and debt securities of PSB and Summit for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of PSB in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of PSB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of PSB Common Stock and does not address the underlying business decision of PSB to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for PSB or the effect of any other transaction in which PSB might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any PSB officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement/Prospectus, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of PSB Common Stock from a financial point of view.

Very truly yours,

APPENDIX C

Title 3 Subtitle 2

Maryland General Corporation Law

§ 3-201. Definitions

In general

(a) In this subtitle the following words have the meanings indicated.

Affiliate

(b) “Affiliate” has the meaning stated in § 3-601 of this title.

Associate

(c) “Associate” has the meaning stated in § 3-601 of this title.

Beneficial owner

(d) “Beneficial owner”, when used with respect to any voting stock, means a person that:

(1) Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

(2) Individually or with any of its affiliates or associates, has:

(i) The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

(ii) Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

(3) Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

Executive officer

(e) “Executive officer” means a corporation’s president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

Successor

(f)(1) “Successor”, except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(2) “Successor”, when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

Voting stock

(g) “Voting stock” has the meaning stated in § 3-601 of this title.

§ 3-202. Fair value, right to from successors

In general

(a) Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation;

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title; or

(6) The corporation is converted in accordance with § 3-901 of this title.

Basis of fair value

(b)(1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, on the day notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

Demand of fair value

(c) Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, on the date notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of § 3-106 or § 3-106.1 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 19401 and the value placed on the stock in the transaction is its net asset value.

merger, consolidation, or share exchange of a Maryland corporation

(d) With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder’s stock if:

(1) In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

(i) Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

(ii) Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

(iii) Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

(2) The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

(i) The day the stockholders voted on the transaction objected to; or

(ii) With respect to a merger under § 3-106 or § 3-106.1 of this title, the effective date of the merger; and

(3) Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

Beneficial owners

(e) If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

§ 3-203. Duties of objecting stockholders

In general

(a) A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, within 30 days after notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2) May not vote in favor of the transaction; and

(3) Shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment:

(i) Within 20 days after the Department accepts the articles for record; or

(ii) Within 20 days after consummation of the transfer or transaction with respect to:

1. A transfer of assets in a manner requiring stockholder approval under § 3-105 of this title; or

2. A transaction that is governed by § 3-603(b) of this title or exempted by § 3-603(b) of this title, for which no articles are required to be filed with the Department.

Failure to comply with section

(b) A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand

A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Consent to demand withdrawal

A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of stockholder rights

In general

(a) The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

Entitlements after restoration of rights

(b) The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Successor’s duty, notice and offer

In general

(a)(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

Delivery of notice and offer

(b) The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal

In general

(a) Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

Consolidation of suits; joinder of objectors

(b)(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Submission of certificate for notation

In general

(a) At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

Transfer of stock bearing notation

(b) If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Report of appraisers

Court to appoint appraisers

(a) If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

Report of appraisers

(b) Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

Contents of report

(c) The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

Service of report; objection

(d)(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Court order upon appraisers report

Order of court

(a) The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

Procedure after order

(b)(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

Judgment includes interest

(c)(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

Costs of proceedings

(d)(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

Effect of judgment

(e) The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock to successor

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Rights of successor

In general

(a) A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

Successor in transfer of assets

(b) After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

Successor in consolidation or merger

(c) Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.